UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGIONS FINANCIAL CORPORATION

PROXY STATEMENT AND NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2017 Annual Meeting of Stockholders of Regions Financial Corporation, to be held on April 20, 2017, at 9:00 A.M., local time, in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203. We hope that you will attend the meeting in person.

We encourage you to read this year’s proxy statement, which highlights key activities and accomplishments of 2016 and presents the matters to be voted on at the 2017 meeting. In addition to the proxy statement, your meeting materials include our Annual Report on Form 10-K for the year ending December 31, 2016, and my Chairman’s Letter to you. In my Chairman’s Letter, I discuss our performance over the past year, as well as our strategy for building long-term value. While I invite you to read my Chairman’s Letter in its entirety, some key points regarding Regions’ strategy are also set forth below.

Regions has a comprehensive three-year strategic plan focused on strengthening financial performance and building sustainable franchise value by: (1) growing and diversifying revenue; (2) disciplined expense management; and (3) effectively deploying capital. Our approach of identifying and understanding customer’s financial needs and goals, and then providing the best solutions to achieve those goals, allows us to effectively deliver Regions’ value proposition. We concluded 2016 by meeting or exceeding most of the performance targets we set for ourselves in late 2015. This resulted in, among other benefits, a net income available to common stockholders of approximately $1.1 billion, which represents a 10 percent increase over 2015.

In terms of our strategic initiatives, we remain committed to improved efficiencies. Through disciplined expense management, we can self-fund initiatives that support revenue growth. These investments are paying off as we grew non-interest income 7 percent in 2016 on an adjusted basis*. With respect to our capital deployment strategy, our priorities remain unchanged: organic growth, strategic investments, and returning capital to stockholders. During 2016, we returned approximately $1.2 billion of the Company’s earnings to our stockholders through dividends and share repurchases. We also invested capital in organic growth, and made strategic investments that continue to improve the efficiency of our operations, as well as bolt-on acquisitions that can further contribute to revenue growth.

As we continue to execute our plan, I would like to thank our associates, who are committed to operating our business with the highest level of integrity. Through their efforts in 2016, Regions was ranked the “Most Reputable Bank” by the Reputation Institute and American Banker Magazine. This marks the second consecutive year that Regions was listed as having the best reputation among customers. Because we recognize that our associates are critical to our long-term success, we have taken steps to help ensure their well-being. For example, we are helping our associates prepare for retirement by including automatic enrollment and automatic escalation features in our 401(k) plan, as well as providing participants with a Company contribution. Additionally, Regions established our Associate Financial Fitness program, which is a year-round initiative to provide well-rounded and timely financial learning opportunities to help associates balance meeting immediate needs and achieving long-term goals. We also introduced an initiative to provide education and new career paths for associates interested in computer programming to prepare them for the changing technology that is transforming our industry.

Regions remains committed to operating our business in an environmentally and socially responsible manner. I encourage you to read our Corporate Sustainability Report and Social Responsibility Report, which highlight Regions’ environmental stewardship and community engagement. Both reports are available within the Investor Relations section of regions.com.

On the next page, you will find a letter from our Lead Independent Director, which is followed by the formal notice of the annual meeting setting forth the business that is expected to come before this year’s meeting. Your vote is important, and even if you plan to attend the annual meeting of stockholders, we urge you to vote as soon as possible to guarantee a quorum. The notice and the proxy statement you have received contain instructions on how you can vote your shares over the Internet, by mobile device, by telephone, by mail, or in person. If your shares are held for you by a broker, it is important that you instruct your broker on how you want to vote by following the form sent by your broker. Under New York Stock Exchange rules, your broker will not be able to use his or her discretion to vote on your behalf for the election of Directors or on matters related to executive compensation.

On behalf of the Board of Directors and the over 22,000 associates of Regions, I want to thank you for your continued investment in and support of Regions Financial Corporation.

March 7, 2017

* Non-GAAP, see reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, on page 45.	Sincerely, O. B. Grayson Hall, Jr. Chairman, President and Chief Executive Officer

Dear Fellow Stockholders:

As the Lead Independent Director of your Board of Directors, I am honored to include a personal address to you as part of this year’s proxy statement. The Board understands that strong corporate governance is the foundation of sustainable business. Over the past year, we appointed three new independent Directors; further expanded my duties and responsibilities as Lead Independent Director; enhanced the Board’s self-evaluation program; assigned oversight of environmental stewardship and corporate social responsibility to the Board’s Nominating and Corporate Governance Committee; enhanced Director recruitment criteria; and appointed a Chief Governance Officer.

Corporate Governance Stockholder Engagement

Regions is committed to engaging in constructive and meaningful communications with our stockholders. Over the past year, Regions engaged with our large, institutional stockholders through in-person meetings, conference calls and written communications to obtain their perspectives on various corporate governance topics such as board refreshment; diversity; executive compensation; and Environmental, Social, and Governance (ESG) practices. Furthermore, Regions regularly attends Council of Institutional Investors and other corporate governance functions throughout the year, which provides the opportunity to meet with stockholders and gain insight and understanding of issues important to them. This continuous, open, and transparent dialogue with the Company’s stockholders provides the Board and management with important feedback on corporate governance matters.

Board Refreshment

We recognize that board refreshment supports the addition of new ideas, perspectives, independence, and skills to the Board. Since last year’s annual meeting of stockholders, to help ensure the Board is well-equipped to guide Regions’ creation of long-term sustainable value, we added three new independent Directors: Samuel Di Piazza, former Global Chief Executive Officer of PricewaterhouseCoopers and former Vice Chairman of Citigroup Global Corporate and Investment Bank; James Prokopanko, former President and Chief Executive Officer of The Mosaic Company; and José Suquet, Chairman, President and Chief Executive Officer of Pan-American Life Insurance Group. These three individuals, each of whom is a proven leader within his respective field, bring unique skill sets and backgrounds to the Board. Mr. Di Piazza provides a seasoned finance perspective and extensive audit and tax experience to our Board. Through his extensive service in the agriculture and fertilizer industry, Mr. Prokopanko supplies valuable experience and insight into environmental considerations and risks. Finally, Mr. Suquet brings a deep understanding of the financial services industry and risk management, gained through his leadership at Pan-American Life Insurance Group, as well as his recent past service on the board of directors of the Federal Reserve Bank of Atlanta.

Board Diversity

The Board believes that, as part of board refreshment, diversity is an important aspect of an effective board and, therefore, enhanced the Director recruitment criteria to incorporate the consideration of diversity. A diverse board brings skills, experience, and expertise that reflects the communities in which we live and serve. We were honored last summer when Directors Carolyn Byrd and John Maupin were named to Savoy Magazine’s “Power 300: 2016 Most Influential Black Corporate Directors.” Additionally, Regions was recognized in 2016 as a 2020 Women on Boards Winning “W” Company. Today, Regions’ Board is 36 percent diverse based on gender, race, ethnicity, or sexual orientation.

Environmental, Social, and Governance Practices

The Board is committed to sustainability and social responsibility, and this commitment is reflected in the various ESG practices already in place throughout the organization. Annually, Regions publishes reports describing our ESG practices, which can be found within the Investor Relations section of the Company’s website. The Board and management, however, understand that ESG practices are an area of increasing interest and concern for many of our stockholders, customers, communities, and associates. In response, the Board charged the Nominating and Corporate Governance Committee with overseeing the Company’s practices with respect to environmental stewardship and corporate social responsibility. Furthermore, as noted above, one of the Board’s recently appointed Directors, James Prokopanko, brings to Regions considerable insight into ESG matters. The Company is also expanding its Corporate Social Responsibility function to ensure that it has the appropriate expertise for analyzing and addressing ESG matters and engaging with stockholders to understand their views.

The matters discussed above, as well as many of those in the Chairman’s Letter, are ongoing and will continue to be overseen by the Board. On behalf of the Board, I would like to express our sincere appreciation for the trust you have placed in us, and we look forward to serving you throughout the upcoming year.

March 7, 2017

Sincerely, Charles D. McCrary Lead Independent Director

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, April 20, 2017

TO THE STOCKHOLDERS OF REGIONS FINANCIAL CORPORATION:

The 2017 Annual Meeting of Stockholders of Regions Financial Corporation (“Regions”), a Delaware corporation, will be held:

Date: Thursday, April 20, 2017

Time: 9:00 A.M., local time

Place: Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203

Record Date: February 21, 2017

The annual meeting is being held for the following purposes:

1.	Election to our Board of Directors of the 14 nominees named in our proxy statement to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2017; and

3.	Nonbinding stockholder approval of executive compensation.

We also will act on any other business that may properly come before the meeting, although we have not received notice of any other matters that may be properly presented.

The Board of Directors set the close of business on February 21, 2017, as the Record Date for the annual meeting. This means that only Regions common stockholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. A complete list of Regions stockholders of record entitled to vote at the meeting will be made available for inspection by any Regions stockholder for 10 days prior to the meeting at the principal executive offices of Regions and at the time and place of the meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process. To be admitted to our annual meeting, you must present proof of your stock ownership as of the Record Date and a valid, government-issued photo identification. See page 22 for further details regarding proof of stock ownership.

Your vote is important. Whether or not you plan to attend the annual meeting, you are encouraged to submit your proxy with voting instructions. We urge you to vote as soon as possible to guarantee a quorum. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before the vote is taken by notifying the Corporate Secretary of Regions in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, check the voting instructions provided to you by that broker or custodian.

March 7, 2017	By Order of the Board of Directors

Fournier J. Gale, III
Corporate Secretary

  ï   2017 Proxy Statement    1

INDEX OF

COMMONLY REQUESTED TOPICS

Topic	Page
Admission to the Annual Meeting	22
Anti-Hedging and Pledging	26
Auditor Fees	66
Auditor Tenure	67
Board Leadership Structure	46
Board Meeting Director Attendance	55
Board Refreshment	30
Board Risk Oversight	56
Board, Committee and Individual Director Evaluation	48
Change-in-Control Agreements	87
Clawback Policy	85
Committees of the Board	60
Communications with the Board	56
Compensation Consultant	59
Compensation Peer Group	83
Contacts at Regions	13
Corporate Governance Principles	40
Corporate Governance Stockholder Engagement	42
Cybersecurity	58
Director Biographies	31
Director Education	48
Director Independence	49
Director Qualifications and Skills	29
Director Retirement Age	40
Director Tenure	30
Environmental and Social Responsibility	45
Lead Independent Director Duties	47
LTIP Grants	78
Pay-for-Performance	70
Perks	80
Political Contributions Policy	46
Related Person Transactions	52
Say-on-Pay	69
Stock Ownership Guidelines	26
Stock Performance Graph	9
Stockholder Nominations for the 2018 Annual Meeting	23
Stockholder Proposals for the 2018 Annual Meeting	22
Talent Management and Associate Well-Being	46

COMMONLY USED

TERMS AND ACRONYMS

Term	Meaning
401(k) Plan	Regions Financial Corporation 401(k) Plan
Board	Board of Directors of Regions Financial Corporation
Broker	Brokerage firms, banks, or similar entities
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Code of Conduct	Code of Business Conduct and Ethics
Cook & Co.	Frederick W. Cook & Co.
CRO	Chief Risk Officer
DDSIP	Director’s Deferred Stock Incentive Plan
ESG	Environmental, Social, and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
EY	Ernst & Young LLP
Federal Reserve	Federal Reserve System
GAAP	Generally Accepted Accounting Principles in the United States
IRC	U.S. Internal Revenue Code of 1986, as amended
LTIP	Long Term Incentive Plan
NCG Committee	Nominating and Corporate Governance Committee
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
PSUs	Performance Stock Units
Record Date	February 21, 2017
Retirement Plan	Regions Financial Corporation Retirement Plan
ROATCE	Return on Average Tangible Common Equity
RSUs	Restricted Stock Units
SEC	U.S. Securities and Exchange Commission
SERP	Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan

2       ï   2017 Proxy Statement

March 7, 2017

PROXY STATEMENT

The Board of Directors (the “Board”) of Regions Financial Corporation (“Regions,” “Company,” “we,” “us,” or “our”) is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2017 Annual Meeting of Stockholders of Regions. The meeting will be held on Thursday, April 20, 2017, at 9:00 A.M., local time, in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203. The proxies also may be voted at any adjournments or postponements of the annual meeting.

The mailing address of our principal executive offices is 1900 Fifth Avenue North, Birmingham, Alabama 35203. We are first furnishing the proxy materials to stockholders on March 7, 2017.

All properly executed written proxies and all properly completed proxies submitted by telephone or the Internet that are delivered pursuant to this solicitation will be voted at the 2017 Annual Meeting of Stockholders in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of Regions common stock as of the close of business on February 21, 2017, the Record Date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. There were 1,205,568,693 shares of common stock issued and outstanding on the Record Date.

We are continuing to use the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the Internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. This offers a convenient way for stockholders to review the materials while substantially reducing our printing and mailing expenses and environmental impact. We ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the Internet. To enroll for electronic delivery, visit http://enroll.icsdelivery.com/rf.

The notice is not a proxy card and cannot be used to vote your shares. If you receive the notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2017:

The Notice of Annual Meeting and Proxy Statement,

Annual Report on Form 10-K for the year ended December 31, 2016 and Chairman’s Letter

are available at www.regions.com or www.proxyvote.com.

Important Notice Regarding Delivery of Security Holder Documents

This is the first distribution of proxy solicitation materials to stockholders.

The SEC has adopted rules that allow us to send, in a single envelope, our proxy statement and other required annual meeting materials to two or more stockholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one stockholder at a shared address may be mailed as one copy in one envelope addressed to all stockholders at that address (i.e., “householding”). Stockholders who participate in householding will, however, receive separate proxy cards.

We are using the SEC’s Notice and Access rule again this year, as discussed on page 17; therefore, we are not householding our proxy materials. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. It should be noted, however, that certain Brokers may household proxy materials or notices.

Stockholders sharing an address whose shares of our common stock are held in street name should contact their Broker if they currently receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notices and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please email investors@regions.com or write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, or call 205-264-7040.

  ï   2017 Proxy Statement    3

For the safety of all meeting attendees, we have implemented the following admission policy and meeting rules:

Admission to the Annual Meeting

Admission to our 2017 Annual Meeting is limited to our registered and beneficial stockholders as of the Record Date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring a valid, government-issued photo identification and proof of your stock ownership as of the Record Date, such as:

•	If you are a stockholder of record, bring the Admission Ticket appearing on the top of your proxy card or the Notice of Internet Availability of Proxy Materials you received in the mail.

•	If your shares are held by a brokerage firm, bank or similar entity (“Broker”), bring the Notice of Internet Availability of Proxy Materials you received in the mail or a brokerage statement evidencing ownership of Regions common stock as of the Record Date.

•	If you received our meeting materials electronically, bring a copy of the email notification.

Stockholders who do not present the Admission Ticket or other proof of stock ownership will be admitted only upon verification of ownership at the registration desk. See page 22 for additional information.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

Individuals with a disability requesting assistance, please contact Regions’ Americans with Disabilities Act Manager, Kathy Lovell, by email at kathy.lovell@regions.com, by phone at 205-264-7495 or toll-free 1-800-370-5087, or by Regions’ Telecommunication Device for the Deaf (TTY/TDD) toll free at 1-800-374-5791.

Stockholder Question and Answer Session at the Annual Meeting

Following adjournment of the official business of the annual meeting, there will be a time for stockholders to present questions to our Chairman. We will proceed according to the following guidelines:

1.	All questions should be directed to the podium. You may address the meeting only after you have been recognized.

2.	Upon being recognized, please wait for someone to bring a microphone to you. Clearly state your name, your city and state, and your status as either a stockholder or a proxy holder prior to presenting your question. Please try to do so as concisely as you can.

3.	Each speaker is limited to a total of no more than three (3) minutes to ask a question.

4.	Please permit each speaker the courtesy of concluding his or her remarks without interruption.

5.	Questions are welcome and Regions will, subject to the agenda and at the direction of the Chairman, provide an opportunity for stockholders to ask appropriate questions; however, the purpose of the meeting will be observed and the following discussions will be halted:

•	irrelevant to the business of the Company or the conduct of its operations;

•	a request to vote on a proposal or nominee not properly submitted to the Company prior to the meeting;

•	related to pending or threatened litigation;

•	derogatory or defamatory remarks related to Regions, its management, Directors, associates or customers;

•	language that is profane, loud, threatening, abusive or encouraging violence or disorder;

•	substantially repetitious of statements made by other stockholders;

•	related to personal grievances or individual concerns; or

•	continuing after the maximum time limit established is reached.

Violation of these rules and procedures will be considered cause for expulsion from the meeting, and you will be escorted from the premises by security personnel. In the event of any disorder during the meeting, we may immediately adjourn the meeting and declare the polls open for such period of time as we may determine to receive votes by proxy or ballot on items of business properly presented before the meeting.

4       ï   2017 Proxy Statement

PROXY SUMMARY

PROXY SUMMARY

This summary highlights certain information about Regions. It does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2016 performance, review the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

2017 Annual Meeting of Stockholders

• Date:	Thursday, April 20, 2017

• Time:	9:00 A.M., local time

• Place:	Regions Bank, Upper Lobby Auditorium 1901 Sixth Avenue North Birmingham, Alabama 35203

• Record Date:	February 21, 2017

• Voting:	Common stockholders as of the Record Date are entitled to vote. Stockholders of record can vote by proxy using one of several methods:
To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).
To vote over the Internet, visit www.proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.

To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your 16-digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.

If you request printed copies of the proxy materials be sent to you by mail, vote by filling out the proxy card and send it back in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Additionally, you may vote in person at the annual meeting. We will collect the proxy cards prior to the vote being finalized.

If you hold your stock in street name or through the Regions Financial Corporation 401(k) Plan, see Questions and Answers about the Annual Meeting and Voting beginning on page 17 for more information about how to vote your shares.

Admission to the annual meeting is limited to our registered and beneficial stockholders as of the Record Date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring proof of your stock ownership as of the Record Date or a valid proxy and a valid, government-issued photo identification. See page 22 for further details.

  ï  2017 Proxy Statement    5

PROXY SUMMARY

Proposals That Require Your Vote

Proposal	Voting Options	Board Recommendation	More Information	Effect of Abstentions and Broker Non-Votes	Votes Required for Approval

PROPOSAL 1 – Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 27	Abstentions and Broker non-votes have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against each Director nominee.

PROPOSAL 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	FOR	Page 66	Abstentions have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal.

PROPOSAL 3 – Nonbinding Stockholder Approval of Executive Compensation	FOR, AGAINST or ABSTAIN	FOR	Page 69	Abstentions and Broker non-votes have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal.

Information about Regions

Regions (NYSE:RF) is a financial holding company headquartered in Birmingham, Alabama, that operates in the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services, merger and acquisition advisory services and specialty financing.

At December 31, 2016, Regions had total consolidated assets of approximately $126.0 billion, total consolidated deposits of approximately $99.0 billion and total consolidated stockholders’ equity of approximately $16.7 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203. Regions is a member of the S&P 500 Index and, as of December 31, 2016, is the 20th largest full-service bank holding company in the nation.

Regions conducts its banking operations through our wholly-owned subsidiary, Regions Bank, an Alabama state-chartered commercial bank that is a member of the Federal Reserve System. At December 31, 2016, Regions Bank operated 1,906 ATMs and 1,527 banking offices in 15 states.

6       ï  2017 Proxy Statement

PROXY SUMMARY

Our Strategy

Together, our values, mission and vision guide us in developing our business strategy. While our strategic priorities, appearing in the graphic to the right, guide our day-to-day operations, Regions has a comprehensive three-year strategic plan that is updated annually and is designed to further promote long-term stockholder value. As our strategic financial plan was prepared and reviewed with our Board, our executive management team worked to ensure there was alignment of our corporate strategy with our Board’s Enterprise Risk Appetite Statement. Our strategy demonstrates the strength of our culture, our markets, our team and our strong capital base, as well as our commitment to deliver sustainable performance and stockholder returns over the three-year period.

Each of the strategic priorities to the right also includes more detailed lists of initiatives that are reviewed annually. With respect to the Strengthen Financial Performance priority, we have identified three initiatives for the 2017-2019 Strategic Plan:

•	Grow and diversify revenue

•	Maintain disciplined expense management

•	Optimize and effectively deploy regulatory capital

Strength of Culture

Our basic values, beliefs and mission reflect our culture.

Our mission is to achieve superior

economic value for our shareholders over time

by

making life better for our customers, our

associates and our communities

and creating shared value as we help them

meet their financial goals and aspirations.

Our Vision Statement

Regions aims to be the premier regional financial institution in America through being deeply embedded in its communities, operating as one team with the highest integrity, providing unique and extraordinary service to all of its customers and offering an unparalleled opportunity for professional growth for its associates.

Our vision statement is an aspiration, and it defines our future. It is meant to guide what we do, where we do it and how we will execute. We aim to achieve our vision by: providing expert financial advice, guidance and education to customers; building well-developed business plans that we execute with discipline; building on a foundation of integrity and trust throughout our business; delivering excellent customer service and convenience; and offering our associates the opportunity to grow professionally and work on an outstanding team.

  ï  2017 Proxy Statement    7

PROXY SUMMARY

Our Core Values

At Regions, our core values are not simply the values of a legal entity; they are values that encompass the ethics and commitment of over 22,000 associates. We believe how we reach our potential is just as important as what we achieve. While a company can claim corporate ideals or adopt a tremendous vision statement, ultimately it is a company’s associates who embody those ideals. At Regions, we strive to use our corporate values as a lens through which decisions should be made. We believe it is more appropriate to look first at customer needs rather than the products or services we can offer. Sales-related contests and campaigns can potentially run counter to this core practice and belief and, therefore, are not sponsored by Regions in our branches and call centers. Our values are the statement of how we will do business; they are a promise and a measuring stick against which to judge our behavior and results:

•	Put People First: Have respect for every person. Listen. Care. Serve others before yourself. Build the best team. Be inclusive. Work as one team. Balance work in a full life. Lead humanely. Set the good example. And remember to say thank you.

•	Do What is Right: Always. Be honest. Do what you say. Use common sense. Stand for quality and integrity. Take the long view. Earn trust. Be responsible and accountable.

•	Focus on Your Customer: Serving the customer as one team, in an exceptional way, is our business, our only business. Know your customer. Serve your customer. Be committed. Understand needs. Meet needs. Make your customer’s life better by what you do. Create shared value.

•	Reach Higher: Grow. Our company must grow, and we must grow prudently. Raise the bar. Be energetic. Be innovative. Achieve excellence. Improve continuously. Inspire and enable others. Succeed the right way. Improve efficiency and effectiveness.

•	Enjoy Life: Have fun. We are in the business of banking. But more importantly, we are in the business of life. Enjoy it. Laugh. Be creative. Celebrate. Recognize success.

2016 Year-End Business Highlights and Execution of Our Strategic Plan

•	We reported net income available to common stockholders totaling $1.1 billion, an increase of 10 percent, and diluted earnings per share of $0.87, a 16 percent increase.

•	We returned $1.2 billion to our stockholders in the form of quarterly dividends and common share repurchases.

* Non-GAAP, see reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, on page 45.

** Non-GAAP, see reconciliation in Regions’ Current Report on Form 8-K dated January 20, 2017, Exhibit 99.2, page 13.

8       ï  2017 Proxy Statement

PROXY SUMMARY

Stock Performance Graph

This graph shows the cumulative total stockholder return for Regions common stock in each of the five years from December 31, 2011, to December 31, 2016. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and the S&P 500 Banks Index.

The comparison assumes $100 was invested on December 31, 2011, in Regions common stock, the S&P 500 Index, and the S&P 500 Banks Index and that all dividends were reinvested.

	Cumulative Total Return
	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Regions	$100.00	$166.82	$233.92	$254.11	$236.52	$362.82
S&P 500 Index	$100.00	$115.99	$153.54	$174.54	$176.94	$198.09
S&P 500 Banks Index	$100.00	$124.06	$168.37	$194.49	$196.14	$243.82

Recognition

Thanks to our talented and dedicated team, Regions received industry recognition in a number of categories throughout the year, including:

•	Ranked Most Reputable Bank in the United States in the Reputation Institute/American Banker survey

•	Gallup Great Workplace Award, 2016

•	Recognized by 2020 Women on Boards for having 20 percent or more gender diversity on our Board

•	Regions stock added to the Pax Ellevate Global Women’s Index Fund (PXWEX), which is the first mutual fund to invest in the highest rated companies in the world for advancing women’s leadership

•	Corporate Secretary’s Corporate Governance Awards: Finalist for Best Proxy Statement, Large Cap

•	NYSE’s 2016 Governance, Risk, and Compliance Leadership Awards: Finalist for Exemplary CD&A

•	Honored, along with the world’s largest commercial real estate services and investment firm, as 2016 Lighting Energy Efficiency in Parking (LEEP) campaign winners

•	Received the Financial Education Innovation Award, presented by Nasdaq and EverFi

•	Scored in the top 10 percent of over 250 companies in 19 industries evaluated for overall Customer Experience and Web Experience by the Temkin Group

•	Received Greenwich Excellence Awards for Wealth Management and Commercial Banking

•	Regions’ Directors Carolyn H. Byrd and John E. Maupin Jr. named to Savoy Magazine’s “Power 300: 2016 Most Influential Black Corporate Directors”

•	Earned the Junior Achievement President’s Silver Award for providing more than 10,000 volunteer hours

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PROXY SUMMARY

Proposal 1 – Election of Directors (page 27)

The following chart sets forth information with respect to our 14 nominees standing for election:

	Age	Independent	Principal Occupation	Other Boards (1)	Regions Board Committee(s)
Carolyn H. Byrd (2)	68	Yes	Chairman and CEO, GlobalTech Financial, LLC	• Popeyes Louisiana Kitchen, Inc. • Federal Home Loan Mortgage Corporation	• Audit Committee (Chair)
David J. Cooper, Sr.	71	Yes	Vice Chairman, Cooper/ T. Smith Corporation	• Alabama Power Company*	• Compensation Committee • NCG Committee
Don DeFosset	68	Yes	Retired Chairman, President and CEO, Walter Industries, Inc.	• Terex Corporation • National Retail Properties • ITT Corporation	• Compensation Committee (Chair) • Risk Committee
Samuel A. Di Piazza, Jr. (2)	66	Yes	Retired Global CEO, PricewaterhouseCoopers; Retired Vice Chairman, Citigroup Global Corporate and Investment Bank	• AT&T Inc. • ProAssurance Corporation • Jones Lang LaSalle Incorporated	• Audit Committee • Compensation Committee
Eric C. Fast (2)	67	Yes	Retired CEO, Crane Co.	• Automatic Data Processing, Inc. • Lord Abbett Family of Funds	• Audit Committee • Risk Committee
O. B. Grayson Hall, Jr.	59	No	Chairman, President and CEO, Regions Financial Corporation and Regions Bank	• Vulcan Materials Company • Alabama Power Company*
John D. Johns (3)	65	Yes	Chairman and CEO, Protective Life Corporation	• Genuine Parts Company • The Southern Company • Protective Life Corporation**	• Risk Committee (Chair)
Ruth Ann Marshall	62	Yes	Retired President, The Americas, MasterCard International, Inc.	• ConAgra Foods, Inc. • Global Payments Inc.	• Compensation Committee • NCG Committee
Susan W. Matlock	70	Yes	Retired President and CEO, Innovation Depot, Inc.		• Compensation Committee • Risk Committee
John E. Maupin, Jr.	70	Yes	Retired President, Morehouse School of Medicine	• LifePoint Health, Inc. • VALIC Company I and II • HealthSouth Corporation	• Audit Committee • NCG Committee
Charles D. McCrary (4)	65	Yes	Retired President and CEO, Alabama Power Company		• NCG Committee (Chair)
James T. Prokopanko	63	Yes	Retired President and CEO, The Mosaic Company	• Vulcan Materials Company • Xcel Energy Inc.	• NCG Committee • Risk Committee
Lee J. Styslinger III (2)	56	Yes	Chairman and CEO, Altec, Inc.	• Vulcan Materials Company • Workday, Inc.	• Audit Committee • Risk Committee
José S. Suquet (3)	60	Yes	Chairman, President and CEO, Pan-American Life Insurance Group	• Pan-American Life Insurance Group***	• Compensation Committee • Risk Committee
(1)	Corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934, as amended, or registered under the Investment Company Act of 1940.

(2)	Audit Committee Financial Expert.

(3)	Risk management expert.

(4)	Lead Independent Director.

*	Alabama Power Company has no publicly traded common stock.

**	Protective Life Corporation has no publicly traded common stock.

***	Pan-American Life Insurance Group has no publicly traded common stock.

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PROXY SUMMARY

Current Board Composition

The composition of our current 14-member Board represents a diverse set of experiences, expertise and attributes:

Independence	Tenure <10 Years	Gender, Racial, Ethnic, or Sexual Orientation Diversity	CEO Experience	Other Public Company Board Experience

Based on information provided by our independent Directors, the following represents those Directors with considerable or extensive experience in areas that are critical to Regions’ operations, which are further discussed on page 29. Information regarding each Director’s “Top Skills” can be found within their individual biographies on pages 31-38.

Banking and Financial Services	Business Operations and Technology	Corporate Governance	Environmental and Sustainability Practices
Executive Compensation and Benefits	External Affairs, PR or Marketing and/or Stockholder Engagement	Growth and Innovation	Human Resources/Capital Management
Information/Cybersecurity	Regulatory Compliance	Risk Management	Strategic Planning

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PROXY SUMMARY

Corporate Governance (page 40)

Our Board works with executive management to ensure we are in compliance with laws and regulations, as well as to provide oversight and guidance for sound decision-making and accountability. To do so, we must hold ourselves to high standards when it comes to corporate governance, ethical considerations, and risk management. This requires that we solicit input and feedback from many different stakeholders, both internally and externally.

Corporate Governance Stockholder Engagement

Regions values the viewpoints of and feedback from our stockholders, and we remain committed to maintaining an open and transparent dialogue with all stockholders. Therefore, Regions has taken steps over the past few years to strengthen our corporate governance stockholder engagement efforts. During our 2016 corporate governance stockholder engagements, we primarily focused our discussions on board refreshment, Environmental, Social and Governance (“ESG”) practices, executive compensation and other topics. The following contains results from these engagement efforts:

Topic	What We Heard from Stockholders	How We Have Responded	Intended Outcome	Where to Find Additional Information
Board Refreshment	Our institutional stockholders support appropriate Director refreshment and the recruitment of diverse Directors.

The Board appointed three new Directors to the Board. In November 2016, the Board appointed Directors Di Piazza and Prokopanko. In January 2017, the Board appointed Director Suquet, who is a diverse Director.

In 2016, the Board enhanced its self-evaluation process to also include individual, confidential conversations between the Lead Independent Director and each of the other independent Directors.

With the addition of new Directors, the Board expects an infusion of fresh perspectives based on these individuals’ diverse backgrounds and experiences.

The enhancement to the self-evaluation process is intended to provide the independent Directors with an additional opportunity to provide candid feedback about Board operations and Director performance.

Page 30
ESG	Many of our institutional stockholders focus on companies’ ESG practices and related disclosures.	Because we believe that we must be good environmental stewards and supportive neighbors in our communities, we strengthened our Corporate Social Responsibility function to ensure that we have the appropriate expertise for analyzing and addressing ESG matters and engaging with stockholders to understand their views.	Further increasing our focus on ESG matters allows us to better serve the communities in which we do business. Also, operating in a socially and environmentally responsible manner is the right thing to do.	Page 44
Executive Compensation	Stockholders were generally supportive of our executive compensation programs and the accompanying disclosures.	Because stockholders expressed support for the current design of our executive compensation programs, we made no significant plan design changes, but have continued to focus on disclosures making them as simple and straightforward as possible.	Focusing on disclosures with an eye toward clarity and transparency improves stockholder understanding of the decisions we make and how those decisions are favorably tied to the long-term interests of our stockholders.	Page 70

Additional information about our corporate governance stockholder engagement efforts and resulting actions can be found on pages 42-44. We encourage all stockholders as of the Record Date to attend the annual meeting, as this provides you with an opportunity to engage in direct dialogue with the Company. If you wish to contact us throughout the year, see the following chart.

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PROXY SUMMARY

HOW TO CONTACT US:

Investor Relations	Regions Financial Corporation Attention: Investor Relations 1900 Fifth Avenue North, Birmingham, Alabama 35203 investors@regions.com
Board of Directors	Regions Financial Corporation c/o Office of the Corporate Secretary 1900 Fifth Avenue North, Birmingham, Alabama 35203
Audit Committee of the Board of Directors	Regions Financial Corporation Attention: Ms. Carolyn H. Byrd Chair, Audit Committee c/o Office of the Corporate Secretary 1900 Fifth Avenue North, Birmingham, Alabama 35203
Chief Governance Officer	Regions Financial Corporation Attention: Chief Governance Officer 1900 Fifth Avenue North, Birmingham, Alabama 35203
Corporate Social Responsibility	Regions Financial Corporation Attention: External Affairs 1900 Fifth Avenue North, Birmingham, Alabama 35203

Economic Development and Community Outreach

During 2016, Regions, largely through our dedicated associates, participated in numerous economic development and community outreach projects. We accomplished this through sponsoring various events; corporate and associate charitable giving; and providing thousands of volunteer hours. For example, our associates provided over 82,000 hours of volunteer work, many of which included financial education. As a company and through our associates, we contributed over $10 million in charitable giving.

Pages 44-45 include much more detail on how our associates made a positive difference in the communities in which we live and conduct business.

Corporate Environmental and Social Responsibility

In addition to community involvement, we understand that we have a corporate responsibility to act in an environmentally and socially responsible manner. This includes the initiatives we support, as well as the lending practices we follow to help mitigate risk. We have taken great strides over the past few years to track and report our progress with respect to diversity and sustainability.

In addition to our annual Social Responsibility Report and Corporate Sustainability Report, we began including additional details about these efforts in our proxy statements. For example, we participate in multiple programs to support diversity and inclusion, such as our Corporate Diversity Network and Supplier Diversity Program.

Also discussed in this year’s proxy statement are the various efforts we have undertaken to act as good stewards of our environmental resources. These include programs such as our confidential trash program, which encourages recycling in addition to protecting sensitive information, and our participation in Duke Energy’s GoGreen Indiana Initiative.

Copies of the Social Responsibility Report and Corporate Sustainability Report are available within the Investor Relations section of our website.

Additional information about our initiatives and lending practices can be found on page 45.

Talent Management and Associate Development & Well-Being

We believe that we are only as strong as our associates. This is why one of our strategic priorities is to Build the Best Team. In order to do this, it is necessary for us to invest in and develop our associates. We accomplish this through our various recruitment and training programs.

We also believe it is important for our associates to secure their own financial futures in addition to assisting our customers secure theirs. For that reason, we have instituted multiple financial planning programs to assist associates with their financial and retirement preparations.

The ways in which we continue to invest in our associates is further discussed on page 46.

Policy on Political Contributions

Regions’ Policy on Political Contributions and Code of Business Conduct and Ethics both govern and promote the highest standards of behavior by our Company and our associates with regard to political activities. Several years ago, we made the decision to make our Government Affairs Annual Report available within the Investor Relations section

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PROXY SUMMARY

of our website. Our stockholders requested this type of reporting, and we believe that this heightened level of transparency is good corporate governance.

More information about our political contributions can be found on page 46.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, who also serves as our President and CEO, a Lead Independent Director, and independent Committee chairs and members. The Board is presently composed of 14 Directors, 13 of whom are independent.

The Board believes that Regions is currently best served in combining the Chairman and CEO positions, complemented by a strong, effective Lead Independent Director, who has robust responsibilities and duties. An in-depth discussion as to the Board’s rationale behind this determination can found on pages 46-47.

Charles D. McCrary serves as Regions’ Lead Independent Director. Both the Board and management believe that strong, independent Board leadership is a critical aspect of effective corporate governance. His responsibilities and duties are listed on pages 47-48.

Board Committees

The four standing Committees established by the Board, the Audit Committee, the Compensation Committee, the NCG

Committee, and the Risk Committee, meet on a regular basis and operate under written charters approved by the Board and reviewed annually by each Committee and the NCG Committee. Each Committee performs an annual self-evaluation to determine whether the Committee is functioning effectively and fulfilling its duties as prescribed by its charter.

Additional information about our Committees begins on page 60.

Cybersecurity

As a financial institution, we are trusted with sensitive information, which we are expected to protect. Regions considers the safekeeping of our customer, associate, and Company data to be of paramount importance. As such, our risk management program, which is overseen by the Risk Committee of the Board, includes a robust cybersecurity program. We employ a team of information security experts who are tasked with keeping data safe, and we have implemented multiple layers of defense to protect against intrusions.

Further, the Board receives updates and training on cybersecurity as part of its oversight. Several members of the Board, including our Chairman and CEO, have meaningful and direct experience in this area.

See page 58 for a more in-depth look at Regions’ cybersecurity risk management program.

Proposal 2 — Ratification of Auditors (page 66)

We are asking our stockholders to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year 2017. Below is summary information with respect to fees paid by us for services provided by EY during 2016 and 2015.

	2016	2015
Audit fees	$6,148,610	$6,303,384
Audit related fees	397,708	318,769
Tax fees	78,811	71,958
All other fees	235,506	133,196
Total fees	$6,860,635	$6,827,307

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PROXY SUMMARY

Proposal 3 — 2016 Executive Compensation (page 69)

2017 Executive Officers

Our executive officers are listed below.

Name	Age	Position
O. B. Grayson Hall, Jr.	59	Chairman, President and CEO
David J. Turner, Jr.	53	CFO
Fournier J. Gale, III	72	General Counsel and Corporate Secretary
C. Matthew Lusco	59	CRO
John B. Owen	56	Head of Regional Banking Group
John M. Turner, Jr.	55	Head of Corporate Banking Group
Brett D. Couch	53	Regional President, East Region
Barb Godin	63	Chief Credit Officer
C. Keith Herron	53	Regional President, South Region
William E. Horton	65	Head of Commercial Banking
Ellen S. Jones	58	Head of Strategic Performance and Alignment
David R. Keenan	49	Head of Human Resources
Scott M. Peters	55	Consumer Services Group Head
William D. Ritter	46	Wealth Management Group Head
Ronald G. Smith	56	Regional President, Mid-America Region

Executive Compensation

While compensation for our Named Executive Officers (“NEOs”) was higher in 2016 than the previous year, the majority of compensation was performance based and is supported by strong business results for the year. Following is a snapshot of 2016 compensation decisions made and the performance-based nature of those decisions:

•	After reviewing NEO target pay levels at the beginning of the year, the Compensation Committee elected to keep our CEO’s base salary at its 2015 level and approved only modest base salary increases for the remainder of our NEOs. Base salary represented the smallest portion of our CEO’s compensation at 12.5 percent of the total. The average base salary of the remaining NEOs represents 24.4 percent of their total compensation.

•	Annual target cash incentive opportunities for three of our NEOs were increased. The CEO’s 2016 target annual cash incentive was increased to 175 percent of base pay (from 150 percent). For 2016, the Company outperformed target expectations, and therefore, actual cash incentives paid for the year were above target and made up a slightly higher percentage of total compensation for the CEO, as well as the rest of our NEOs.

•	Long-term incentive targets remained unchanged and grants issued for the year continue to represent the largest portion of direct compensation for our NEOs. This is consistent with our philosophy to create a strong tie between NEO and stockholder financial interests, as the largest percentage of compensation of each NEO requires sustained positive performance over a multi-year period. Long-term incentives granted in 2016 include:

¡	Performance Stock Units (“PSUs”) and Performance Cash Unit grants that do not vest for three years and for which the ultimate value and amount is based on the future performance of the Company.

¡	Restricted Stock Units (“RSUs”) that do not vest for three years and are subject to maintaining certain safety and soundness criteria.

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PROXY SUMMARY

The chart below shows the 2016 compensation for Regions’ Chairman, President and CEO, O. B. Grayson Hall, Jr., and other NEOs, as a group, in each case expressed as a percentage of total direct compensation.

2016 Compensation Overview Table

			Long-Term Awards($)
Name	Principal Position	Salary ($)	Stock Awards ($)	Non Equity LTI - Incentive Granted (Cash) ($)	Annual Incentive ($)	Total ($)
O. B. Grayson Hall, Jr.	CEO	1,000,000	3,242,916	1,666,667	2,070,250	7,979,833
David J. Turner, Jr.	CFO	644,062	778,301	400,000	827,490	2,649,854
John B. Owen	Head of Regional Banking Group	659,816	778,301	400,000	858,618	2,696,735
C. Matthew Lusco	CRO	566,308	778,301	400,000	727,592	2,472,201
Fournier J. Gale, III	General Counsel	570,554	583,718	300,000	723,634	2,177,906

The table above illustrates how the Compensation Committee viewed NEO compensation for 2016. It differs from the Summary Compensation Table required by the SEC and included in the section Compensation of Executive Officers beginning on page 90 of this proxy statement. The principal differences can be summarized as follows:

•	The table above provides the entire value of the long-term incentive grants made to NEOs in 2016 through the “Long-Term Award” column. The annual grant consisted of three equal parts, RSUs, PSUs, and Performance Cash Units. Both the stock and non-equity (cash) portion of the 2016 grant is reflected in this table and is considered 2016 compensation by the Compensation Committee.

Under rules established by the SEC, the Summary Compensation Table required to be included with our Compensation Discussion and Analysis (“CD&A”) reports only the portion delivered in the form of stock equivalents in the year granted. Cash awards from the 2016 grant will not be reflected in the Summary Compensation Table until the year they are earned, which, for 2016 grants, will be in 2019. Similarly, the Summary Compensation Table reports the value of the cash performance portion of the 2014 long-term incentive grant in the Non-Equity Incentive Compensation column because the performance period for that award ended as of December 31, 2016. As described on page 80, the 2014 performance grant was earned at 87.5 percent of target. The value of this award is not included in this alternative table as it is considered by the Compensation Committee to be compensation awarded for 2014 although subject to future performance criteria.

•	The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings, as well as all other compensation.

For more detail, refer to the CD&A beginning on page 70 of this proxy statement.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the annual meeting?

We will hold our 2017 Annual Meeting on Thursday, April 20, 2017, at 9:00 A.M., local time, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

What is the purpose of the annual meeting?

At our 2017 Annual Meeting, stockholders will act upon the matters outlined in the Notice of 2017 Annual Meeting of Stockholders on page 1 and described in this proxy statement.

Who is entitled to vote at the meeting, and what are my voting rights?

The Board set February 21, 2017, as the Record Date for the annual meeting. If you were a stockholder of record at the close of business on the Record Date, you are entitled to vote at the meeting.

As of the Record Date, 1,205,568,693 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the meeting. Holders of our common stock are entitled to one vote per share; therefore, a total of 1,205,568,693 votes are entitled to be cast at the meeting. There is no cumulative voting.

Holders of our Depositary Shares, each representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series A (the “Class A Depositary Shares”) or representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series B (the “Class B Depositary Shares”), are not entitled to vote at the annual meeting.

How many shares must be present to hold the meeting?

A majority of the outstanding shares of Regions common stock must be present, in person or by properly executed or otherwise documented proxy, to constitute a quorum at the annual meeting.

Abstentions and Broker non-votes will be counted for the purpose of determining whether a quorum is present. We urge you to vote promptly by proxy, even if you plan to attend the meeting, so that we will know as soon as possible that enough shares will be present for us to hold the meeting.

What is a proxy statement, and what is a proxy?

In accordance with the federal securities laws and the regulations of the SEC, a proxy statement is a document we give to you, or provide you access to, when we are soliciting your vote.

A proxy is your designation of another person to vote your shares. Fournier J. Gale, III, our General Counsel and Corporate Secretary, and Hope D. Mehlman, our Chief Governance Officer, Assistant General Counsel and Assistant Corporate Secretary, have been designated as the proxies to cast the votes of our stockholders at our 2017 Annual Meeting.

What is Notice and Access?

Notice and Access is an SEC rule that allows us to furnish our proxy materials over the Internet instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 8, 2017, we will send most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials over the Internet and vote online.

The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between being a stockholder of record and a “street name” holder or “beneficial owner”?

If your shares are registered directly in your name with Computershare, our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held by a Broker, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, you will have the opportunity to instruct your Broker how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy.

What is a Broker non-vote?

If you hold your shares in street name and do not give your Broker instructions on how to vote your shares, your Broker will return the proxy card without voting on proposals not considered “routine.” This is known as a Broker non-vote. Your Broker does not vote on Proposals 1 and 3 without receiving your voting instructions.

What matters or proposals are scheduled to be presented, and what vote is required to approve each proposal?

The matters to be acted upon at the meeting are:

Proposal	Voting Options	Board Recommendation	More Information	Effect of Abstentions and Broker Non-Votes	Votes Required for Approval
PROPOSAL 1 –Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 27	Abstentions and Broker non-votes have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against each Director nominee.
PROPOSAL 2 –Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	FOR	Page 66	Abstentions have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal.
PROPOSAL 3 – Nonbinding Stockholder Approval of Executive Compensation	FOR, AGAINST or ABSTAIN	FOR	Page 69	Abstentions and Broker non-votes have no effect on the vote results for this proposal.	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal.

Could other matters or business be decided at the annual meeting?

Regions does not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of 2017 Annual Meeting of Stockholders on page 1 and referred to herein. If any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the electronic proxy or proxy card.

When will Regions hold the next advisory vote on the frequency of Say-on-Pay proposals?

The next advisory vote on the frequency of Say-on-Pay proposals will be held at our 2018 Annual Meeting of Stockholders.

What is the deadline for voting?

If You Are:	And You Are Voting by:	Your Vote Must Be Received:
A stockholder of record	Mail or in Person	Prior to the annual meeting
	Internet, mobile device, or telephone	By 11:59 p.m. ET on April 19, 2017
A street name holder	Mail or in Person	Prior to the annual meeting
	Internet, mobile device, or telephone	By 11:59 p.m. ET on April 19, 2017
A participant in Regions 401(k) Plan	Mail	By April 17, 2017
	Internet, mobile device, or telephone	By 11:59 p.m. ET on April 17, 2017

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote shares held of record?

Stockholders of record have several ways to vote:

To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).

To vote over the Internet, visit www.proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.

To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your 16-digit control number that appears on your proxy card.

If you request printed copies of the proxy materials be sent to you by mail, vote by proxy by filling out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Additionally, you may vote in person at the annual meeting. We will collect the ballots prior to the vote being finalized.

If you have the ability to vote online, we encourage you to record your vote through the Internet to reduce corporate expenses. The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 19, 2017. If you vote by mail, your proxy card must be received by April 19, 2017.

How do I vote shares held in the Regions 401(k) Plan?

If you are a participant in the Regions 401(k) Plan, you may direct the 401(k) Plan trustee how to vote your shares. Under the terms of the Regions 401(k) Plan, the Regions 401(k) Plan trustee votes all shares held by the Regions 401(k) Plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her Regions 401(k) Plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the Regions 401(k) Plan trustee will vote the shares in favor of Proposals 1, 2 and 3. To vote your shares held in the 401(k) Plan, follow the instructions above by 11:59 P.M., Eastern Time on April 17, 2017.

How do I vote shares held in the dividend reinvestment plan?

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation (the “Dividend Reinvestment Plan), the proxy card or electronic voting instructions cover all shares allocated to your account under the plan. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in the Dividend Reinvestment Plan will not be voted. To vote your shares held in the Dividend Reinvestment Plan, follow the instructions above.

How do I vote shares held in street name?

If your shares are held in nominee or street name, you may vote your shares before the meeting by phone or over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials you received or, if you received a Voting Instruction Form from your Broker, by mail after completing, signing and returning the form you received. You should check your Voting Instruction Form to see if Internet or telephone voting is available to you. Although most Brokers offer telephone and Internet voting, availability and specific processes will depend on the Broker’s voting arrangements. See the Notice of Internet Availability of Proxy Materials or Voter Instruction Form for available options.

If you have the ability to vote online, we encourage you to record your vote through the Internet to reduce corporate expenses and to reduce the environmental impact. The deadline for voting by telephone or through the Internet for most street name holders is 11:59 P.M., Eastern Time on April 19, 2017. If you vote by mail, we must receive your Voter Instruction Form by April 19, 2017.

If you hold your shares through a Broker and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting, which you must request through your Broker. Note that if you request a legal proxy, any proxy with respect to your shares previously executed by your Broker will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Can I change my vote after submitting my proxy?

If you voted over the Internet or by telephone, you can change your vote by voting again over the Internet or by telephone before 11:59 P.M., Eastern Time on April 19, 2017.

You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting written notice of revocation or a properly executed proxy of a later date to our Corporate Secretary or by attending the annual meeting and voting in person.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Written notices of revocation and other communications about revoking a proxy should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow your Broker’s instructions regarding the revocation of proxies.

What if I do not specify how I want my shares voted?

If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s recommendations.

Our telephone and Internet voting procedures do not permit you to submit your proxy vote without specifying how you want your shares voted.

How will my shares be voted if I don’t provide my proxy and don’t attend the annual meeting?

If you are a stockholder of record and do not provide a proxy or vote in person at the meeting, your shares will not be voted.

If you hold your shares through the Regions 401(k) Plan and do not vote your shares, your shares (along with all other shares in the 401(k) Plan for which votes are not cast) will be voted by the trustee in favor of Proposals 1, 2 and 3 (see above).

If you are a participant in the Dividend Reinvestment Plan and do not vote, your shares in the plan will not be voted.

If you hold your shares in street name and do not give your Broker instructions on how to vote your shares, your Broker may not vote on any proposal other than Proposal 2 (the ratification of appointment of EY as our independent registered public accounting firm for 2017).

What if I am a beneficial owner and do not give voting instructions to my Broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your Broker by the deadline provided in the materials you receive from your Broker. If you do not provide voting instructions to your Broker, whether your shares can be voted depends on the proposal being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares.

If you hold your shares in street name and do not give your Broker instructions on how to vote your shares, your Broker will return the proxy card without voting on proposals not considered “routine.” This is known as a Broker non-vote. Therefore, without instructions from you, the Broker may not vote on any proposal other than Proposal 2.

Brokers will not be able to vote your shares regarding Proposal 1 (election of Directors) or Proposal 3 (nonbinding stockholder approval of executive compensation) unless you return your voting instruction form or submit your voting instructions by telephone or over the Internet.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being distributed by our Board in connection with the solicitation of proxies for our annual meeting. We pay the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we request that Brokers send proxies and proxy materials or Notice of Internet Availability of Proxy Materials to the beneficial owners of Regions common stock and secure their voting instructions. We will reimburse the Broker for their reasonable expenses in taking those actions.

Who is the proxy solicitor?

We have made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay $15,000, plus reasonable and customary expenses, for these services. If necessary, we also may use several of our associates, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, email or letter on Regions’ behalf.

20       ï   2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated:

Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

Stockholders may call Innisfree toll-free: 1-888-750-5834.

Brokers may call Innisfree collect: 1-212-750-5833.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast in person by ballot and to act as Inspector of Election. A representative from Broadridge will be present at the annual meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the annual meeting.

What were the voting results of the 2016 Annual Meeting?

At Regions’ annual meeting held in 2016, the stockholders re-elected Regions’ 11 Director nominees, ratified the appointment of EY as the independent registered public accounting firm for 2016, and approved executive compensation (“Say-on-Pay”). The following is a summary of the voting on each matter presented to our stockholders last year:

Eligible Votes	1,277,092,719
Total Voted	1,099,438,546	(86%	)
Broker Non-Votes	179,556,450	(14%	)

Proposal	Votes “For”
Carolyn H. Byrd	98.51%
David J. Cooper, Sr.	98.23%
Don DeFosset	98.19%
Eric C. Fast	99.27%
O. B. Grayson Hall, Jr.	95.03%
John D. Johns	98.54%
Ruth Ann Marshall	98.83%

Proposal	Votes “For”
Susan W. Matlock	98.00%
John E. Maupin, Jr.	98.77%
Charles D. McCrary	96.61%
Lee J. Styslinger III	97.67%
Ratification of Selection of Auditors	98.59%
Say-on-Pay	94.10%

How can I access Regions’ proxy materials and annual report electronically?

This proxy statement, the Company’s 2016 Annual Report on Form 10-K, and the Chairman’s Letter are available on the Internet within the Investor Relations section of www.regions.com and at www.proxyvote.com, as set out in the Notice of Internet Availability of Proxy Materials.

How do I sign up for electronic delivery of proxy materials?

Most stockholders can elect to view our future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a registered stockholder, you can choose to receive future proxy statements and annual reports electronically by following the prompt that will appear if you choose to vote through the Internet. Stockholders who choose to view future proxy statements and annual reports through the Internet will receive an email with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you elect to view our proxy statements and annual reports electronically and vote your proxy through the Internet, your enrollment will remain in effect for all stockholder meetings until you cancel it. To cancel, registered stockholders should visit http://enroll.icsdelivery.com/rf and follow the instructions to cancel your enrollment. If you hold your shares in nominee name, check the information provided by your Broker for instructions on how to cancel your enrollment.

  ï   2017 Proxy Statement    21

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If at any time you would like to receive a paper copy of the proxy statement or annual report, please email investors@regions.com, call 205-264-7040, or write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203.

We also encourage you to visit the Investor Relations section of www.regions.com which, among other things, will enable you to learn more about Regions.

Who can attend the annual meeting, and are there any rules for admission?

Only stockholders as of the Record Date, and/or their authorized legal proxies, are permitted to attend the annual meeting in person. Before being admitted to the meeting, you must present a valid government-issued photo identification.

You also must bring proof of your stock ownership as of the Record Date, such as the Admission Ticket appearing on your proxy card, the Notice of Internet Availability of Proxy Materials or provide one of the alternative forms of meeting admission documentation, as applicable to you, listed below.

Stockholder of Record	Beneficial (Street Name) Holder	Proxy for Stockholder of Record	Proxy for Street Name Holder
Admission Ticket appearing on your proxy card or the Notice of Internet Availability of Proxy Materials; OR	Your Notice of Internet Availability of Proxy Materials; OR	A valid, written legal proxy naming you as proxy, signed by the stockholder of record, AND	A valid and assignable written legal proxy naming you as proxy, AND
The electronic e-mail addressed to you from ProxyVote.com; OR	Your Voting Instruction Form for the 2017 Annual Meeting from your Broker; OR	The admission ticket appearing on the stockholder of record’s proxy card or Notice of Internet Availability of Proxy Materials; OR	The legal proxy is signed by the street name holder’s Broker; AND
Verification at the registration desk that your name is listed in Regions’ list of record stockholders as of the Record Date.	A letter from your Broker confirming you owned Regions’ common stock as of the Record Date.	Verification at the registration desk that the stockholder is listed in Regions’ list of stockholders as of the Record Date.	One of the forms of meeting admission documentation in the name of the street holder that would be required to admit the street holder to the annual meeting.

At the entrance to the meeting, we will inspect your identification and admission documentation. If you do not have a valid government-issued photo identification and an admission ticket, or one of the other forms of proof listed above showing that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock as of the Record Date, you will not be admitted to the meeting. The annual meeting will begin at 9:00 A.M., local time. Please allow ample time for the admission procedures described above. Admission to the annual meeting will be on a first-come, first-served basis.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

How do I inspect the list of stockholders of record?

A list of the stockholders of record as of the Record Date will be available for inspection during ordinary business hours by contacting the Office of the General Counsel at our headquarters at 1900 Fifth Avenue North, Birmingham, Alabama 35203, from April 10, 2017, to April 19, 2017, as well as at our annual meeting.

How do I submit a stockholder proposal for Regions’ 2018 Annual Meeting of Stockholders?

In accordance with the Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who wish to present proposals for inclusion in our proxy materials for Regions 2018 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary as follows:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary.

Proposals must be received by November 7, 2017, and must comply in all respects with applicable rules of the SEC. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

22       ï   2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I submit a stockholder nomination or other proposal in accordance with Regions’ By-Laws for the 2018 Annual Meeting of Stockholders?

Regions’ By-Laws include provisions requiring advance notice of a stockholder’s nomination of persons for election to the Board or the proposal of other business to be considered by the stockholders, even if not to be included in our 2018 Proxy Statement.

To be timely outside of Rule 14a-8 of the Exchange Act, such notice must be delivered no earlier than November 7, 2017, and no later than December 7, 2017, for our 2018 Annual Meeting. However, in the event that: (a) the number of Directors to be elected to the Board at the 2018 Annual Meeting is increased by virtue of an increase in the size of the Board, and (b) the Company has not publicly disclosed by January 10, 2018, either (i) all of the nominees for Director at the 2018 Annual Meeting or (ii) the size of the increased Board, then such notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it has been delivered no later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board has been publicly announced or disclosed.

Pursuant to our By-Laws, a stockholder’s notice regarding nomination for election as a Director shall set forth the following information as to each proposed nominee:

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

•	A statement signed by the candidate confirming that the candidate:

¡	will serve if nominated by the Board and elected by the stockholders;

¡	consents to being named in the proxy statement as a nominee;

¡	will comply with the Company’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to the Directors; and

¡	will provide any information required or requested by the Company or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Company.

•	Whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended, (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Company’s equity securities are listed.

As to the proposal of business that the stockholder proposes to bring forth before the meeting (other than nominations of persons for election to the Board), such stockholder’s notice must include:

•	The text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders;

•	A brief written statement of the reasons why such stockholder favors the proposal; and

•	Any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

Any notice regarding nominations for Director or other proposal of business must include the following information:

•	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

¡	The name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

¡	A representation that the stockholder is a holder of the Company’s voting stock (including the number and class or series of shares held);

¡	With respect to nominations, a disclosure of any hedging or other arrangement with respect to any share of the Company’s stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder (i) to mitigate loss to or manage risk of stock price changes for the stockholder or (ii) to increase or decrease the voting power of the stockholder; and

¡	With respect to nominations, a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such stockholder under applicable federal or state securities or banking laws) pursuant to which the proposal is made by the stockholder.

•	The names and addresses of any other stockholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing stockholder on whose behalf the nomination or proposal is made.

Proposals should be addressed to our Corporate Secretary as follows:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

  ï   2017 Proxy Statement    23

OWNERSHIP OF REGIONS COMMON STOCK

OWNERSHIP OF REGIONS COMMON STOCK

As of the Record Date, Regions had issued 1,246,601,369 shares of common stock, of which 1,205,568,693 shares were outstanding and 41,032,676 shares were held as treasury stock. Treasury stock cannot be voted.

Stockholders are entitled to one vote for each share on all matters to come before the annual meeting. Only common stockholders of record at the close of business on the Record

Date will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

Holders of our Preferred Stock are not entitled to vote at the annual meeting. As of the Record Date, 20,000,000 Class A Depositary Shares and 20,000,000 Class B Depositary Shares were issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock by any stockholder known to us to own more than 5 percent of the outstanding shares of our common stock as of the Record Date. The number of shares and percentage of our outstanding common stock indicated in the table are as reported by the respective stockholder in its most recent Schedule 13G filed with the SEC:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
BlackRock, Inc. (and subsidiaries) (1) 55 East 52nd Street New York, New York 10055	92,474,786	7.50%
FMR LLC (and subsidiaries) (2) 245 Summer Street Boston, Massachusetts 02210	78,610,481	6.39%
State Street Corporation (and subsidiaries) (3) One Lincoln Street Boston, Massachusetts 02111	73,230,182	5.95%
The Vanguard Group, Inc. (and subsidiaries) (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	129,870,452	10.55%
(1)	This information was derived from the Schedule 13G/A filed on January 25, 2017, by BlackRock, Inc. and subsidiaries, which states that BlackRock, Inc. has sole voting power over 80,312,713 shares and sole dispositive power over 92,474,786 shares as of December 31, 2016, which constitutes 7.50% of our outstanding common stock as of the Record Date.
(2)	This information was derived from the Schedule 13G/A filed on February 14, 2017, by FMR LLC and subsidiaries, which states that FMR LLC has sole voting power over 8,973,319 shares and sole dispositive power over 78,610,481 shares as of December 31, 2016, which constitutes 6.39% of our outstanding common stock as of the Record Date.
(3)	This information was derived from the Schedule 13G/A filed on February 9, 2017, by State Street Corporation and subsidiaries, which states that State Street Corporation has shared voting and shared dispositive power over 73,230,182 shares as of December 31, 2016, which constitutes 5.95% of our outstanding common stock as of the Record Date.
(4)	This information was derived from the Schedule 13G/A filed on February 10, 2017, by The Vanguard Group, Inc. and subsidiaries, which states that The Vanguard Group, Inc. has sole voting power over 1,967,009 shares, shared voting power over 224,278 shares, sole dispositive power over 127,716,623 shares, and shared dispositive power over 2,153,829 shares as of December 31, 2016, which constitutes 10.55% of our outstanding common stock as of the Record Date.

Security Ownership of Directors and Executive Officers

The following table presents information about beneficial ownership of Regions equity securities as of the Record Date by Regions’ Directors and executive officers. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. Shares that could be acquired by a person upon the exercise of options within 60 days from the Record Date are deemed outstanding for the purpose of computing the percentage of the class of Common Stock owned by that person, but not for computing the percentage ownership of any other person.

Most of the Directors have elected to defer receipt of some or all of the cash compensation they are due for services on the Board under the Directors’ Deferred Stock Investment Plan (“DDSIP”). Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred are tied to the performance of Regions common stock.

24       ï   2017 Proxy Statement

OWNERSHIP OF REGIONS COMMON STOCK

As of the Record Date, the Directors and executive officers as a group were credited with 4,441,928 notional shares of common stock, which are included in the table as additional information in the “Additional Underlying Units” column. These may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, RSUs or PSUs.

Name of Beneficial Owner	Shares of Common Stock (1)	Number of Shares Subject to Exercisable Options	Total Number of Shares Beneficially Owned	Percent of Class	Additional Underlying Units (2)	Total Shares Beneficially Owned Plus Additional Underlying Units
Current Directors including Nominees for Director
Carolyn H. Byrd	62,998	0	62,998	*	47,026	110,024
David J. Cooper, Sr.	186,153	14,000	200,153	*	18,992	219,145
Don DeFosset	89,137	14,000	103,137	*	15,250	118,387
Samuel A. Di Piazza, Jr.	4,017	0	4,017	*	0	4,017
Eric C. Fast (3)	95,838	0	95,838	*	89,958	185,796
O. B. Grayson Hall, Jr.	568,847	367,734	936,581	*	1,164,191	2,100,772
John D. Johns (4)	32,111	0	32,111	*	61,628	93,739
Ruth Ann Marshall	70,396	0	70,396	*	58,865	129,261
Susan W. Matlock	33,678	14,000	47,678	*	103,670	151,348
John E. Maupin, Jr.	65,968	14,000	79,968	*	65,808	145,776
Charles D. McCrary	105,346	14,000	119,346	*	182,105	301,451
James T. Prokopanko	4,017	0	4,017	*	0	4,017
Lee J. Styslinger III	91,686	14,000	105,686	*	145,643	251,329
José S. Suquet	21,813	0	21,813	*	0	21,813
Other Named Executive Officers (See Summary Compensation Table on pages 90-92)
John B. Owen (5)	214,243	128,191	342,434	*	255,440	597,874
David J. Turner, Jr. (6)	220,335	79,822	300,157	*	288,373	588,530
C. Matthew Lusco	59,253	0	59,253	*	246,300	305,553
Fournier J. Gale, III (7)	129,323	114,065	243,388	*	200,886	444,274
Directors and executive officers as a group (28 persons)	3,266,657	2,991,225	6,257,882	*	4,441,928	10,699,810
*	Less than 1 percent
(1)	Includes share equivalents held in the Regions 401(k) Plan.
(2)	Additional underlying units may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, RSUs or PSUs.
(3)	Includes 20,000 shares held in a grantor retained annuity trust.
(4)	Includes 384 shares held by Director Johns’ spouse, as to which he disclaims beneficial ownership, and 1,661 shares held in an IRA.
(5)	Includes 214,243 shares held jointly with spouse.
(6)	Includes 135,160 shares held jointly with spouse, 1,775 shares held by Mr. Turner’s spouse, 575 shares held for Mr. Turner’s children, and 65,000 held in family trusts.
(7)	Includes 7,400 shares held in an IRA.

No change-in-control of Regions occurred during 2016, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions that may at a later date result in such a change-in-control of Regions.

  ï   2017 Proxy Statement    25

OWNERSHIP OF REGIONS COMMON STOCK

Stock Ownership Guidelines and Holding Period Requirements

We require our Directors and executive officers to own shares of our common stock because the Board believes having a financial stake in Regions aligns their interests with those of the stockholders. Our Board has adopted robust stock ownership guidelines that apply to our Directors and executive officers as summarized in the following chart.

Director Stock Ownership Guidelines

Outside Directors are expected to own shares of Regions common stock with a value equal to or in excess of 5 times the value of the cash portion of the annual retainer paid to Directors.

Until such time as the minimum level of stock ownership is achieved, the Director shall be required to retain 50 percent of the after-tax net shares acquired as a part of any compensatory arrangement, unless granted an exception by the NCG Committee upon showing a hardship or other special circumstances.

Executive Officer Stock Ownership Guidelines

Executive officers are required to own Regions common stock having a value that is a specified multiple of base salary. The multiple varies based on the tier designation, which in turn reflects the executive officer’s level of responsibility and compensation:

CEO:                                     5 times base salary

Other NEOs:                        3 times base salary

Until such time as the minimum level of stock ownership is achieved, the executive officer shall be required to retain 50 percent of the after-tax net shares acquired as a part of any compensatory arrangement, unless granted an exception by the Compensation Committee upon showing a hardship or other special circumstances.

Shares counted toward the Directors’ ownership include shares purchased on the open market; shares obtained through option exercises; share equivalents held under any Director’s deferred stock plan; restricted shares awarded; and shares obtained through any other sources. Shares counted toward the executive officers’ ownership include shares owned without restriction; unvested restricted stock or restricted stock units (restricted stock or restricted stock units, the number of which is subject to determination based on future performance are not included); and shares (or share equivalents) held in the executive officer’s name in a qualified or nonqualified retirement or deferred compensation plan.

Currently, each Director, other than Messrs. Di Piazza and Prokopanko, who were appointed to Regions’ Board in November 2016, meet the robust Director Stock Ownership Guidelines.    See the table on page 87 of this Proxy Statement further describing the Stock Ownership Guidelines for our CEO and each of the other NEOs, including their compliance with the guidelines.

Anti-Hedging and Pledging

We believe it is inappropriate for any Director, executive officer or associate to enter into speculative transactions in Regions equity securities and, therefore, prohibits all hedging transactions. In addition, our policies also prohibit short sales of Regions securities, as well as transactions in puts, calls or other derivative securities.

Our General Policy on Insider Trading, which is reviewed and approved annually by the NCG Committee, prohibits all our

Directors and executive officers from: purchasing Regions securities on margin or holding them in a margin account; engaging in short sales of Regions securities; writing covered call options on their Regions stock positions; borrowing against any account in which Regions equity securities are held; or pledging Regions equity securities as collateral for a loan. Based on written representations, no nominee for Director or executive officer has pledged Regions equity securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Regions’ Directors, executive officers, Controller and, to the extent required by SEC rules, beneficial owners of more than 10 percent of a registered class of Regions equity securities are subject to Section 16(a) of the Exchange Act, which requires them to file reports of ownership and changes in ownership of Regions stock with the SEC. We assist our Directors, executive officers and Controller in complying with these requirements. The reporting persons are required to furnish us copies of all Section 16(a) forms they file, and we are required to disclose in this proxy statement the failure to file these reports by any reporting person when due.

Based solely on a review of the forms filed during, or with respect to, fiscal year 2016 and written representations from each reporting person, we believe that our Directors, executive officers and Controller filed all required reports on a timely basis.

26       ï   2017 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

What am I voting on?

You are voting on a proposal to elect 14 nominees for a one-year term as Directors of the Company.

What vote is required to approve this proposal?

Each nominee requires the affirmative “FOR” vote of a majority of the votes cast for or against the nominee. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” each nominee standing for election as Director.

The nominees are:

Carolyn H. Byrd	Ruth Ann Marshall
David J. Cooper, Sr.	Susan W. Matlock
Don DeFosset	John E. Maupin, Jr.
Samuel A. Di Piazza, Jr.	Charles D. McCrary
Eric C. Fast	James T. Prokopanko
O. B. Grayson Hall, Jr.	Lee J. Styslinger III
John D. Johns	José S. Suquet

How often are the members elected, and what is the makeup of the Board?

All Directors are elected annually. Our Board currently has 14 members.

Board Composition
Independent Directors	93%
Fewer than 10 Years of Board Tenure	57%
Gender, Racial, Ethnic, or Sexual Orientation Diversity	36%
CEO Experience	79%
Other Public Company Board Experience	79%

As permitted by our By-Laws, the Board has determined that, effective at the annual meeting, the Board will consist of 14 members, to be elected for a term of one year expiring at the 2018 Annual Meeting. Any Director vacancies created between annual meetings (such as by a current Director’s death, resignation, removal or an increase in the number of Directors) may be filled by a majority vote of the remaining Directors then in office. Any Director appointed in this manner would hold office until the next election.

What if a nominee is unable or unwilling to serve?

All nominees have consented to serve for the upcoming one-year term, so this is not expected to occur. If, however, a nominee is unable or unwilling to serve and the Board does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute candidate nominated by the Board.

What if a nominee does not receive a majority of votes cast?

Under our By-Laws, each of the 14 nominees will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the nominee. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Shares voting “abstain” and broker non-votes will have no effect on the election.

Under the Corporate Governance Principles, an incumbent nominee who fails to receive a majority of the votes cast with respect to the election must submit his or her resignation. The NCG Committee will consider the resignation and any factors it deems relevant in deciding whether to accept the resignation and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation.

  ï   2017 Proxy Statement    27

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board will take action within 90 days following certification of the stockholder vote unless such action would cause us to fail to comply with requirements of the NYSE or the securities laws, in which event we will take action as promptly as practicable while continuing to meet such requirements.

The Board will promptly disclose its decision and the reasons for the decision in a Current Report on Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

What criteria were considered by the NCG Committee in selecting the nominees?

The NCG Committee is charged with identifying and evaluating individuals to be recommended to the Board and are believed to be qualified to become Directors. The NCG Committee will consider and assess candidates consistent with criteria established by the Board and set forth in the Corporate Governance Principles and will take into consideration such pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The NCG Committee may, from time to time, use its authority under its charter to retain a professional search firm to help identify candidates. During 2016, the NCG Committee engaged a professional search firm to assist in compiling information concerning potential nominees.

The Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management. Although the Company does not have a formal policy with respect to Board diversity, the NCG Committee actively considers diversity in its recruitment and nomination of individuals for directorship, and diversity is one component of the Board’s annual self-evaluation. To ensure full flexibility in choosing candidates for nomination, there is no formal process for implementing the nomination policy.

In addition to the items specified in the Corporate Governance Principles, the NCG Committee considers the technical and professional skills that these nominees have gained through their leadership roles. Such skills may include, but are not limited to experience or acumen in, strategic planning or strategy development; information/cybersecurity; risk management; human resources/human capital management; business operations and technology; environmental and sustainability practices; executive compensation and benefits; corporate governance; growth and innovation; external affairs, public relations or marketing and/or stockholder engagement; banking and financial services; and regulatory or compliance.

Regions’ By-Laws establish the procedures and requirements for a stockholder to nominate candidates for Director. For Regions’ 2018 Annual Meeting, such notice must be submitted to the Corporate Secretary and be delivered no earlier than November 7, 2017, and no later than December 7, 2017. The notice must be accompanied by all required information relating to each nominee as described in Regions’ By-Laws, including information to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and various statements, consents and agreements provided by the nominee. The Company’s By-Laws include additional information that is required to be submitted about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

See How do I submit a stockholder nomination or other proposal in accordance with Regions’ By-Laws for the 2018 Annual Meeting of Stockholders? on page 23 for further instructions on how to submit such nominations and what must be included with the submission. It is the current policy and practice of the NCG Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedures set forth in our By-Laws.

The NCG Committee considers a wide breadth of factors and characteristics when evaluating nominees. With respect to the 2017 nominees, the NCG Committee selected candidates who possess the highest personal and professional ethics, integrity and values. Candidates must also be committed to representing the long-term interests of Regions stockholders. In addition to reviewing a candidate’s background and accomplishments, the NCG Committee assessed candidates for directorship in the context of the current composition of the Board and Regions’ evolving needs. The NCG Committee also considered the number of boards on which the candidates already serve. Leadership and outside board experience are two of the many qualities considered by the NCG Committee when selecting nominees. Of the 10 nominees standing for election who currently serve on an outside public company board, nine of those nominees chair committees on their outside boards. It is the Board’s policy that at all times at least a substantial majority of its members meet the standards of independence promulgated by the SEC and the NYSE, and as set forth in the Corporate Governance Principles. The NCG Committee further sought to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to Regions’ operations and interests.

The Board seeks to maintain a diverse membership. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and Committee meetings and the annual meeting.

The NCG Committee and Board undertake a thorough review and vetting process before any candidate is recommended to the Board. During this review and vetting process, which can take several months or longer to complete, the NCG Committee and Board consider many different aspects pertaining to the candidate, such as skills and expertise brought to the Board, other boards on which the candidate sits, any risks or concerns with appointing the candidate to the Board, and diversity.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The following are some key qualifications and skills the NCG Committee considered in evaluating the nominees.

Experience or Acumen	Description
Banking and financial services	The banking and financial services industry have inherent risks, challenges, and opportunities that are unique to this industry. It is important that the Board have Directors who understand these facets of our industry.
Business operations and technology	It is important to have members on the Board who are knowledgeable and possess experience in business operations and technology so that we are able to improve our processes, services, and products to provide the best customer experience possible, as well as reduce operational risk as we meet the challenges of the fast-moving digital environment.
Corporate governance	The Board is responsible for shaping the Company’s corporate governance priorities and structure, which must be transparent and responsive to our stockholders. The Board must have Directors with experience in keeping up with and understanding constantly changing corporate governance trends and policies.
Environmental and sustainability practices	Directors who have a significant understanding of environmental issues or issues involving sustainability are better situated to oversee and advise management with respect to these important issues. For Regions, sustainability is not just an environmental issue; it is also an issue regarding making our business and profits sustainable.
Executive compensation and benefits	When properly structured, executive compensation and benefits discourage imprudent risk taking that could harm the Company and/or customers, while simultaneously acting as a business driver and ensuring alignment with long-term stockholder interests. It is important for the Board to have Directors who understand and have experience with the various types of executive compensation and benefits options that may be employed to achieve this balance.
External affairs, public relations or marketing and/or stockholder engagement	As a customer-based public company, Regions regularly communicates with our customer and stockholder bases. This may take the form of one-to-many types of communications, or it may involve one-on-one engagements. It is important for us to have Directors who are adept at communicating on a large scale, as well as individually.
Growth and innovation	As part of our strategic planning process, we must continually consider ways to expand our customer base, reach underserved areas, and develop new products or services that could best serve our customers’ needs. The Board must have Directors with an understanding of how to foster growth and innovation.
Human resources/human capital management	Talent management is important at all levels of an organization, but it is particularly critical with respect to succession planning for senior executives. Having human resources and human capital management experience represented on the Board is important to ensuring appropriate succession planning.
Information/cybersecurity	The safekeeping of our customer, associate, and Company data is of paramount importance. Directors with experience in implementing, establishing, or overseeing information security systems and protocols are better able to guide the Company through this constantly changing landscape.
Regulatory or compliance	The banking and financial services industry is highly regulated. Regions is subject to both federal and state regulators. Having Directors who understand the regulatory environment and with experience engaging with regulators is critical to the Company.
Risk management	Robust risk management is a critical aspect of operating within the financial sector, and the Board must include Directors who are very familiar with risk management processes.
Strategic planning or strategy development experience	Directors who understand how to strategically plan for the future of the Company, both in the short- and long-term, are better able to oversee and advise management with respect to the formulation and execution of the Company’s strategic planning.

  ï   2017 Proxy Statement    29

PROPOSAL 1 — ELECTION OF DIRECTORS

The following are some of the personal attributes that each nominee is expected to possess.

Commitment	The ability to commit the time necessary to function as an effective Director by attending on-site meetings in person.
Constructive Questioner	The preparedness to ask questions and challenge management and peer Directors in a constructive and appropriate way.
Contributor and Team Player	The ability to work as a member of a team, and demonstrate the passion and time to make a genuine and active contribution to the Board.
Critical and Innovative Thinker	The ability to critically analyze complex and detailed information, readily distill key issues and develop innovative approaches and solutions to problems.
Effective Listener and Communicator

The ability to:

•    listen to, and constructively and appropriately debate, other people’s viewpoints;

•    develop and deliver compelling arguments; and

•    communicate effectively with a broad range of stakeholders.

Ethics and Integrity

A commitment to:

•    understanding and fulfilling the duties and responsibilities of a director and maintaining knowledge in this regard through professional development;

•    putting Regions’ interests before any personal interests;

•    being transparent; and

•    maintaining Board confidentiality.

Financially Literate	The ability to read and understand fundamental financial statements and make appropriate decisions.
Influencer and Negotiator	The ability to negotiate outcomes and influence others to agree with those outcomes, including an ability to gain stakeholder support for the Board’s decisions.
Leader	Leadership skills include the ability to: • appropriately represent Regions; • set appropriate Board and organizational culture; and • make and take responsibility for decisions and actions.
Unbiased	The ability to represent all stockholders and not a particular interest group.

The individual Director biographies that follow provide additional information about each nominee’s experiences, qualifications and skills.

What is the average tenure of the Directors?

Our Directors have a variety of lengths of tenure, with the average tenure being eight years; in fact, eight Directors have tenure of fewer than 10 years. The NCG Committee, which is responsible for nominating individuals to the Board, considers tenure, among many other factors, when making its determination with respect to Director nominations.

By nominating Directors for continued service on our Board, the NCG Committee believes that a Director is able to become intimately acquainted with all aspects of our business and best direct our course over time. Our longer-serving Directors have vital expertise and institutional knowledge that provides the Board with a better understanding of our business. The NCG Committee believes that this knowledge and perspective continues to generate long-term value for all of our stakeholders. Notwithstanding a Director’s tenure, each Director is evaluated annually by the NCG Committee to ensure he or she continues to possess valuable skills, talents and expertise necessary for the long-term success of our Company.

Who are this year’s nominees?

This year, 11 of the 14 nominees being voted upon at the annual meeting are Directors standing for re-election. We recognize that board refreshment supports the addition of new ideas, perspectives, independence, and skills to the Board. Since last year’s annual meeting of stockholders, to help ensure the Board is well-equipped to guide Regions’ creation of long-term sustainable value, we added three new independent Directors: Samuel A. Di Piazza, former Global CEO of PricewaterhouseCoopers and former Vice Chairman of Citigroup Global Corporate and Investment Bank; James T. Prokopanko, former President and CEO of The Mosaic Group; and José S. Suquet, Chairman, President and CEO of Pan-American Life Insurance Group. These three individuals, each of whom is a proven leader within his respective field, bring unique skill sets and backgrounds to the Board. Directors Di Piazza and Prokopanko were recommended by our CEO, and Director Suquet was recommended by another executive officer.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The following biographies detail the age and principal occupations during at least the past five years for each nominee, the year the nominee was first elected or appointed, as the case may be, to the Board, and the directorships he or she now holds and has held within at least the last five years with corporations subject to the registration or reporting requirements of the Exchange Act or registered under the Investment Company Act of 1940. The Board believes that all the nominees are well qualified. Each nominee’s key experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director are subsequently described. There are no family relationships among our Directors and executive officers.

On July 1, 2004, Regions became the successor by merger to Union Planters Corporation and the former Regions Financial Corporation. Several of our Directors were previously members of the boards of directors of the former Regions Financial Corporation. On November 4, 2006, AmSouth Bancorporation was merged with and into Regions. Several of the members of the board of directors of AmSouth Bancorporation joined the Board at that time.

The Directors also serve as the board members of Regions Bank, an Alabama state-chartered commercial bank and wholly-owned subsidiary of Regions.

Carolyn H. Byrd Independent Director Since: 2010 Age: 68 Top Skills • Banking and Financial Services • Corporate Governance • Information/Cybersecurity • Regulatory Compliance • Risk Management

Regions Committees:

•    Audit Committee (Chair; Audit Committee Financial Expert)

Public Directorships:

•    Popeyes Louisiana Kitchen, Inc.

•    Federal Home Loan Mortgage Corporation (“Freddie Mac”)

Ms. Byrd is the Chairman and CEO of GlobalTech Financial, LLC (“GlobalTech”), in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in business process outsourcing and financial consulting.

Skills and Qualifications:

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately appointed Vice President, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Ms. Byrd served as Senior Account Officer with Citibank, N.A. in New York before joining The Coca-Cola Company.

At Popeyes Louisiana Kitchen, Inc., Ms. Byrd serves on the Audit Committee and Executive Committee and is Chair of the Corporate Governance and Nominating Committee. At Freddie Mac, she served as Chair of the Audit Committee and as a member of the Nominating and Governance Committee and the Executive Committee until March 1, 2017. She now serves on the Compensation Committee and Risk Committee. She previously served on the Audit Committee of Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. Ms. Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of these qualifications make her well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

David J. Cooper, Sr.

Independent

Director Since:  2006

Age:  71

Top Skills

•    Corporate Governance

•    Environmental and

     Sustainability Practices

•    External Affairs, PR or

     Marketing and/or

     Stockholder Engagement

•    Growth and Innovation

•    Strategic Planning

Regions Committees:

•    Compensation Committee

•    NCG Committee

Mr. Cooper served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Skills and Qualifications:

After graduating from the University of Alabama School of Commerce and Business Administration, Mr. Cooper joined his family’s stevedoring company, Cooper/T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company expanded its activities to over 37 ports on the East, West and Gulf Coasts of the United States, with additional operations in South America. The company has diversified its business interests, including warehousing, terminal operations, tugboats, push boats, barging and restaurants. Mr. Cooper is also active in civic and educational organizations.

Mr. Cooper served on the board of directors of SouthTrust Corporation and SouthTrust Bank prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. At Alabama Power Company, Mr. Cooper serves on the Compensation Committee and the Executive Committee. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in an industry that, similar to banking, is highly regulated. He also brings to our Board extensive knowledge of how to effectively run a large business with international operations as evidenced by the diversification and growth of Cooper/T. Smith Corporation under his direction. Mr. Cooper’s experience makes him well qualified to be a member of Regions’ Board.

Don DeFosset

Independent

Director Since:  2006

Age:  68

Top Skills

•    Business Operations

     and Technology

•    Corporate Governance

•    Executive Compensation

     and Benefits

•    Information/Cybersecurity

•    Strategic Planning

Regions Committees:

•    Compensation Committee (Chair)

•    Risk Committee

Public Directorships:

•    Terex Corporation

•    National Retail Properties

•    ITT Corporation

Mr. DeFosset served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is the former Chairman, President and CEO of Walter Industries, Inc. (“Walter”). During the time of his service, Walter was a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing.

Skills and Qualifications:

Throughout his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is also active in civic and charitable organizations. He formerly served on Regions’ Audit Committee and was, during his tenure, determined to be an Audit Committee Financial Expert.

At Terex Corporation, Mr. DeFosset chairs the Governance and Nominating Committee and serves on the Audit Committee. At National Retail Properties, he serves on the Compensation Committee and chairs the Governance and Nominating Committee. At ITT Corporation, Mr. DeFosset serves on the Compensation and Personnel Committee and the Nominating and Governance Committee. In addition, he also served on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Having served as Chairman, CEO and President of Walter, Mr. DeFosset brings extensive management and business experience to Regions’ Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter. His service on the boards of directors of a variety of large public companies further augments his experience. All of these credentials make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Samuel A. Di Piazza, Jr. Independent Director Since: 2016 Age: 66 Top Skills • Business Operations and Technology • Corporate Governance • Regulatory Compliance • Risk Management • Strategic Planning

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Compensation Committee

Public Directorships:

•    ProAssurance Corporation

•    Jones Lang LaSalle Incorporated

•    AT&T Inc.

Former Public Directorships Held During the Past Five Years:

•    DirecTV

Mr. Di Piazza is retired from Citigroup, Inc., where he served as Vice Chairman of the Global Corporate and Investment Bank. Prior to joining Citigroup, Mr. Di Piazza was a partner at PricewaterhouseCoopers, where he served as Chairman and Senior Partner at PwC US and as a member of the firm’s Global Leadership Team. He ultimately served as Global CEO of PricewaterhouseCoopers from 2002 to 2009.

Skills and Qualifications:

Mr. Di Piazza serves as the Chair of the Audit Committee at ProAssurance Corporation. At Jones Lang LaSalle Incorporated, he serves on the Compensation Committee and the Nominating and Governance Committee. He serves as Chair of the Audit Committee and as a member of the Executive Committee and the Public Policy and Corporate Reputation Committee at AT&T Inc. He earned his Bachelor of Science in Accounting and Economics from the University of Alabama and received a Master of Tax Accounting degree from the University of Houston.

Mr. Di Piazza is extremely active in and serves on the boards of various nonprofit and professional organizations, including the UN Global Compact Board, The Mayo Clinic, and the National September 11th Memorial and Museum. Mr. Di Piazza is a former Trustee of both the Financial Accounting Foundation and the International Accounting Standards Committee Foundation. He has been awarded the Accountant of the Year by the Beta Alpha Psi Society, the Ellis Island Medal of Honor, and the INROADS Leadership Award. Mr. Di Piazza is also co-author of the book, Building Public Trust: The Future of Corporate Accounting. Mr. Di Piazza’s extensive audit and tax experience, leadership in civic and not-for-profit organizations, together with his years in banking and other credentials, make him well qualified to be a member of Regions’ Board.

Eric C. Fast

Independent

Director Since:  2010

Age:  67

Top Skills

•    Banking and Financial

     Services

•    Corporate Governance

•    External Affairs, PR or

     Marketing and/or

     Stockholder Engagement

•    Risk Management

•    Strategic Planning

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Risk Committee

Public Directorships:

•    Automatic Data Processing, Inc.

•    Lord Abbett Family of Funds

Former Public Directorships Held During the Past Five Years:

•    Crane Co.

From 2001 through January 2014, Mr. Fast served as the CEO for Crane Co., a diversified manufacturer of engineered industrial products. He also served as President of Crane Co. from 1999 through January 2013. Mr. Fast serves on the board of directors of the privately held National Integrity Life Insurance Company. Additionally, he serves as a director/trustee of the twelve investment companies in the Lord Abbett Family of Funds.

Skills and Qualifications:

Prior to joining Crane Co., Mr. Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at The Bank of New York.

Mr. Fast earned a political science degree from the University of North Carolina, Chapel Hill and received a Master of Business Administration in Finance degree from New York University Graduate School of Business. He currently serves as Chair of the Audit Committee and serves on the Compensation Committee of Automatic Data Processing, Inc., is a member of the Audit Committee at the privately held National Integrity Life Insurance Company, and is a member of the Proxy Committee, Nominating and Governance Committee and Contract Committee at The Lord Abbett Family of Funds.

Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as President and CEO of a large public company further augments his experience. All of these qualifications make him well qualified to be a member of Regions’ Board.

  ï   2017 Proxy Statement    33

PROPOSAL 1 — ELECTION OF DIRECTORS

O. B. Grayson Hall, Jr.

Management

Director Since:  2008

Age:  59

Top Skills

•    Banking and Financial

     Services

•    Business Operations and

     Technology

•    Information/Cybersecurity

•    Risk Management

•    Strategic Planning

Public Directorships:

•    Vulcan Materials Company

Former Public Directorships Held During the Past Five Years:

•    Zep Inc.

Mr. Hall has been the Chairman, President and CEO of Regions and Regions Bank since May 2013. He served as President and Chief Executive Officer of Regions and Regions Bank from April 2010 to May 2013. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock. Mr. Hall is also a Class A Director of the Federal Reserve Bank of Atlanta.

Skills and Qualifications:

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increased responsibility, including head of the Operations and Technology Group from 1993 to 2004 and manager of all lines of business from 2005 to 2006. Mr. Hall was named Head of the General Banking Group in 2006 and, in 2008, was elected Vice Chairman and a member of the Board of Regions. The General Banking Group included all banking offices across Regions’ footprint. His responsibilities also included oversight of several key divisions of Regions. In October 2009, the Board named him President. From October 2009 through March 2010 he served as President and Chief Operating Officer of Regions and Regions Bank. Thereafter, the Board named Mr. Hall CEO effective April 1, 2010. Mr. Hall assumed the additional role of Chairman of the Board in May 2013. Mr. Hall is also active in several civic and leadership organizations.

Mr. Hall serves on the Audit Committee and the Operational Risk Committee at the Federal Reserve Bank of Atlanta. Previously, he was a representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System. At Vulcan Materials Company, Mr. Hall serves on the Executive Committee, Finance Committee and is Chair of the Governance Committee. At Alabama Power Company, he Chairs the Compensation Committee. While a director at Zep Inc., he served on the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to a Bachelor’s degree in Economics from The University of the South and a Master of Business Administration degree from the University of Alabama, Mr. Hall is a graduate of the Stonier School of Banking. Mr. Hall’s knowledge of all areas of the Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

John D. Johns Independent Director Since: 2011 Age: 65 Top Skills • Corporate Governance • Executive Compensation and Benefits • Growth and Innovation • Risk Management • Strategic Planning

Regions Committees:

•    Risk Committee (Chair; Risk Management Expert)

Public Directorships:

•    The Southern Company

•    Genuine Parts Company

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Since 2003, Mr. Johns has served as the Chairman and CEO of Protective Life Corporation (“Protective”). In February 2015, Protective became a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan, a holding company with subsidiaries that provide insurance and other financial services. Mr. Johns continues to serve on the board at Protective, which is no longer a publicly traded company.

Skills and Qualifications:

Prior to joining Protective in 1993, Mr. Johns was Executive Vice President and General Counsel at Sonat, Inc. and was a founding partner of the Birmingham-based law firm of Maynard, Cooper & Gale, P.C.

Mr. Johns Chairs the Audit Committee at The Southern Company. At Genuine Parts Company, he serves as Chair of the Compensation, Nominating and Governance Committee and is a member of the Executive Committee. At the privately held Protective, he serves on the Risk, Finance & Investments Committee. Mr. Johns graduated from the University of Alabama and received his Master of Business Administration and Juris Doctorate degrees from Harvard University. Mr. Johns’ background and considerable experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, leadership in other business, economic development, civic, educational, and not-for-profit organizations, and seasoned business judgment are valuable and make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Ruth Ann Marshall

Independent

Director Since:  2011

Age:  62

Top Skills

•   Corporate Governance

•   Executive Compensation

     and Benefits

•   Growth and Innovation

•   Human Resources/Capital

     Management

•   Strategic Planning

Regions Committees:

•   Compensation Committee

•   NCG Committee

Public Directorships:

•   ConAgra Foods, Inc.

•   Global Payments Inc.

Ms. Marshall is retired from MasterCard where she served in various management roles beginning in 1999 and served as President of The Americas, MasterCard International, Inc. from 2004 to 2007.

Skills and Qualifications:

At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International, Inc. in 1999, Ms. Marshall served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation. Upon acquisition of these companies by Concord EFS, Ms. Marshall became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service and product development. Ms. Marshall started her career at IBM, where, for more than 18 years, she served in managerial and executive positions. In 2004 and 2005, Ms. Marshall was selected by Forbes.com as one of the “World’s 100 Most Powerful Women.”

At ConAgra Foods, Inc., Ms. Marshall serves as Chair of the Human Resources Committee and serves on the Nominating, Governance and Public Affairs Committee and the Executive Committee. At Global Payments, Inc., she serves as Chair of the Risk Oversight Committee and serves on the Governance and Nominating Committee. Additionally, she is a former director of American Standard Inc. and privately held companies, Pella Corporation, a building materials manufacturer, and Trustwave Holdings, Inc., an information security company. Ms. Marshall earned her Bachelor of Business Administration in Finance and Master of Business Administration degrees from Southern Methodist University. Ms. Marshall’s background and broad marketing, account management, customer service and product development experience, as well as significant domestic and international experience in growing business at MasterCard and her service as a director for other publicly traded companies all make her well qualified to be a member of Regions’ Board.

Susan W. Matlock

Independent

Director Since:  2004

Age:  70

Top Skills

•   Business Operations and

     Technology

•   Growth and Innovation

•   Human Resources/Capital

     Management

•   Risk Management

•   Strategic Planning

Regions Committees:

•   Compensation Committee

•   Risk Committee

Ms. Matlock served on the board of directors of the former Regions Financial Corporation from 2002 to 2004. She retired in March 2014 as President and CEO of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama.

Skills and Qualifications:

Ms. Matlock served for nine years on the board of managers of Ascension Health Ventures, a fund that invests in innovative healthcare businesses. She currently serves on the board of directors of Blue Cross/Blue Shield of Alabama where she is a member of the Executive Committee and Chair of the Compensation Committee. In addition, Ms. Matlock serves on the boards of, and is active in, various civic, educational and leadership organizations. She is also past Chair of the National Business Incubation Association and founding Chair of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker, lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. She was named as one of the “Top 25 Most Influential People in the Southeast Technology Community” by TechJournal South in 2007. Ms. Matlock earned a Master of Public Administration degree from the University of Alabama at Birmingham and completed an Executive in Residence Program at Harvard Business School. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, make her well qualified to be a member of Regions’ Board.

  ï   2017 Proxy Statement    35

PROPOSAL 1 — ELECTION OF DIRECTORS

John E. Maupin, Jr.

Independent

Director Since:  2007

Age:  70

Top Skills

•    Business Operations and

     Technology

•    Executive Compensation

     and Benefits

•    External Affairs, PR or

     Marketing and/or

     Stockholder Engagement

•    Growth and Innovation

•    Strategic Planning

Regions Committees:

•    Audit Committee

•    NCG Committee

Public Directorships:

•    LifePoint Health, Inc.

•    VALIC Company I and II

•    HealthSouth Corporation

Dr. Maupin served as the President of Morehouse School of Medicine from 2006 through June 2014. He also serves as Chair of Regions Community Development Corporation, the Company’s non-profit corporation dedicated to providing technical assistance for affordable housing, small business, and community development initiatives.

Skills and Qualifications:

Dr. Maupin has more than 30 years of experience in healthcare administration, public health and academic medicine. Prior to becoming the President of Morehouse School of Medicine in 2006, he was the President of Meharry Medical College. His career includes over 22 years serving as a Chief Executive Officer and five years as a Chief Operating Officer. He also served in the United States Army Reserves Dental Corp. retiring in 1997 with over 28 years of service at the rank of lieutenant colonel. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards.

At HealthSouth Corporation, Dr. Maupin serves on the Nominating/Corporate Governance Committee and the Corporate Compliance and Quality of Care Committee. At LifePoint Health, Inc., he serves as Chair of the Compensation Committee and serves on the Audit and Compliance Committee, the Corporate Governance and Nominating Committee, and the Quality Committee. At VALIC Company I and II, Dr. Maupin serves on the Audit Committee, the Brokerage Committee, and the Governance Committee. Dr. Maupin attended San José State College and received his Doctor of Dental Surgery degree from the School of Dentistry, Meharry Medical College, and a Master of Business Administration degree from Loyola College. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

Charles D. McCrary

Independent

Director Since:  2006

Age:  65

Top Skills

•    Corporate Governance

•    Environmental and

      Sustainability Practices

•    External Affairs, PR or

      Marketing and/or

      Stockholder

      Engagement

•    Regulatory Compliance

•    Strategic Planning

Lead Independent Director

Regions Committees:

•    NCG Committee (Chair)

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Mr. McCrary served on the board of directors of AmSouth Bancorporation from 2001 to 2006. From 2001 through February 2014, Mr. McCrary served as the President and CEO of Alabama Power Company, a public utility company, which is a wholly-owned subsidiary of The Southern Company, and served as Chairman of Alabama Power Company until May 2014.

Skills and Qualifications:

Mr. McCrary’s career at Alabama Power spanned over 30 years, where he held various positions of increased responsibility within The Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable organizations and formerly served as Chairman of the Economic Development Partnership of Alabama.

Mr. McCrary previously served on Regions’ Audit Committee and, during such service, was determined to be an Audit Committee Financial Expert. Since May 2013, Mr. McCrary has served as Regions’ NCG Committee Chair and Lead Independent Director. Mr. McCrary served on the Corporate Governance & Nominating Committee and the Risk, Finance and Investments Committee at Protective Life Corporation prior to its acquisition by Dai-ichi Life Insurance Company, Limited in 2015. Mr. McCrary previously served on the board of the privately held Mercedes-Benz U.S. International, Inc.

Mr. McCrary holds an engineering degree from Auburn University and a law degree from Birmingham School of Law. As the former President and Chief Executive Officer of Alabama Power Company and with his service as a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a highly regulated industry. Mr. McCrary’s depth of knowledge and experience running regulated companies, as well as his other experience, make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

James T. Prokopanko

Independent

Director Since:  2016

Age:  63

Top Skills

•   Business Operations and

      Technology

•   Environmental and

      Sustainability Practices

•   Growth and Innovation

•   Risk Management

•   Strategic Planning

Regions Committees:

•   NCG Committee

•   Risk Committee

Public Directorships:

•   Vulcan Materials Company

•   Xcel Energy Inc.

Former Public Directorships Held During the Past Five Years:

•   The Mosaic Company

Mr. Prokopanko served as Executive Vice President and Chief Operating Officer of The Mosaic Company, one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients, from 2006 through 2007 and then as President and CEO from 2007 through 2015. He served as Senior Advisor until his retirement in January 2016.

Skills and Qualifications:

Mr. Prokopanko serves on the board of Overseers for the University of Minnesota’s Carlson School of Management and has past service as Campaign Chair of the Twin Cities United Way Campaign and as Trustee for Minnesota Public Radio. He was awarded the Corporate Responsibility Lifetime Achievement Award from the Corporate Responsibility Magazine in 2015 and the Excellence Award from the Center of Excellence in Corporate Philanthropy in 2013.

Prior to joining The Mosaic Company, he served in various senior leadership positions at Cargill, Inc. from 1999 through 2006. At Vulcan Materials Company, he serves as Chair of the Compensation Committee and as a member of the Executive Committee and the Governance Committee, in addition to serving as the lead director. At Xcel Energy Inc., he serves on the Audit Committee and the Operations, Nuclear, Environmental and Safety Committee. Mr. Prokopanko earned his bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the Ivey Business School at the University of Western Ontario. Mr. Prokopanko’s decade-long career at The Mosaic Company and service as lead director at Vulcan Materials Company have provided him with an in-depth knowledge of environmental risk management in regulated industries. Mr. Prokopanko’s experience in environmental risk management and his various leadership roles make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III Independent Director Since: 2004 Age: 56 Top Skills • Corporate Governance • Growth and Innovation • Human Resources/Capital Management • Risk Management • Strategic Planning

Regions Committees:

•   Audit Committee (Audit Committee Financial Expert)

•   Risk Committee

Public Directorships:

•   Vulcan Materials Company

•   Workday, Inc.

Mr. Styslinger served on the board of directors of the former Regions Financial Corporation from 2003 to 2004. He currently serves as the Chairman and CEO of the privately held Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec, which was founded in 1929, provides products and services in over 100 countries throughout the world.

Skills and Qualifications:

Mr. Styslinger actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers, and Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council advising the President of the United States on international trade policy from 2006-2008.

At Vulcan Materials Company, he serves on the Compensation Committee and the Safety, Health & Environmental Affairs Committee; at Workday, Inc., he serves on the Audit Committee. Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. As Chairman and CEO of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. The foregoing qualifications make him well qualified to be a member of Regions’ Board.

  ï   2017 Proxy Statement    37

PROPOSAL 1 — ELECTION OF DIRECTORS

José S. Suquet Independent Director Since: 2017 Age: 60 Top Skills • Corporate Governance • Executive Compensation and Benefits • Regulatory Compliance • Risk Management • Strategic Planning

Regions Committees:

•    Compensation Committee

•    Risk Committee (Risk Management Expert)

Mr. Suquet currently serves as the Chairman, President and CEO of the privately held Pan-American Life Insurance Group (“PALIG”), a leading provider of insurance and financial services throughout the Americas. PALIG’s flagship member is New Orleans-based Pan-American Life Insurance Company.

Skills and Qualifications:

As of December 31, 2016, Mr. Suquet completed his term as a member of the Board of Directors of the Federal Reserve Bank of Atlanta, where he served as Chairman of the Retail Payments Office Oversight Committee. He also previously served on the Board of Directors for the Federal Reserve Bank of Atlanta, New Orleans Branch. He is a director at the privately held Ochsner Health System, Louisiana’s largest non-profit, academic, healthcare system, where he serves on the Compensation Committee and the Audit and Oversight Committee. He is also on the board of directors of The American Council of Life Insurers.

Mr. Suquet brings a strong background in enterprise risk management and a commitment to innovation and operational excellence. His commitment to the United States’ Hispanic community, product innovation and sales force expansion have positioned PALIG as the company Hispanics throughout the Americas rely on to protect their financial security and well-being. Prior to joining PALIG, Mr. Suquet held senior management posts in the insurance industry for more than three decades, including serving as Senior Executive Vice President and Chief Distribution Officer of AXA Financial. He is also involved in various professional and industry associations. Mr. Suquet graduated from Fordham University with a Bachelor of Science degree and holds a Master of Business Administration degree from the University of Miami. All of these qualifications make him well qualified to be a member of Regions’ Board.

How are Directors compensated?

The Compensation Committee, along with the NCG Committee, periodically review the compensation of the non-management Directors and recommend changes to the Board. The following table describes the components of the Director Compensation Program for 2016:

Compensation Element	Director Compensation Program
Annual Cash Retainer	$60,000, which may be deferred, at the Director’s option
Annual Equity Retainer	$105,000 in restricted stock granted three business days following the annual stockholder meeting that vests at the next annual stockholder meeting
Board and Committee Meeting Fees	$1,500 per meeting
Additional Annual Fee for Lead Independent Director	$50,000
Additional Annual Fee for Committee Chairs	$20,000 — Audit Committee $20,000 — Compensation Committee $15,000 — NCG Committee $20,000 — Risk Committee $10,000 — Special Committees, as applicable
Additional Annual Fee for Special Committee Members, as applicable	$10,000

Under the DDSIP, a Director may elect to defer receipt of some or all cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the Director’s account. At the end of the deferral period, the Director’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors have elected to defer receipt of a portion of their cash compensation.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The following table contains information about the compensation paid to the non-employee Directors who served during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
George W. Bryan	56,500	—	—	56,500
Carolyn H. Byrd	140,000	105,000	—	245,000
David J. Cooper, Sr.	97,500	105,000	5,000	207,500
Don DeFosset	137,000	105,000	5,000	247,000
Samuel A. Di Piazza, Jr.	21,000	43,750	5,000	69,750
Eric C. Fast	103,000	105,000	5,000	213,000
John D. Johns	114,000	105,000	—	219,000
Charles D. McCrary	186,000	105,000	—	291,000
Ruth Ann Marshall	107,500	105,000	5,000	217,500
Susan W. Matlock	103,500	105,000	—	208,500
John E. Maupin, Jr.	106,500	105,000	5,000	216,500
James T. Prokopanko	19,500	43,750	5,000	68,250
Lee J. Styslinger III	100,500	105,000	5,000	210,500

(1)	For all Directors other than Messrs. Di Piazza and Prokopanko, the amounts presented in this column represent the grant date fair values of the 2016 restricted stock award made to all non-employee Directors in service on April 26, 2016. The grant date fair value of the restricted stock granted April 26, 2016, was $9.40 per share, for a total grant date fair value of $105,000. Messrs. Di Piazza, Jr. and Prokopanko were appointed to Regions’ Board on November 7, 2016, and received a restricted stock award on November 8, 2016. The grant date fair value of the restricted stock granted on November 8, 2016 was $10.89 per share, for a total grant date fair value of $43,750. All restricted stock awarded in 2016 are scheduled to vest in one lump sum on the date of the 2017 Annual Meeting.

(2)	The amounts presented in this column reflect matching charitable gifts made through the Regions Matching Gifts Program.

The following table sets forth those non-employee Directors who served during 2016 and who had stock options or restricted stock outstanding as of December 31, 2016, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
George W. Bryan	14,000	—
Carolyn H. Byrd	—	11,170
David J. Cooper, Sr.	14,000	11,170
Don DeFosset	14,000	11,170
Samuel A. Di Piazza, Jr.	—	4,017
Eric C. Fast	—	11,170
John D. Johns	—	11,170
Charles D. McCrary	14,000	11,170
Ruth Ann Marshall	—	11,170
Susan W. Matlock	14,000	11,170
John E. Maupin, Jr.	14,000	11,170
James T. Prokopanko	—	4,017
Lee J. Styslinger III	14,000	11,170

  ï   2017 Proxy Statement    39

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Overview

Regions’ Board and executive management work together to ensure we are in compliance with laws and regulations, as well as to provide guidance for sound decision-making and accountability. We strive to conduct business according to the highest moral standards, as evidenced by our Code of Business Conduct and Ethics (“Code of Conduct”). Our associates and Directors take this Code of Conduct seriously and are mindful of one of our core values, “Do What Is Right.” We maintain an environment of openness and take every opportunity to protect our culture by promoting Regions’ values. And we do this because it is the right thing to do, and our customers, stockholders, communities and associates expect it if they are to continue to give us their trust and confidence.

Publicly Available Documents. The following corporate governance documents are available within the Investor Relations section of our website at www.regions.com:

•	Code of Ethics for Senior Financial Officers

•	Code of Conduct

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation Committee Charter

•	NCG Committee Charter

•	Risk Committee Charter

•	Director-Stockholder Engagement Framework Summary

•	Government Affairs Annual Report

•	Corporate Sustainability Report

•	Social Responsibility Report

•	Fair Disclosure Policy Summary

Also available within our website are this proxy statement; 2016 Annual Report on Form 10-K; Chairman’s Letter; Annual Review; information regarding our executive officers, Board members and Board committee composition; and instructions for how to contact the Board.

The Company believes that transparency is important to our stockholders. Since 2014, we have voluntarily published on our website our Government Affairs Annual Report, which contains the Company’s Policy on Political Contributions, as well as our activities. There, the Company sets out a description of our oversight process for political contributions and a summary of contributions. This report also discloses trade association memberships in which $25,000 or more of the dues are allocated for lobbying purposes by the trade association. The Company believes that these disclosures on our website offer transparency with respect to the Company’s public policy advocacy on behalf of stockholders, the Company, our associates, and our customers.

Our annual Corporate Sustainability Report and Social Responsibility Report are also posted within our website. These reports give our customers and other stakeholders a transparent view into actions taken by the Company to steward our resources and to support the communities in which we operate.

Corporate Governance Principles. The NCG Committee periodically reviews our Corporate Governance Principles to maintain effective and appropriate standards of corporate governance. The Board adopted the principles to further its longstanding goal of providing effective governance of Regions’ business and affairs for the long-term benefit of stockholders.

Our Corporate Governance Principles address important governance matters, including, but not limited to:

•	Structure of the Board and its leadership, and the responsibilities and duties of the Lead Independent Director.

•	Director qualification standards, including:

¡	Board membership criteria, including the NCG Committee’s consideration of diversity in its recruitment and nomination of individuals for directorship;

¡	A description of ordinary course relationships that will not be deemed to impair a Director’s independence;

¡	A limit on the number of other public company boards and other audit committees on which Directors may serve; and

¡	Our mandatory retirement age of 72.

•	Nomination and selection of new Directors.

•	Director responsibilities, including:

¡	Attending Board and stockholder meetings;

¡	Meeting in executive session; and

¡	Complying with our Code of Conduct, General Policy on Insider Trading and confidentiality of Board information and materials.

•	Board Committees, including number and types of committees.

•	Board operations, including scheduling meetings and selecting agenda items for meetings.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession planning.

•	Annual performance evaluation of the Board, Committees and individual Directors.

•	Board interaction with stockholders, investment managers and the press.

•	Communications with the Board.

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CORPORATE GOVERNANCE

Below are some of the corporate governance best practices that we follow.

What We Do

✓	Continuous Focus on Strategic Planning	The Board and management regularly focus on strategy and planning.
✓	Maintain an Overwhelmingly Independent Board	Of the Board’s current 14 Directors, 13 are independent, including the Lead Independent Director.
✓	Recruit the Best Directors	Our Board reflects a range of talents, ages, skills, backgrounds, diversity and expertise.
✓	Strive for Board Diversity	Currently, 21 percent of our Directors are female and 21 percent are ethnically diverse. Our Board is 36 percent diverse with respect to gender, race, ethnicity, or sexual orientation.
✓	Maintain a Declassified Board	Directors are elected annually by a majority of votes cast in an uncontested election.
✓	Hold Frequent Board and Committee Meetings	The Board held 10 meetings in 2016 and one joint meeting with the NCG Committee and the Compensation Committee, and the Board’s Committees held 28 meetings in 2016. The Board meets in executive session at each regular Board meeting and most conference call Board meetings. Each of the standing committees also meet in executive session at each regular Committee meeting.
✓	Expect Director Attendance at Meetings	Our Director attendance for Board and Committee meetings averaged over 96 percent in 2016, and each Director attended at least 75 percent of Board and Committee meetings on which the Director served.
✓	Maintain Independent Committees	The Board has four independent, standing Committees to assist it in carrying out its work: an Audit Committee, a Compensation Committee, an NCG Committee, and a Risk Committee. Each Committee operates under a written charter approved by the Board and annually reviewed by each Committee and the NCG Committee.
✓	Maintain Corporate Governance Principles	Our comprehensive Corporate Governance Principles are reviewed routinely by the NCG Committee and Board to maintain effective and appropriate standards of corporate governance.
✓	Conduct Board Self-Evaluations	The Board and Committees conduct annual self-evaluations. The self-evaluation process was enhanced this year by including confidential, individual discussions between the Lead Independent Director and each of the other independent Directors.
✓	Administer Board Orientation	New Directors are provided with an orientation package and attend a Board orientation session, including Committee-specific orientation sessions, as appropriate.
✓	Facilitate a Director Education Program	The Board has a robust Director Education Program to keep abreast of products and services offered by the Company; significant risks and compliance issues; laws, regulations and requirements applicable to the Company and its affiliates; corporate governance best practices; and changes in the financial services industry.
✓	Keep Directors Informed	Our Directors and Committees are routinely provided with articles and reports to stay well informed of trends and best practices with respect to corporate governance, risk management, compensation, audit, regulatory matters and other topics.
✓	Conduct CEO Evaluation	The Board conducts an annual evaluation of the CEO.
✓	Maintain Stock Ownership Requirements	Robust stock ownership guidelines for Directors and executive officers are in place.
✓	Ensure Directors are not Overboarded	In 2016, we updated our Corporate Governance Principles to reduce the number of other boards on which certain Directors are permitted to serve to ensure they are able to devote sufficient time and attention to their responsibilities as a Director on our Board.
✓	Properly Align Executive Compensation	We have specific policies and practices to align executive compensation with long-term stockholder interests; these policies and practices are routinely reviewed by the Compensation Committee in conjunction with an independent compensation consultant.
✓	Provide for a Strong Clawback Policy	We have an enhanced clawback policy that applies to our executive officers, as well as a number of other senior management.
✓	Review Management and Succession Planning	The Board reviews management talent and succession at least annually.
✓	Promote Cross-Committee Membership	Most Directors serve on multiple Committees to better facilitate the flow of information among the Committees.
✓	Administer a Code of Conduct	Our comprehensive Code of Conduct is applicable to all Directors, executive officers and associates. Vendors and consultants are expected to adhere to any applicable Code of Conduct provisions.
✓	Maintain an Ethics Council	Our internal Ethics Council ensures proper oversight and application of the Code of Conduct.
✓	Named a Chief Governance Officer	In 2017, Regions named a Chief Governance Officer, who focuses on Regions’ corporate governance practices and stockholder engagement.
✓	Actively Fight Cybersecurity Threats	The Company makes on-going investments in systems and technology, as well as training and education for all associates and Directors to combat cybersecurity threats.
✓	Board Communicates with Regulators	The Board understands the importance of maintaining regular, open, and transparent communications with our regulators.
✓	Strengthen ESG	We have a long-standing commitment to corporate social responsibility. As such, we are expanding our Corporate Social Responsibility function to ensure that we have the appropriate expertise for analyzing and addressing ESG matters and engaging with stockholders to understand their views on those matters.
✓	Disclose Political Contributions	Pursuant to our Policy on Political Contributions, we disclose annually our independent expenditures and corporate political giving.
✓	Maintain Mandatory Director Retirement Policy	Directors retire on the date of the next annual meeting of stockholders after reaching age 72.
✓	Require Management Accountability	Management is accountable to the Board and the stockholders for its decisions.
✓	Keep Stockholder Voting Rights Consistent with Ownership	All common stockholders are entitled to one vote per share of common stock. Holders of preferred stock are not entitled to vote at the meeting.
✓	Pay for Performance	Majority of pay is not guaranteed. Executive compensation is tied to Company performance and aligned with the long-term interests of stockholders.

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CORPORATE GOVERNANCE

✓	Engage with our Stockholders	The NCG Committee has formalized a Director-Stockholder Engagement Framework to guide Directors and stockholders in the engagement process. Throughout the year, members of management meet with stockholders to solicit their opinions on various corporate governance topics, such as board refreshment and ESG matters. If requested by major stockholders, our Lead Independent Director will ensure he is available for consultation and direct communication.
✓	Board Oversees Risk Management	Our Board has oversight of risk management with a focus on the most significant enterprise risks facing the Company, including compliance, credit, legal, liquidity, market, operational, reputational, and strategic risks.
✓	Maintain Controls Over 10b5-1 Plans	We have guidelines governing the use of pre-established trading plans for transactions in our securities.

What We Don’t Do

X	No Hedging of Regions Securities	Long-standing policies restrict all hedging of Regions equity securities by Directors, executive officers and associates.
X	No Short Sales of Regions Securities	Our policies prohibit short sales of Regions securities by Directors, executive officers and associates.
X	No Pledging of Regions Securities	Long-standing policies restrict pledging of Regions equity securities by Directors and executive officers.
X	No Selective Disclosure of Information	We have a Fair Disclosure Policy applicable to all Directors, executive officers and associates to ensure timely, transparent, consistent and accurate financial and other information is provided to the investing community on a non-selective basis, and compliance is monitored by a standing management committee.
X	No “Poison Pill”	There is not a stockholder rights plan or “poison pill.”
X	No Family Relationships among Directors and Executive Officers	No immediate family relationships exist between any of our Directors or executive officers and any of our other Directors or executive officers.
X	No Related Person Transactions	There are no transactions with Regions where the amount exceeds $120,000 and in which our Directors or executive officers or their related persons have a direct or indirect material interest.

Corporate Governance Stockholder Engagement

Our commitment to our stockholders is front and center in our Company’s mission: to achieve superior economic value for our shareholders over time by making life better for our customers, our associates and our communities, and creating shared value as we help them meet their financial goals and aspirations. We take a long-term view of how we create value, and we are committed to constructive and meaningful communications with our stockholders.

We believe that engaging with our stockholders and soliciting their points of view is critical to providing long-term value to all of the Company’s stakeholders. For that reason, Regions appointed a Chief Governance Officer in early 2017. The Chief Governance Officer is primarily responsible for engaging with Regions’ institutional investors on corporate governance matters, as well as strengthening the Company’s governance functions. Although corporate governance has always been a focus at Regions, the appointment of a Chief Governance Officer further solidifies our commitment to good corporate governance and engagement practices; allows us to better define portions of our reporting structure; and permits us to more clearly establish responsibilities within our corporate governance and stockholder engagement functions. All of this helps to ensure that Regions has implemented leading corporate governance practices and that stockholders are given the opportunity to share their opinions and perspectives. Integrity, transparency and accountability are of the utmost importance to Regions, and the appointment of a Chief Governance Officer furthers these goals.

A summary of our Director-Stockholder Engagement Framework is available within the Investor Relations section of our website at www.regions.com. The primary purpose of this Framework, which is overseen and maintained by the NCG Committee, is to assist stockholders with the engagement process. While the Board principally provides oversight, members of management are primarily responsible for engaging with stockholders under the Framework. There are certain topics, however, that may be better addressed by the Board. Generally, in instances when it would be more appropriate for Board members to respond to questions about the Board’s oversight responsibilities, the Lead Independent Director will assume this responsibility; however, other members of the Board are available when appropriate.

At the beginning of 2016, members from Investor Relations, Legal, Executive Compensation, and External Affairs began executing on our Framework by formulating our corporate governance stockholder engagement strategy for the year. During the early summer months of 2016, we reached out to many of our institutional stockholders, which represented approximately 65 percent of Regions outstanding stock held by institutional investors, to solicit their feedback on Regions’ executive compensation and corporate governance practices, particularly with respect to board refreshment and ESG practices, as well as other matters. These conversations yielded constructive feedback and discussions. Stockholders’ opinions expressed during these engagement sessions were summarized and reported to senior management and the Board. To further build ongoing relationships and keep our large institutional stockholders abreast of significant corporate governance and Board changes at the Company, we also sent courtesy copies of our public communications announcing these events.

Regions also had the opportunity to engage with various stakeholders and other corporate governance professionals at corporate governance events held throughout the year, such as the Council of Institutional Investors conferences; the American Bar Association’s Business Law Section Meeting; “The Climate-Competent Board” Roundtable at the John L. Weinberg Center for Corporate Governance; the NYSE’s Annual Governance, Risk and Compliance Leadership Awards; and the Corporate Secretary’s Corporate Governance Awards. These events afforded us the ability to not only connect with various stakeholders on an individual basis, but also provided us with the opportunity to discuss those corporate governance and stockholder engagement best practices currently being used by other leaders within their respective sectors.

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CORPORATE GOVERNANCE

The following chart describes our corporate governance stockholder engagement annual cycle:

We publish and make available our Proxy Statement, Annual Report on Form 10-K, Chairman’s Letter, Government Affairs Annual Report, Social Responsibility Report, Corporate Sustainability Report, and Annual Review.

We hold our annual meeting, which is open to all stockholders as of the Record Date and provides an opportunity to engage with the Company.

Engagement requests are sent to certain institutional stockholders and meetings commence. We encourage stockholders to candidly provide their views on corporate governance issues, including executive compensation practices. Feedback from these engagements help initiate the following year’s corporate governance stockholder engagement plan.

Information obtained during corporate governance stockholder engagements is summarized and presented to senior management and the Board.

Associates from the Chief Governance Officer’s group, Investor Relations, External Affairs and Executive Compensation formulate the corporate governance stockholder engagement plan. We consider ways to enhance the corporate governance stockholder engagement process for both Regions and our stockholders.

The Board and Committees conduct the annual self-evaluation process, which considers, among other topics, feedback from our corporate governance stockholder engagements.

Our Board reviews and discusses the Corporate Governance Principles and the Director-Stockholder Engagement Framework, among other corporate governance documents, to ensure they encompass corporate governance leading practices; support the Company’s goals and strategies; and maximize long-term stockholder value. When making enhancements to our corporate governance documents, we take into consideration the voting results from our annual meeting and other feedback from our corporate governance stockholder engagements.

In-Person Engagement

In addition to the meetings that are arranged as part of our formal corporate governance stockholder engagement plan, we speak with corporate governance representatives from our institutional investors at various corporate governance events, such as those hosted by the Council for Institutional Investors, the American Bar Association, and the John L. Weinberg Center for Corporate Governance, held throughout the year.

  ï   2017 Proxy Statement    43

CORPORATE GOVERNANCE

As a result of engaging with our stockholders and keeping abreast of leading practices, we have taken the following actions, particularly with respect to corporate governance matters:

•	Brought more balance among our newer, mid-tenured, and seasoned Directors by appointing three new Directors

•	Appointed a Chief Governance Officer, who is primarily focused on corporate governance stockholder engagement and Regions’ corporate governance practices

•	Made our political spending publicly available

•	Included a summary of our strategy in our Proxy Summary

•	Strengthened the Board’s self-evaluation process by including confidential, individual discussions between the Lead Independent Director and each of the other independent Directors

•	Added more detail to our overall company performance in the Proxy Summary

•	Strengthened our Corporate Social Responsibility function to ensure that we have the appropriate expertise for analyzing and addressing ESG matters and engaging with stockholders to understand their views

•	Revised all committee charters to incorporate additional risk oversight

•	Added environmental and social responsibility oversight to the NCG Committee’s charter
•	Reduced the number of other boards on which certain Directors are permitted to serve to ensure they are able to devote sufficient time and attention to their responsibilities as a Director on our Board

•	Enhanced our ESG proxy disclosures to further explain the steps Regions is taking to protect the environment and support our communities

•	Strengthened the Lead Independent Director’s responsibilities and duties

•	Enhanced proxy disclosures with respect to our independent auditor

•	Provided a summary of the Director-Stockholder Engagement Framework on our website

•	Enhanced the Director recruitment criteria to incorporate the consideration of diversity when searching for and evaluating candidates

•	Included more detail in certain corporate governance proxy disclosures, such as the Board self-evaluation process; the structure of the Board; and the skills represented on the Board

•	Enhanced proxy disclosures around executive compensation practices

Economic Development and Community Outreach

We participated in several economic development initiatives during 2016. In September, Regions served as co-lead sponsor to an Inner City Capital Connections conference held in St. Louis, Missouri, which serves to educate companies in or near city centers on how to access capital to expand their businesses. The event drew over 100 local entrepreneurs for an all-day, high-energy training designed to help them grow their companies, serve more customers and hire more people. We also co-chaired the Southeast U.S.-Japan Association meeting in Tokyo, Japan, a meeting of business and political leaders from Japan and seven Southeastern states aimed at building sustainable relationships that lead to economic development.

In addition, our associates made a positive difference in the communities we served over the past year:

•	Provided more than 82,450 hours of volunteer work, including 16,667 volunteer hours on financial education.

•	Delivered financial education in classrooms and parent workshops with more than 110 trained facilitators, and the Regions at Work® team presented more than 87,000 financial education seminars during the year throughout our footprint.

•	Reached 16,465 high school students and 17,151 college students through the Regions Financial Scholars Program, powered by EverFi. In addition, the Regions Collegiate Financial Education Program provided financial education to 2,163 student athletes.

•	Regions Financial Learning Center, also powered by
EverFi, had 7,557 new customers and associates enroll in the online adult financial education.

•	Provided more than 10,000 volunteer hours with Junior Achievement, earning us the President’s Silver Award.

•	Provided more than 4,800 hours of technical assistance to non-profit organizations across our footprint.

•	Contributed $10.4 million in charitable giving.

•	Donated $25,000 to American Red Cross Disaster Relief Fund, in addition to other forms of assistance, to aid in Louisiana Flood Recovery Efforts.

•	Working with Operation HOPE, we expanded the number of our HOPE Inside financial empowerment centers that provide cost-free financial education, as well as credit and money management counseling to underserved residents and small-business owners.

•	Continued our annual Share the GoodSM program, which encourages local Regions’ offices to identify volunteer service opportunities in which we can make a positive difference.

•	Sponsored the 2016 Riding Forward ScholarshipSM Essay Contest, where students submitted essays about an inspirational African-American of the student’s choosing.

• Launched our Doing More TodaySM website, regions.doingmoretoday.com, to share stories about the communities we serve and the nonprofit organizations we help.

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CORPORATE GOVERNANCE

Regions is one of the nation’s leading direct investors in Low Income Housing Tax Credit projects. In 2016, Regions invested more than $284 million in such tax credit partnerships, supporting 50 developments that provided 4,393 units of affordable housing for low- and moderate-income individuals and families, all within our footprint. Further, building upon this commitment to provide financing for affordable housing, in October 2016, Regions acquired affordable housing syndication and asset management businesses from First Sterling Financial, Inc.

Corporate Environmental and Social Responsibility

Corporate environmental and social responsibility at Regions encompasses coordinating, tracking and reporting our progress around diversity and inclusion; our environmental impact; and our sustainability efforts. Key initiatives and activities include:

•	Publication of our annual Social Responsibility Report and annual Corporate Sustainability Report, detailing the steps we have taken to be good neighbors in our communities and stewards of our resources

•	Regions Diversity Advisory Council, providing us with an objective outside perspective and offer guidance on diversity-related matters in the workplace and marketplace

•	Corporate Diversity Network, providing a way to gather and distribute information internally and improve our ability to identify diversity-related opportunities and risks

•	Supplier Diversity Program, allowing us to build strong business relationships with a wide range of high-quality supply partners, including minority- and women-owned enterprises

•	Minority Capital Markets Initiative, allowing us to better engage minority-owned investment banking firms in our capital markets transactions

•	Partnerships with the United Negro College Fund and Historically Black Colleges and Universities, providing scholarships and financial education

•	Internal publication of our A Bank for All newsletter, which focuses on diversity and inclusion

• “What A Difference A Day Makes” program, offering all associates an annual day of Company-paid time off to volunteer in his or her community

We recognize diversity and inclusion are essential to achieving and maintaining a thriving company. This commitment is reinforced through our ongoing efforts to reflect, anticipate and adapt to the changing demographics of the communities where we live and work. Our public commitment to these efforts is supported by our Directors, executive management, and associates.

Our strategic approach to diversity and inclusion—inside and outside of Regions—is not only good business, it is the right thing to do for our customers, communities, associates and stockholders. The Regions Diversity Network is a cross-section of associates from all levels who work together to advance our comprehensive diversity strategy and create greater multi-cultural awareness inside Regions. Additionally, the Regions Diversity Advisory Council, composed of academic, community, and business leaders, offers an objective perspective on matters of diversity and inclusion in our workplace and marketplace.

As a top 20 U.S. bank, Regions provides financial products and services to companies in diverse industries, including energy and natural resources. As a lender, we acknowledge the unique risks and concerns surrounding the environmental and community impact of the energy industry, and we work collaboratively with our energy clients, communities, and other stakeholders to promote environmentally sustainable and socially responsible business practices. Regions’ policies require an assessment of each energy client’s compliance with applicable laws, including environmental legislation, as well as their financial capacity and past performance related to community and safety issues.

Regions also supports the communities in which we operate by striving to minimize our environmental impact in our daily actions. This requires us to be mindful of every decision we make and to continually seek areas in which we can improve. For example, in 2016:

•	Our confidential trash program collected approximately 12.3 million pounds of paper and other confidential material. After the paper was shredded, it was used by U.S. mills to manufacture new paper, which saved 104,487 trees, more than 2.3 million gallons of oil, over 18,400 cubic yards of landfill space, more than 24.5 million kilowatts of energy, over 43 million gallons of water, and over 368,700 pounds of air pollution.

•	We used 3.7 percent (8 million kWh) less electricity than in 2015 when comparing the same buildings. This is enough electricity to power over 722 average homes for a year (per U.S. Department of Energy Residential Energy Consumption Survey, 2014).

•	To measure progress, our energy consumption program has been monitoring the same buildings since 2008. For the 11.5 million square feet being tracked, even with rate increases, the cost of electricity for these buildings was approximately $800,000 less in 2016 than in 2008.

•	We also reduced our total office space by approximately 400,000 square feet.

•	We continued our commitment to renewable energy by purchasing 5,000 kWh per month of renewable energy through Duke Energy’s GoGreen Indiana Initiative. The energy for this program is generated from regional wind sources.

•	During 2016, our associates’ participation in CommuteSmart reduced vehicle miles traveled by 554,410, which reduced pollution by approximately 277 tons and carbon dioxide emissions by over 306.5 million grams and saved approximately 22,000 gallons of fuel.

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Talent Management and Associate Development & Well-Being

At Regions we believe in order to execute on our strategic priority of Build the Best Team, we need to have the best leaders, best managers and best coaches. We invest in the development of our leaders through formal succession management, leadership development and leadership effectiveness programs targeted to emerging, mid-level, senior and executive leaders. Additionally, professional development programs and technical job skills training are available to all our associates. Our primary goal is to build on the strengths of all our diverse talent to increase effectiveness in current roles as well help every associate to achieve their career aspirations.

Another important talent management tool used is our Management Associate Program. Through this program, high-potential college graduates are recruited from a diverse pool of colleges, including historically black colleges and universities. Once onboard, Management Associates learn about our core divisions with both classroom training and hands-on experience in various departments. The training curriculum incorporates an organizational overview, financial industry knowledge, leadership development, team-building and community service projects to foster career development.

We believe that, in many ways, supporting our communities begins with our associates. Therefore, we aim to help our associates secure their financial futures by offering financial literacy education. Through our ongoing Associate Financial Fitness program, we provide associates with education and tools for everything from understanding credit reports to purchasing a home. We also offer our associates up to $5,000 per year in tuition reimbursement for certain areas of study.

In addition to helping our associates manage their finances for the short-term, we also want to assist in preparing for the long-term. We believe it is critically important that Regions’ associates save for their retirement. Therefore, associates are automatically enrolled in our 401(k) Plan. Further, for associates whose contributions are below a certain level, in 2017 we instituted an automatic escalation that will help these associates reach their retirement goals. For eligible associates who are not in the Regions Financial Corporation Retirement Plan, we make an annual 2 percent contribution to their 401(k) Plan account. Although these programs are an additional expense to the Company, we believe they are instrumental in helping our associates prepare for retirement.

Policy on Political Contributions

Regions’ Policy on Political Contributions and Code of Business Conduct and Ethics both govern and promote the highest standards of behavior by our Company and our associates with regard to political activities. The policies also ensure compliance with all current applicable federal and state campaign finance laws. Like most public companies, Regions recognizes that decisions made by governmental agencies and lawmakers can have a significant impact on our operations, stockholders, customers and associates. Accordingly, we monitor and track issues that affect our business and express our views to lawmakers and regulators.

Regions may make corporate political contributions in states where permissible. These contributions may be directed to state party organizations and candidates for statewide offices, state legislatures and, in rare instances, local offices.

Also, where legally permitted, Regions may make independent expenditures or corporate contributions in connection with state and local ballot initiatives and referenda on important policy issues that are likely to impact our business and our stakeholders. Regions does not, however, make contributions to political entities organized under Section 527 of the IRC or to special interest lobbying groups organized under Section 501(c)(4) of the IRC to support political activities, even when legally permissible.

Regions discloses annually its independent expenditures and corporate political giving in the Government Affairs Annual Report within the Investor Relations section of our website at www.regions.com.

Board Leadership Structure

Governance plays a critical role at Regions. The Board assumes an active role in providing oversight of and guidance to our executive management team to maintain a strong system of checks and balances. As part of this system of checks and balances, the Board is responsible for determining the proper Board leadership structure to ensure independent and effective oversight.

Furthermore, our Corporate Governance Principles are comprehensive and continuously reviewed and assessed to keep pace with the constantly changing corporate governance landscape. They address: Board leadership structure; the Lead Independent Director’s responsibilities; Director qualification standards and responsibilities; management succession planning; assessment of Board, Committees, and individual

Director performance; Director compensation; Director orientation and continuing education; direct access of the Board to management and independent advisors; and more.

Based on the requirements of the NYSE listing standards, our Corporate Governance Principles and an assessment of current needs, the Board believes that an appropriate leadership structure includes a substantial majority of independent Directors with diverse backgrounds and experiences, extremely capable Committee Chairs, and a strong Lead Independent Director with specific duties. The Board’s current leadership structure meets these attributes.

The Board is presently composed of 14 Directors, 13 of whom are independent. Directors are required to stand for election each year, allowing stockholders an annual opportunity to

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express their views on each Director’s individual performance. All Committee Chairs and members are independent. Our executive officers benefit from highly experienced, well-informed, and fully engaged Board members who have experience managing a broad range of organizations, both public and private. In addition, many of our Directors have experience in areas such as corporate governance, strategic planning, risk management, information technology, and financial modeling.

We have not adopted a policy mandating the separation of the Chairman and CEO positions. The Board believes that the leadership structure should be flexible to accommodate different approaches based on an evaluation of relevant facts and circumstances as it deems in the best interest of the Company and its stockholders. The Board carefully considers its structure and leadership each year in consultation with the NCG Committee.

At the present time, the Board believes that the Company is best served in having a combined CEO and Chairman position, counterbalanced by an independent, strong and effective Lead Independent Director and independent, adept Committee Chairs. The Board has determined that the Company benefits from having its CEO, who is intimately involved with and responsible for managing the Company’s operations and strategy, chair regular meetings of the Board and represent the Company to its stockholders, customers, associates, regulators, and the public. Further, this combined structure bridges management and the Board, thus ensuring unity of vision and that both groups are working efficiently to fulfill the Company’s goals and strategies. This structure also allows the Board to carry out its oversight responsibilities with the full involvement of each independent Director.

This structure is particularly beneficial and effective for Regions because it capitalizes on Mr. Hall’s extensive experience and knowledge regarding the Company and provides for effective leadership of our Board and Company, while simultaneously providing for robust communication between the Board and management. Moreover, this combination also fosters effective decision-making and clear accountability to the stockholders, customers and associates concerning the performance of the Company.

Mr. Hall has more than 35 years of experience with the Company and has been our CEO since 2010. Under his leadership, the Company has successfully met a number of challenges. Regions is a large financial institution and Mr. Hall, with over three decades of banking experience, including service on our Board since 2008, and service as President since October 2009, has extensive knowledge, expertise and experience in all aspects of our current business operations. In the Board’s opinion, Mr. Hall is the best person to understand and clearly articulate to the Board the opportunities and challenges facing the Company, and he also has the leadership and management skills to promote the Company’s values and execute its strategies. Mr. Hall’s service as Chairman provides clarity of leadership and allows the Company to present its vision and strategy effectively and in a unified voice.

The Board does not believe this structure hinders Board independence because, under the Corporate Governance Principles, unless there is an independent, non-executive Chairman, the Chair of the NCG Committee, who must be “independent” under the rules of the NYSE, and who is elected by and from the independent Board members, serves as the Lead Independent Director for the Board. The Lead Independent Director provides independent leadership and oversight on challenges and opportunities facing the Board and the Company. Charles D. McCrary has served as the Lead Independent Director since 2013.

LEAD INDEPENDENT DIRECTOR DUTIES

✓	Presides at Board meetings when the Chairman is not present

✓	Establishes the agenda and presides at executive sessions of the non-management and independent Directors

✓	Receives topic suggestions from other Directors to be discussed at upcoming executive sessions and facilitates discussion on key issues outside of meetings

✓	Acts as a liaison and facilitates communication between the Chairman and the non-management and independent Directors (provided, however, that each Director will also be afforded direct and complete access to the Chairman at any time as such Director deems necessary or appropriate)

✓	Facilitates teamwork and open communication among the independent Directors

✓	Approves information sent to the Board

✓	Approves meeting agendas for the Board

✓	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items
✓	Coordinates the activities of the non-management and independent Directors including the authority to call meetings of non-management and independent Directors

✓	Follows up on meeting outcomes and management deliverables

✓	If requested by major stockholders, ensures that he or she is available for consultation and direct communication

✓	Communicates, as appropriate, with our regulators

✓	Represents the independent Board members with other stakeholders, when necessary

✓	Regularly communicates with our Chairman on a variety of issues including business strategy and succession planning

✓	Acts as a sounding board and advisor to our CEO

✓	Ensures that:

•	the Board reviews the Company’s long-term strategy,

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•	the Board oversees management’s execution of the long-term strategy,

•	the Company’s governance structure is aligned with the long-term strategy, and

•	the CEO receives appropriate guidance on executing the long-term strategy

✓	Maintains close contact with the Chair of each standing committee of the Board, i.e., Compensation, NCG, Audit and Risk, and serves as an ex-officio member of each committee where he/she is not a member

✓	Assists the Committee Chairs in the establishment of committee agendas and schedules

✓	Provides leadership to the Board in a time of emergency or crisis
✓	With the NCG Committee, identifies and considers individuals for nomination to the Board

✓	In conjunction with the NCG Committee, reviews and oversees the management succession program

✓	Reviews and assesses, along with the NCG Committee, the adequacy of the Corporate Governance Principles and the Code of Conduct

✓	As Chair of the NCG Committee, provides input, as needed, into the assessment of the Board committees’ effectiveness, structure, organization and charters, and the evaluation of the need for change

✓	With the NCG Committee, facilitates and oversees the performance of the annual Board and committee’s self-evaluation and the evaluation of the Chairman and CEO by the Compensation Committee

Board, Committee and Individual Director Evaluation Program

Each year the NCG Committee oversees the self-evaluation process for our Board, its Committees, and individual Directors. This self-evaluation is a necessary process in ensuring the Board and its Committees are best equipped to create superior economic value for the Company’s stockholders over time by creating shared value for our customers and communities.

At Regions, we agree that appropriate Board refreshment and Director succession planning, accompanied by robust annual Director evaluations, are the best means to ensure that the Board members are independent, engaged, and productive, and that they have the relevant experience and expertise to assist Regions as it executes on its strategy.

More specifically, our self-evaluation program assesses the Board’s and Committees’ performance in areas such as:

•	Board and Committee structure, composition, and efficiency;

•	Directors’ ability to carry out key Board responsibilities;

•	Exchanges between the Board and management;

•	Interactions with key stakeholders;

•	Assessing Board member performance; and
•	Committee-level assessment.

Using these topics as a springboard for discussion, the Chair of the NCG Committee facilitates the self-evaluation discussions, during which Directors bring their individual expertise and experience to bear on the topics raised. The self-evaluation pays particular attention to the Board’s oversight of Regions’ risk management framework, Board refreshment, and the Board’s ability to take actions and make decisions efficiently and independently from Regions’ management.

Each Committee also conducts its own self-evaluation on topics that are applicable only to the Committee.

Prior to conducting the self-evaluation with the full Board in February of this year, the Chair of the NCG Committee conferred with each Director individually so as to obtain their candid feedback on Board operations and other Directors’ performance. The Chair of the NCG Committee summarized and orally presented the results of these discussions, along with any recommended follow-up actions, to the full Board during its self-evaluation Executive Session. The NCG Committee and its Chair will track any follow-up actions as applicable.

Continuing Education

The Corporate Governance Principles provide that Directors should receive continuing education in areas that will assist them in discharging their duties. The Board’s Director Education Program engages Directors through a mixture of in-house training, outside programs, and onsite activities and includes regular reviews of compliance and corporate governance developments, business-specific learning opportunities through site visits and Board meetings, and briefing sessions on topics that present special risks and opportunities to the Company. Directors are provided information and training on: products and services offered by Regions; significant risks and compliance issues; laws, regulations and supervisory requirements applicable to the Company and its affiliates; corporate governance best practices; changes in the financial services industry; and other topics identified by the Directors.

During the summer of 2016, a nationally recognized corporate governance expert provided guidance and presented to the Board and executive officers on leading corporate governance practices.

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The Board also participated in training sessions conducted by leading national law firms and industry-leading audit and consulting firms on cybersecurity risks, fair lending, and BSA/AML/OFAC. Additionally, during 2016, Directors attended various external sessions, including conferences sponsored by the Federal Reserve, Harvard Business School, Stanford Law School and the National Association of Corporate Directors.

Director Independence

To be independent under NYSE rules, our Board must make an affirmative determination that a Director does not have a “material relationship” with Regions (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Regions). Under our Corporate Governance Principles, the Board has determined that a substantial majority of its members must be independent.

NYSE independence tests. The NYSE has bright-line tests that disqualify a Director from being determined to be independent. The following relationships will preclude a Director from being considered independent for a period of three years:

•	The Director is employed by Regions;

•	The Director has an immediate family member who is an executive officer of Regions;

•	The Director or an immediate family member has received in a year more than $120,000 in direct compensation from Regions (not including certain permitted payments such as Director and Committee fees);

•	The Director has certain relationships with Regions’ external or internal auditors;

•	The Director or an immediate family member is employed as an executive officer of another company and a Regions executive officer serves on that other company’s compensation committee; or

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that made payments to, or received payments from, Regions in an amount that exceeds the greater of $1,000,000 or 2 percent of the applicable company’s consolidated gross revenues.

Corporate Governance Principles guidance regarding independence. Despite that none of the NYSE’s bright-line tests are applicable to our current non-management Directors, this does not make a Director independent. The Board must still consider all circumstances surrounding any existing relationship between Regions and a Director to determine whether a material relationship exists outside of the bright-line tests.

To aid in conducting this evaluation, our Corporate Governance Principles describe relationships and transactions that, in the absence of unusual facts and circumstances, would not impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director is expected to perform, and therefore, presumptively are not material:

•	The Director or an immediate family member has a customer relationship with Regions that is established and administered by Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•	If the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

•	If Regions employs an adult family member of the Director in the ordinary course of business in a capacity other than as an executive officer.

•	The Director’s or immediate family member’s interest in a transaction results solely from service as a director (or comparable position) of another company that is a party to the transaction or from the beneficial ownership of less than 10 percent of the other entity’s equity.

•	The transaction is one where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

In applying this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a Director has a relationship that would be deemed non-material under our guidelines for independence, but meets one of the NYSE’s bright-line tests, the NYSE test governs and the Director will not be treated as independent.

Board independence considerations. The Board has made an affirmative determination as to all 14 current Directors’ independence. The NCG Committee presented to the Board its evaluations and made a recommendation as to each Director’s independence.

Director Hall is employed by Regions. Therefore, under the NYSE bright-line relationship test, he was determined not to be independent.

With respect to the remaining Directors, the following specific relationships were also considered while making a determination:

•	All of the Directors, except Directors DeFosset, Di Piazza, Fast, Prokopanko and Suquet, either individually or through an affiliated entity, have customer relationships with Regions’ subsidiaries, such as a deposit, brokerage, trust or other financial services relationship in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

•

All of the Directors, except Directors DeFosset, Di Piazza, Fast, Marshall, Prokopanko, and Suquet, either individually or through an affiliated entity, have bank loans from Regions’ subsidiaries on substantially the same terms, including

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interest rates and collateral, as those prevailing at the time for comparable loans by Regions’ subsidiaries to unrelated persons, and involving no more than the normal risk of collectability and no other unfavorable features.

•	Directors Cooper, DeFosset, Johns, Maupin, McCrary and Styslinger serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2 percent of such organization’s consolidated gross revenues in 2014, 2015, or 2016.

•	Director Byrd serves as an outside director of the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The $15 million in revenue Regions’ subsidiaries received from servicing loans for Freddie Mac is not a material portion of Regions’ total revenues. Additionally, Regions’ subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans. Regions’ relationships with Freddie Mac commenced before Ms. Byrd joined Regions’ Board and are expected to continue.

•	Director Di Piazza serves as an outside director of AT&T Inc. (“AT&T”). Regions paid AT&T approximately $2.1 million for services in 2016. Regions’ relationships with AT&T commenced before Mr. Di Piazza was appointed to Regions’ Board and are expected to continue.

•	Director Matlock serves as an outside director of Blue Cross/Blue Shield of Alabama (“BCBS”), a non-profit, independent licensee of the Blue Cross and Blue Shield Association. Regions’ medical and dental benefit plans offered to associates are administered by BCBS. Regions paid BCBS approximately $176 million for claims and administrative expenses in 2016. Associates’ medical and dental premiums are withheld from payroll and represented approximately 30 percent of the total amounts paid to BCBS. Regions’ relationship with BCBS commenced before Ms. Matlock joined the BCBS board and is expected to continue.

•	Director Styslinger serves as a director of Workday, Inc. (“Workday”), a leading provider of enterprise cloud applications for finance and human resources. Workday helps Regions effectively manage its workforce through the use of its Human Capital application focused on talent management, compensation and benefits administration, payroll and timekeeping, as well as human resources data management. Regions paid Workday approximately $3.5 million for services in 2016. Regions’ relationship with Workday commenced before Mr. Styslinger was appointed to Workday’s board and is expected to continue.

•	Director Johns currently serves as Chairman and CEO of Protective Life Corporation (“Protective”), a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited. The NCG Committee and the Board have determined that the relationships between Regions and Protective do not impair Director Johns’ independence given that the transactions are:

¡	Not material to Protective in light of its annual income or gross revenues because the payments to or received from Protective were well below 2 percent of Protective’s consolidated gross revenues and were approximately 0.08 percent in 2016, 0.1 percent in 2015, and 0.07 percent in 2014;
¡	Not material to Regions in light of its annual income or gross revenues;

¡	Conducted at arm’s-length in the ordinary course of business of each party to the transactions;

¡	Not material to Director Johns as Chairman and CEO of Protective;

¡	Not involving a personal stake of Director Johns in the transactions;

¡	Not involving Director Johns in the negotiations or discussions leading to the transactions; and

¡	Typical of transactions that Protective conducts with other financial institutions.

•	Director Johns does not have a direct or indirect material interest in the transactions arising out of the business relationships between Regions and Protective, and Director Johns has no material relationships with Regions that would impair his exercise of independent judgment as a Director.

•	Director Suquet serves as Chairman, President and CEO of Pan-American Life Insurance Group and its subsidiaries (“PALIG”). Regions Insurance, through normal course of business, received commissions from PALIG from the procurement of insurance for customers in the amounts of approximately $36,000 in 2014 and in 2015 and $28,000 in 2016. These relationships commenced before Mr. Suquet was appointed to Regions’ Board and are expected to continue.

•	The NCG Committee and the Board have determined that the relationships between Regions and PALIG do not impair Director Suquet’s independence given that the transactions are:

¡	Not material to PALIG in light of its annual income or gross revenues;

¡	Not material to Regions in light of its annual income or gross revenues;

¡	Conducted at arms’ length in the ordinary course of business of each party to the transactions;

¡	Not material to Director Suquet as Chairman, President and CEO of PALIG;

¡	Not involving a personal stake of Director Suquet in the transactions;

¡	Not involving Director Suquet in the negotiations or discussions leading to the transactions; and

¡	Typical of transactions that PALIG conducts with other financial institutions.

•	Director Suquet does not have a direct or indirect material interest in the transactions arising out of the business relationships between Regions and PALIG, and Director Suquet has no material relationships with Regions that would impair his exercise of independent judgment as a Director.

•	Director Maupin serves as Chair of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions that is dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

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•	Directors Cooper and Hall serve on the board of directors of Alabama Power Company (a subsidiary of The Southern Company), where Director McCrary previously served as President and CEO. Alabama Power Company’s common stock is not publicly traded. Director Johns serves on the board of directors of The Southern Company, the parent company of Alabama Power Company. C. Dowd Ritter, the father of Regions executive officer William D. Ritter, serves on the board of directors of Alabama Power Company.

•	Prior to the February 2015 acquisition of Protective, Directors Johns and McCrary served on its board of directors, where Director Johns continues to serve as Chairman and CEO. C. Dowd Ritter, the father of Regions executive officer William D. Ritter, served on the board of directors of Protective prior to its acquisition.

•	Directors Hall, Prokopanko and Styslinger also serve on the board of directors of Vulcan Materials Company.

In each case, the Board concluded, in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles, that such relationship would not be considered to impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore, are not material.

Board independence determinations. The Board has affirmatively determined that each Director is an independent Director, other than O. B. Grayson Hall, Jr., Chairman, President and CEO. The following current Directors have been determined by the Board to be independent:

Carolyn H. Byrd	Susan W. Matlock
David J. Cooper, Sr.	John E. Maupin, Jr.
Don DeFosset	Charles D. McCrary
Samuel A. Di Piazza, Jr.	James T. Prokopanko
Eric C. Fast	Lee J. Styslinger III
John D. Johns	José S. Suquet
Ruth Ann Marshall

During a portion of 2016, George W. Bryan served on the Board until his retirement at the 2016 Annual Meeting. In early 2016, the Board made the determination that Mr. Bryan was independent based upon the applicable independence standards of the NYSE; the description of relationships and transactions contained in the Corporate Governance Principles; and the consideration by the Board of all relevant transactions, relationships and arrangements with respect to Mr. Bryan.

Additional determinations made by the Board. The Board has also affirmatively determined that all members of the Audit Committee are “independent” and “financially literate.” Additionally, all members of the Audit Committee have banking or related financial management expertise as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991. Finally, each of Directors Byrd, Di Piazza, Fast, and Styslinger has accounting or related financial management expertise as described in Section 303A.07 of the NYSE Governance Rules and is an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Act. Further, all members of the Audit Committee are independent within the meaning of the independence standards for audit committee members under the Sarbanes-Oxley Act of 2001.

The Board also determined that Director Johns, the Chair of the Risk Committee, and Director Suquet, a member of the Risk Committee, are “risk management experts” as defined by Regulation YY that implements certain of the enhanced prudential standards mandated by Section 165 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Approximately 93 percent of Regions’ Directors, as well as all members of the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee, are independent directors within the meaning of the listing standards of the NYSE.

Family Relationships

No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

Transactions with Directors

The following chart reflects transactions, as applicable, between Regions and:

•	our non-management Directors or their immediate family members;

•	a company or charitable organization of which the non-management Director or the Director’s immediate family member is, or was during 2016, a partner, officer, employee; or

•	a company in which the non-management Director or the Director’s immediate family member holds a significant ownership position.

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All of these transactions were considered by our Board in making the determination with respect to independence.

	“Ordinary Course” Customer Relationships (1)	Loans or Extensions of Credit (2)	Charitable Contributions (3)	Nonmaterial Relationships (4)	Family Relationships (5)
Carolyn H. Byrd	●	●	None	●	None
David J. Cooper, Sr.	●	●	●	●	None
Don DeFosset	None	None	●	None	None
Samuel A. Di Piazza, Jr.	None	None	None	●	None
Eric C. Fast	None	None	None	None	None
John D. Johns	●	●	●	●	None
Ruth Ann Marshall	●	None	None	None	None
Susan W. Matlock	●	●	None	●	None
John E. Maupin, Jr.	●	●	●	●	None
Charles D. McCrary	●	●	●	●	None
James T. Prokopanko	None	None	None	●	None
Lee J. Styslinger III	●	●	●	●	None
José S. Suquet	None	None	None	●	None
(1)	“Ordinary Course” customer relationships are transactions or relationships that Regions would enter into on the same terms and conditions with any similarly situated customer.

(2)	Includes a loan or extension of credit that was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and involve no more than the normal risk of collectability and present no other unfavorable features.

(3)	Directors serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

(4)	Nonmaterial relationships include service as only a director by Director Byrd at Freddie Mac, Director Di Piazza at AT&T, Director Matlock at BCBS, and Director Styslinger at Workday; arm’s-length business relationships with Protective and PALIG; Director Maupin’s service as Chairman of Regions’ non-profit corporation, Regions Community Development Corporation; and outside Directors’ service on a board of directors (i) where a Regions Director serves or recently served as President and/or CEO and/or (ii) where C. Dowd Ritter, the father of Regions executive officer William D. Ritter, serves on the board of directors, or common service on boards at Alabama Power Company or Vulcan Materials Company.

(5)	No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

Other Business Relationships and Transactions

Certain Directors and executive officers and their affiliates, other related persons and their affiliates, and beneficial owners of more than 5 percent of Regions common stock and their affiliates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2016, and additional transactions may be expected to take place in the ordinary course of business. As previously noted, included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Regions, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Other business relationships. We have entered into other business relationships with entities known to or reasonably believed by us to own more than 5 percent of our common stock. These relationships are in the ordinary course of business and are described below:

BlackRock, Inc. and subsidiaries are the beneficial owners of more than 5 percent of our common stock. On October 14, 2011, Regions entered into an amended and restated agreement (the “BlackRock Agreement”) with BlackRock Financial Management, Inc. (“BlackRock Financial”), a subsidiary of BlackRock, Inc.

(“BlackRock”) for BlackRock Financial to provide risk management and advisory services for Regions’ mortgage servicing rights portfolio and their proprietary trading, portfolio management and risk reporting system for Regions’ investment portfolio. The current term of the BlackRock Agreement will expire on May 7, 2017, and is scheduled to be renewed for successive 24-month terms unless otherwise terminated. The BlackRock Agreement provides that Regions will pay BlackRock Financial a fee of $2.25 million per year plus an additional fee depending on the size of the portfolio. Regions paid BlackRock Financial approximately $2.5 million in 2016. The Regions Financial Corporation Retirement Plan had invested approximately $330 million in BlackRock funds as of December 31, 2016 and paid investment management fees of approximately $277,000 in 2016. Trust accounts held at Regions Bank have invested approximately $421.6 million in BlackRock-sponsored marketable securities as of January 2017. Regions does not receive any revenue share, fees or commissions for client accounts invested in these securities. Additionally, in 2016, affiliates of BlackRock paid Regions fees and interest on credit facilities of approximately $1.2 million. These relationships commenced before BlackRock became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

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The Vanguard Group, Inc. and subsidiaries (“Vanguard”) are the beneficial owners of more than 5 percent of our common stock. Trust accounts held at Regions have invested approximately $2.633 billion in marketable securities issued by Vanguard Group, Inc. (“Vanguard”) entities as of January 2017. At year-end 2016, benefit plans sponsored by Regions Bank have invested approximately $214 million in mutual funds offered by Vanguard Group entities. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. These relationships commenced before Vanguard became the beneficial owner of more than 5 percent of Regions common stock and is expected to continue.

State Street Global Advisors and affiliates (“State Street”) are the beneficial owners of more than 5 percent of our common stock. State Street administers rabbi trusts for certain retirement and deferred compensation plans maintained by Regions. Regions pays State Street a nominal monthly administration fee for these services. Trust accounts held at Regions Bank had approximately $19.8 million invested in marketable securities issued by State Street as of January 2017. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. These relationships began before State Street became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue. Further, as of January 1, 2017, State Street serves as the custodian for the Regions 401(k) Plan and the BlackArch

Partners LLC 401(k) Plan (BlackArch Partners LLC is a Regions subsidiary). Both plans transitioned to a new recordkeeper at the beginning of 2017, and State Street is the partner custodian of the new recordkeeper.

FMR LLC and affiliates (“Fidelity”) are the owners of more than 5 percent of Regions common stock. Trust accounts held at Regions Bank have invested approximately $1.83 billion in marketable securities offered by Fidelity entities as of January 2017. National Financial Services (“NFS”), a subsidiary of Fidelity, serves as a sub-custodian for marketable mutual fund positions held by trust clients at Regions Bank pursuant to an agreement entered into in June 2007. The duties of the sub-custodian include execution, settlement of mutual fund securities trades, distribution of earned income to clients and transfer of in-kind mutual fund positions to non-Regions entities. In 2016, NFS received net compensation of $498,042 from Regions to provide sub-custodian services. Regions received $733,334 from NFS in 2016 from revenue produced from Regions client-held mutual fund positions. Additionally, NFS processes, clears and holds securities transactions for Regions’ broker-dealer subsidiary, at a cost of approximately $125,000 annually pursuant to an agreement entered into on February 6, 2013. These relationships began before Fidelity became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

Policies Relating to Transactions with Related Persons and Code of Conduct

Related Person Transactions Policy. The Board has adopted a written policy entitled the “Related Person Transactions Policy.” This policy provides a mechanism for the identification, evaluation and approval or disapproval of significant transactions involving Regions and persons related to Regions.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any “related person” had, has or will have a direct or indirect material interest. The category of related persons consists generally of our Directors, nominees and executive officers, any person or entity who is known to be the beneficial owner of more than 5 percent of any class of Regions voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons.

An “associated entity” of a related person means a firm, corporation, or other organization: (1) in which the related person holds an executive officer or other executive managerial position; (2) in which the related person owns a 10 percent or greater equity interest; or (3) that engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s).

Certain types of transactions are excluded from the category of related person’s transactions and are not subject to this policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer is required to provide the General Counsel, and update quarterly, a list of his or her immediate family members, the affiliated entities of his or her immediate family members, and additional information elicited for administration of this policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of or key associates in functional areas of responsibility that include accounts payable, properties, procurement and certain other business groups, which will use the information to identify potential related person transactions in order to effectuate this policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including:

•	the related person’s relationship to Regions and their interest in the transaction;

•	the significant facts of the potential transaction, including the proposed aggregate value of the transaction;

•	the benefits to Regions of the potential transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the potential transaction is on terms that are comparable to the terms available to an unrelated third party or to associates generally; and

•	an assessment of whether the potential related person transaction is consistent with our Code of Conduct.

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The General Counsel will assess whether the transaction is subject to this policy. If it is determined that the transaction is a related person transaction, it will be submitted to the NCG Committee for consideration at the next NCG Committee meeting. If it is not practicable to wait until the next NCG Committee meeting, the transaction is submitted to the NCG Committee’s Chair for prompt consideration. The NCG Committee, or its Chair, will consider the relevant facts and circumstances of the related party transaction, including but not limited to:

•	the benefits to Regions;

•	the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, significant stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the terms available to unrelated third parties or to associates generally; and

•	whether the potential related person transaction is consistent with the Code of Conduct.

Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The NCG Committee (or its Chair) is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Conduct, as the NCG Committee or its Chair determines in good faith. Other related person transactions should be disapproved by the NCG Committee (or its Chair) and should not be entered into or continued by Regions. The NCG Committee (or its Chair) will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

This policy also grants the NCG Committee the authority to address situations in which an unauthorized related person transaction subject to this policy is initiated and is subsequently disapproved.

The NCG Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Regulation O Policies and Procedures. We maintain additional policies and procedures to help ensure our compliance with Regulation O. This regulation imposes various conditions on a bank’s extension of credit to Directors and executive officers. Any extensions of credit must comply with our Regulation O policies and procedures.

As previously discussed, a Director can meet our guidance for independence if the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

Our Regulation O policies and procedures require that:

•	Extensions of credit (including interest rates and collateral) to covered individuals or entities must be made on substantially the same terms as those prevailing at the time for comparable transactions with those who are not covered.

•	The covered extension of credit must be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our wholly-owned subsidiary, Regions Bank, designates a Regulation O Credit Officer to review extensions of credit to determine our compliance with our policies and procedures. If an extension of credit would result in an aggregate credit extension of more than $500,000 to a covered individual or entity, the board of Regions Bank must approve it. Reports of all extensions of credit made to executive officers under Regulation O are provided to the Regions Bank board.

All loans to Directors and executive officers:

•	Comply with our Regulation O policies and procedures;

•	Are made in the ordinary course of business;

•	Are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Regions; and

•	Do not involve more than the normal risk of collectibility or present other unfavorable features.

Code of Conduct. The Code of Conduct, which is reviewed annually by the NCG Committee and oversees any substantive amendments thereto, contains several provisions that also serve to regulate transactions with our associates and Directors and to guide them in avoiding situations that could be viewed as actual or perceived conflicts of interest. For example, the Code of Conduct prohibits activities that could be construed as self-dealing, such as:

•	Personally extending credit to a Regions customer or any person (other than an immediate family member) who has applied for and was denied credit by Regions;

•	Representing Regions in any activity requiring the associate’s judgment or discretion that affects a person or entity with which the associate has a material family, financial or other relationship;

•	Representing a non-Regions company in any transaction with Regions;

•	Signing on a customer’s account, acting as deputy or co-lessee of a customer’s safe deposit box, acting as a customer’s power of attorney, or otherwise representing customers. This prohibition does not include immediate family members;

•	Purchasing any property, including real estate, knowing that Regions intends to purchase it;

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•	Using Regions’ property, corporate time, or proprietary or confidential information for personal gain other than in the performances of the associate’s job;

•	Improperly influencing an associate over whom a supervisor has managerial responsibility;

•	Processing bank transactions by an associate for that associate’s own personal account, the accounts of an associate’s immediate family members or accounts in which the associate has a personal interest or on which the associate is an authorized signatory;

•	Accepting an appointment or continuing to act as a fiduciary or co-fiduciary of an estate, trust, agency, guardianship or custodianship account of a Regions customer (other than immediate family members) except as appropriate in the regular and proper discharge of job responsibilities or as properly approved;

•	Receiving an inheritance from a customer unless that customer is an immediate family member and there has never been any dealing with that customer as a representative of Regions; and

•	Borrowing from customers, suppliers or other persons or companies that do business with Regions, except those engaged in lending in the usual course of business and then only on terms offered to others under similar circumstances, and under no circumstances in connection with a transaction of Regions.

Additionally, under the Code of Conduct, associates or Directors who learn of a business opportunity in the course of their service for Regions cannot take that opportunity for themselves or for others. Instead, the Code of Conduct requires that they allow Regions to take advantage of the opportunity.

The Code of Conduct is designed to provide guidance and resources to help ensure, among other matters, that:

•	Regions and its associates remain in compliance with all applicable laws and regulations.

•	Regions is a safe and nondiscriminatory place to work and do business.

•	Confidential and proprietary information is protected.

•	Inappropriate gifts or favors are not accepted or given.

•	Conflicts of interest are avoided.

Any material departure from a provision of the Code of Conduct on behalf of an executive officer, a Director or a Senior Financial Officer (as defined in the paragraph below) may only be waived by the Board, and any such waiver will be promptly disclosed as required by applicable law, rule or regulation.

Code of Ethics for Senior Financial Officers. The Senior Financial Officers are bound by the provisions set forth in the Code of Conduct relating to, among other topics, ethical conduct, conflicts of interest and compliance with law. The Board has, however, adopted a separate Code of Ethics for Senior Financial Officers that supplements the Code of Conduct and applies to Regions’ CEO, CFO, and the Principal Accounting Officer and Controller. This Code of Ethics for Senior Financial Officers may be found within the Investor Relations section of our website at www.regions.com. We will disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Director Attendance at Board and Committee Meetings

Pursuant to Regions’ Corporate Governance Principles, Directors are expected to attend and participate in all Board meetings and meetings of Committees on which they serve. Directors are expected to be available for consultation with management as requested from time to time.

In 2016, all incumbent Directors attended at least 75 percent of the aggregate number of meetings held by the Board and by Committees of which they were members.

Our Director attendance for Board and Committee meetings averaged over 96 percent in 2016. In his role as Lead Independent Director, Director McCrary also attends a majority of the meetings of the Committees of which he is not a member.

Director Attendance at the Annual Meeting

As stated in Regions’ Corporate Governance Principles, Directors are expected to attend all meetings of stockholders. At the 2016 Annual Meeting, all 11 incumbent Directors attended the meeting. Director Styslinger participated via teleconference and the remainder of the Directors attended the meeting in person.

Meetings of Independent Directors

All Directors, and then the independent Directors, meet in executive sessions at each regular meeting of the Board and have the opportunity to meet in executive sessions at regularly scheduled conference call meetings held by the Board. These executive sessions provide the opportunity for discussion of the CEO’s performance, compensation, succession planning, critical strategic matters and other topics that should, in certain instances, be discussed without management being present.

The independent Directors met in executive session at 10 meetings in 2016 with no other attendees present. Director McCrary, as the Lead Independent Director, presided over these executive sessions of the independent Directors. In addition, each of the standing committees meet in executive sessions at each regular quarterly meeting and as applicable at other committee meetings.

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Communications between Stockholders and Other Interested Parties and the Board of Directors

The Corporate Governance Principles adopted by the Board include a mechanism for stockholders and other interested parties to communicate with Directors. Matters that deal with the Company’s general business operations are more appropriately addressed by management.

The Corporate Secretary circulates communications to the appropriate Director or Directors, with the exception of those communications that are of a personal nature or not related to the duties and responsibilities of the Board, including without limitation, routine customer service complaints. The Corporate Secretary maintains a log of any such communications not shared with the Board and this log is provided to the Board on a quarterly basis. In addition, Directors may review any communication upon request. Items such as commercial solicitations, opinion survey polls, new product or service suggestions, resumes, job inquiries and mass mailings are not shared with the Board nor maintained in a log.

Stockholders and other interested parties may send communications directed to the Board, a Committee, the Chairman, the Lead Independent Director, the independent Directors as a group or an individual member of the Board by sending a letter with clear notation as “Board Communication” or “Director Communication” to:

Regions Financial Corporation

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Board’s Role in the Risk Management Process

The Board oversees the management of risk primarily through its Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board lays the foundation for the Company’s risk culture by establishing the Board’s Enterprise Risk Appetite Statement, which documents the Company’s tolerance for risk. The Enterprise Risk Appetite Statement is reviewed and approved annually by the Risk Committee. The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Enterprise Risk Appetite Statement. The Risk Committee is responsible for the risk management policies of Regions’ enterprise operations and oversight of the enterprise risk management framework. This includes the policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks, as well as capital planning, management and assessment processes.

In accordance with Regulation YY, the Risk Committee is required to consist of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board based on the recommendation of the NCG Committee and serve at the Board’s discretion. Currently, the Risk Committee consists of seven outside independent Directors, with two Directors who have experience in identifying, assessing, and managing risk exposures of large, complex financial firms. The Chair of the Risk Committee, as designated by the Board, is required to be a Director who (i) is not an officer or employee of the Company; (ii) has not been an officer or employee of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K.

The categories of enterprise risks (including emerging risks) overseen by the Risk Committee currently include compliance risk, credit risk, legal risk, liquidity risk, market risk, operational risk, reputational risk, and strategic risk. In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events, as well as certain other plans from time to time. The Risk Committee is required to meet at least quarterly or more frequently if it deems necessary and fully document and maintain records of its proceedings, including risk management decisions. The Risk Committee meets, receives and reviews information and regular reports from the Chief Risk Officer (“CRO”) and risk management on at least a quarterly basis, as well as from others from time to time, and recommends actions and other steps to be taken, as it deems appropriate. In addition, the Risk Committee receives written reports from an independent review function regarding material liquidity risk management, as applicable and permitted by law. In the course of these reviews, the Risk Committee interacts on a regular basis with the CRO, the Chief Credit Officer (“CCO”), the Credit Review Director, and the Internal Audit Director. The Risk Committee is also responsible for ensuring that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management committees as appropriate regarding risk-related issues. In addition, the Risk Committee, along with the CRO, oversees the Risk Management group’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Audit Committee also plays a role in risk management oversight. The Audit Committee reviews the guidelines and policies by which risk management and risk assessments are undertaken with respect to Regions’ major financial exposures. The Audit Committee discusses these major financial exposures with Regions’ management, as well as steps taken to monitor and control such exposures. In addition, the Audit Committee assists and advises the Board in monitoring the integrity of the Company’s financial reporting processes, including matters relating to internal controls over financial reporting. The Audit

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Committee also has oversight responsibilities for compliance with legal and regulatory requirements, as well as the internal audit function and independent auditor. Furthermore, the Audit Committee reviews any significant report and management response to such report, including any significant instance where associates have not adhered to the Company’s risk governance framework.

The Compensation Committee also participates in risk management oversight, particularly concerning compensation-related risk. The Compensation Committee considers, in establishing and reviewing the Company’s associate and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Moreover, in consultation with senior risk officers, the Compensation Committee establishes and maintains appropriate processes and procedures and sufficient personnel to manage compensation-related risks. The Compensation Committee, in consultation with management, also oversees regulatory compliance with respect to compensation matters, including any required certification or reporting requirements under applicable law. Like the Risk Committee, the Compensation Committee also receives information from Regions’ Risk Management group and, in particular, the CRO.

In July 2016, each of the Committees’ charters were enhanced to include additional responsibilities or duties to better oversee and monitor the various risks applicable to Regions. The following graphic depicts some of the risks overseen by the four standing Committees of the Board:

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Cybersecurity

At a time when protecting financial institutions from cyber threats is a top priority, we continue to fortify our Information Security Program to increase our operational resilience. Below are some highlights of the measures we employ to identify and mitigate threats to confidentiality, availability, and integrity of our information systems.

•	The Risk Committee oversees operational risk, which includes information technology activities and related risks, through multiple management oversight committees that specifically focus on information security. The Risk Committee approves the Company’s information security annual risk assessment and roadmap, including the policy and the program framework.

•	On a regular basis, the Audit Committee reviews our cybersecurity risk management practices, primarily by receiving reports on the Company’s cybersecurity management program prepared by the Chief Information Security Officer, risk management and internal audit.

•	Cybersecurity education and training is regularly provided to our Directors and associates.

•	Our current Chairman and CEO, Grayson Hall, has extensive technology and operations expertise, including information security and cybersecurity experience. His background as the former head of the Operations and Technology Group at Regions for eleven years, affords Regions with a leader who has comprehensive knowledge and experience in this area. Furthermore, in addition to Mr. Hall, certain other Directors on the Board have considerable cybersecurity experience.

•	Key technology positions at Regions include: Enterprise Chief Information Officer; Chief Information Security Officer; Threat Intelligence Officer; Cyber Security Operations Officer; Vulnerability Management Officer; Cyber Risk Management Officer; Head Innovation and IT Risk; and Director of IT Audit.

•	We have a dedicated Security Operations Center for monitoring and responding to cyber events to protect the information of our customers, associates and the Company.

•	Our Information Security Program includes multiple layers of security controls as part of our in-depth defense strategy and security measures to reliably authenticate customers accessing the Company’s Internet-based services.

•	We continuously develop and enhance controls, processes and systems to protect our networks, computers, systems, and data from attacks or unauthorized access. This includes comprehensive due diligence and ongoing oversight of third-party relationships, involving vendors.

•	We retain a computer forensics firm and an industry-leading consulting firm in case of a breach event.

•	We continuously make investments in our technology infrastructure.

•	Our insurance policies have been tailored to cover potential financial losses due to cyber breaches.

•	We are a member of the Financial Services Information Sharing and Analysis Center (FS-ISAC), a nonprofit organization funded entirely by its member firms and sponsors. The overall objective of FS-ISAC is to protect the financial services sector against cyber and physical threats and risk. It acts as a trusted third party that provides anonymity to allow members to submit threat, vulnerability and incident information in a non-attributable and trusted manner so information that would normally not be shared is instead provided for the good of the membership.

•	We are also a member of BITS, the technology arm of the Financial Services Roundtable. BITS serves the financial community and its members by providing industry best practices on a variety of security and fraud topics.

•	We leverage a robust management framework to address cyber risk: information security owns the controls, risk management assesses and monitors the risk, and internal audit tests control effectiveness.

•	We have a second line of defense Cyber Risk Management Program to provide objective challenge, oversight and independent assessment of the cybersecurity risk posture across Information Technology, Information Security, and business units at Regions with exposure to cybersecurity risk.

•	The Board consults with outside parties with an expertise in cybersecurity from time to time.

•	Our Information Security group performs ongoing social engineering assessments and engages independent third parties to perform annual network penetration tests.

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Relationship of Compensation Policies and Practices to Risk Management

We have long adhered to compensation policies and practices that are designed to support a strong risk management culture. Accordingly, we employ strong and effective corporate governance that includes active oversight and monitoring by the Compensation Committee of our incentive compensation practices.

While we cannot avoid all risk, the successful execution of our strategy requires effective management of the risks we do take. Our risks may be generated from external or internal sources, and may or may not be within our control. We do not attempt to eliminate all risk, but rather identify, understand, assess, monitor and manage the risk. Although our decisions are to be guided by our mission and vision, these decisions must align with our defined risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our stockholders.

As we describe in the Compensation Discussion and Analysis (“CD&A”) section, which begins on page 70, we align how we compensate associates with how we manage risk. The process of managing risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each business group and unit of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed, periodically reviewed, and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive, represent a significant portion of compensation, and are typically reviewed on an annual basis in a company-wide exercise. As such, they do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. Variable incentive plans are carefully designed to align associate and stockholder interests and they represent a small percentage of total revenue. Additionally, variable incentive plans are governed by a comprehensive set of reviews, alignment tools and polices to ensure that adequate controls are in place. And, finally, compensation decisions are subject to scrutiny by the Compensation Committee and senior management so that factors, such as effective risk management, compliance with controls and ethical conduct, competition for top talent, market-

based pay levels, and the need to attract, develop, grow, and retain the leadership team are taken into consideration.

As further discussed in our CD&A, our Compensation Committee continues to monitor the effect changes in the economic and external environment could have on our existing risk management practices.

Certain practices established by the Company include:

•	Strong clawback policy;

•	Policy providing guidance to business leadership as to the appropriate use of discretion in compensation decisions;

•	Policy covering adverse risk events and how we consider those events in making compensation decisions;

•	A centralized group that assists the businesses with the design of incentive plans such that they are in alignment with the business strategies, with guiding principles for variable compensation, risk appetite statements and all relevant guidelines and policies;

•	A comprehensive internal governance process covering the administration of our incentive compensation programs;

•	Robust compliance, internal control, disclosure review and reporting programs;

•	Long-term compensation awards that are subject to substantial future performance requirements; and

•	Policy that prohibits hedging strategies related to the ownership stakes our key associates have in Regions.

As more fully described in the CD&A, the Compensation Committee oversees our compensation practices and meets at least on an annual basis with the CRO to review incentive compensation arrangements for associate compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. Based on our approach to enterprise risk management, including the comprehensive risk review and assessment of our incentive compensation plans, our risk assessments for significant businesses and staff functions, and the continued emphasis on incorporating risk mitigating practices and performance requirements within our compensation programs, we believe that any risks arising from our compensation plans, policies, and practices will not have a material adverse effect on the Company.

Compensation Consultant Disclosure

Since 2012, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to provide independent advice and information regarding the design and implementation of our executive compensation programs. Cook & Co. is a nationally recognized compensation consulting firm which is engaged by and performs work solely for the Compensation Committee. The duties and services provided by Cook & Co. are more fully described in the CD&A section of this proxy statement.

It is the Compensation Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective.

Annually, and most recently in December 2016, the Compensation Committee considered the independence of Cook & Co. in light of current SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Cook & Co. addressing its independence, including the following factors:

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•	other services provided to Regions by Cook & Co.;

•	fees paid by Regions as a percentage of Cook & Co.’s total revenue;

•	policies or procedures maintained by Cook & Co. that are designed to prevent a conflict of interest;

•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;
•	any Regions equity securities owned by the individual consultants involved in the engagement and certain of their family members; and

•	any business or personal relationships between Regions’ executive officers and Cook & Co. or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Cook & Co. did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2016 are listed to the right. During 2016, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Director Styslinger rotated off the Compensation Committee in April 2016. Director Di Piazza joined the Compensation Committee upon his appointment to the Board in November 2016. Upon appointment to the Board in January 2017, Director Suquet also joined the Compensation Committee.

Compensation Committee Members During 2016
David J. Cooper, Sr.
Don DeFosset
Samuel A. Di Piazza, Jr.
Ruth Ann Marshall
Susan W. Matlock
Lee J. Styslinger III

Committees of the Board of Directors

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, an NCG Committee, and a Risk Committee. Each of these Committees meet on a regular basis and operate under a written charter approved by the Board. In addition, each standing Committee reviews and reassesses its charter on an annual basis. Moreover, each Committee performs an annual self-evaluation to determine whether such Committee is functioning effectively and fulfilling its duties as prescribed by its charter. Each Committee may form and delegate authority to subcommittees or one or more committee members.

We describe the main responsibilities of the Board’s standing Committees on the following pages. The descriptions of the Committee functions in this proxy statement are qualified by reference to the charters and our relevant By-Law provisions. The charters for these Committees discussed in this section are all available within the Investor Relations section of our website at www.regions.com.

In addition, our By-Laws authorize the Board to create other committees as needed.

Board and Committee Meetings in 2016

The table to the right shows the number of Board and committee meetings held in 2016. Under our Corporate Governance Principles, Board members are expected to attend and participate in all Board meetings and meetings of committees on which they serve and to attend all meetings of stockholders.

Each Director attended at least 75 percent of the combined total number of meetings of the Board and all committees on which the Director served (the threshold for disclosure under SEC rules).

Attendance for Directors for Board and committee meetings averaged over 96 percent in 2016.

Number of Meetings Held
Board of Directors	10
Audit Committee	10
Compensation Committee	6
NCG Committee	5
Risk Committee	4
Joint Meeting of the Audit Committee and Risk Committee	1
Joint Meeting of the Compensation Committee and Risk Committee	1
Joint Meeting of the NCG Committee, Compensation Committee and Board	1

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CORPORATE GOVERNANCE

Set forth below is the typical two-day onsite Board and committee meeting schedule.

Before the Meeting

Committee Chairs meet with management and outside advisors, as appropriate, to prepare for committee meetings.

Board and committee meeting materials are provided to the Directors approximately a week in advance to ensure sufficient time to review the materials before arriving at the meetings.

Day 1

Meetings of the Audit Committee, the Compensation Committee, and Risk Committee, each as applicable, are generally held on the first day of meetings. From time to time, additional joint meetings of these Committees are held.

Following the committee meetings, the Directors attend a group dinner where they are provided additional opportunity to interact directly with members of senior management and any invited external experts.

Day 2

The NCG Committee generally meets on the second day of meetings because certain actions taken by the other committees must be reviewed by the NCG Committee before proceeding to the full Board.

The Board meeting is typically held on the second day so that action can be taken on those recommendations flowing out of the previous committee meetings.

Following the Meeting

Directors and members of management address any follow-up items from the meetings.

Committee Composition

The table below indicates the current members and Chairs of each standing committee. Each Director serving on one of Regions’ standing four Board committees has been determined to be independent. Also identified are the Directors who have been determined by our Board to be an Audit Committee Financial Expert, as defined under SEC regulations, and a Risk Committee “risk management expert,” as defined under Regulation YY.

Cross-committee membership is a consideration when the NCG Committee recommends committee member assignments to the Board. The Chair of the NCG Committee, who also serves as the

Lead Independent Director, attends the majority of all other committee meetings. The Chair of the Compensation Committee serves on the Risk Committee. The Chairs of the Audit Committee and Risk Committee generally meet in advance of in-person meeting cycles and attend as many of the other committee’s meetings as possible.

To provide further opportunities for cross-committee membership, most Directors serve on multiple committees and each committee has at least one member from each of the other committees.

	Audit Committee	Compensation Committee	NCG Committee	Risk Committee
Carolyn H. Byrd	Chair
David J. Cooper, Sr.		Member	Member
Don DeFosset		Chair		Member
Samuel A. Di Piazza, Jr.	Member	Member
Eric C. Fast	Member			Member
John D. Johns †				Chair
Ruth Ann Marshall		Member	Member
Susan W. Matlock		Member		Member
John E. Maupin, Jr.	Member		Member
Charles D. McCrary *			Chair
James T. Prokopanko			Member	Member
Lee J. Styslinger III	Member			Member
José S. Suquet †		Member		Member
Audit Committee Financial Expert

†	Risk Committee Risk Management Expert

*	Lead Independent Director

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CORPORATE GOVERNANCE

Chair

Carolyn H. Byrd

Members

Samuel A.

Di Piazza, Jr.

Eric C. Fast

John E. Maupin, Jr.

Lee J. Styslinger III

Audit Committee

The Audit Committee currently consists of Carolyn H. Byrd (Chair), Samuel A. Di Piazza, Jr., Eric C. Fast, John E. Maupin, Jr., and Lee J. Styslinger III. All of these Directors are independent and were selected for membership within the Audit Committee based on the recommendation of the NCG Committee.

The Audit Committee has a written charter that is posted on the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Audit Committee is to assist and advise the Board in monitoring:

•	Integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls;

•	Independent auditor’s qualifications and independence;

•	Performance of the Company’s internal audit function and independent auditor; and

•	Compliance with legal and regulatory requirements.

The Audit Committee has direct access to and open communication with management and may obtain advice and assistance from internal legal, accounting or other advisors. The Audit Committee is authorized to select, retain, terminate, and approve the fees of independent legal, accounting, or other advisors as it deems appropriate.

Each member of the Audit Committee must be independent and financially literate as defined by the SEC and NYSE regulations. Additionally, at least one member of the Audit Committee must be an Audit Committee Financial Expert as that term is defined by the SEC. Pursuant to the Audit Committee’s written charter, members of the Audit Committee may only serve on two other public company audit committees.

The Audit Committee meets at least quarterly, and more often if deemed necessary or advisable. In 2016, the Audit Committee met 10 times, as well as one time jointly with the Risk Committee.

Additionally, pursuant to its charter, the Audit Committee will:

•	Appoint or replace the independent auditor;

•	Pre-approve all auditing services, internal control-related services and, subject to certain de minimis exceptions, permitted non-audit services to be performed by the independent auditor;

•	Discuss with management (i) the Company’s major financial risk exposures and (ii) the steps management has taken to monitor and control such exposures;

•	Review and discuss financial statements and disclosure matters that will be filed with the SEC;

•	Review and discuss with management non-GAAP information;
•	Oversee, review and evaluate the Company’s relationship with the independent auditor and the independent auditor’s performance and independence; and

•	Oversee the Company’s internal audit function.

The Audit Committee serves as a Board-level oversight role. Management is responsible for preparing the Company’s consolidated financial statements, maintaining internal controls, and complying with laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and internal controls.

The Audit Committee regularly meets with Regions’ internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

The Audit Committee also must prepare the report required to be included in this proxy statement. The Audit Committee has approved such report, which is on page 68.

Audit Committee Financial Experts

The Board believes that all of the members of the Audit Committee are financially literate, and all members meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. Most members have accounting or related financial management expertise under the rules of the NYSE and qualify as Audit Committee Financial Experts within the meaning of the rules of the SEC.

Accounting or Audit-Related Matters

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters. The procedures include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings.

The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has notified its associates that the procedures are in place and how to direct a complaint or submission.

In addition, any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chair

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

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Compensation Committee

The Compensation Committee currently consists of Don DeFosset (Chair), David J. Cooper, Sr., Samuel A. Di Piazza, Jr., Ruth Ann Marshall, Susan W. Matlock, and José S. Suquet.

All of our Directors who serve on the Compensation Committee meet the independence requirements of the NYSE, qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and satisfy the requirement as an “outside director” for the purposes of IRC Section 162(m) as required by the Compensation Committee’s charter.

These Directors were selected for membership on the Compensation Committee based on the recommendation of the NCG Committee. The Compensation Committee has a written charter, which is posted within the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Compensation Committee is to assist the Board in:

•	Fulfilling its responsibilities relating to the compensation of the executive officers; and

•	Ensuring that all executive compensation is fair, appropriate, reasonable, and in compliance with all relevant regulations.

The Compensation Committee may retain and obtain the advice of any compensation consultant, outside legal counsel, or other advisors as it deems necessary or desirable to assist with its duties and responsibilities.

The Compensation Committee meets as frequently as deemed necessary, but not less than three times per year. The Compensation Committee met six times, as well as one time jointly with the Risk Committee and one time jointly with the NCG Committee and Board in 2016.

The Compensation Committee regularly invites certain members of management to its meetings, as it deems appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The CEO does not attend any portion of a meeting where his performance is evaluated or his compensation is discussed.

The Compensation Committee has the additional authority and responsibilities relating to compensation matters to:

•	Approve the Company’s compensation philosophy;

•	Oversee and monitor the Company’s compensation plans and programs to determine whether they are properly aligned with the Company’s strategic and financial objectives and ensure that such employee compensation plans and programs are supportive of the Company’s Risk Appetite Statement as established by the Board and establish and maintain the appropriate processes and procedures and engage sufficient personnel to manage compensation-related risks;

•	Review and approve all Company goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;
•	Determine and approve the CEO’s compensation (base salary, incentive compensation, long-term compensation, executive benefits, and perks);

•	Approve the compensation of the executive officers and certain senior officers;

•	Review and approve any employment agreement, new hire award or payment proposed to be made with any proposed or current executive officer;

•	Ensure that the compensation and other incentives granted to the CRO are consistent with providing an objective assessment of the risks taken by the Company, in consultation with the Risk Committee;

•	Review and approve any severance, change-in-control or similar termination agreement, award or payment proposed to be made to any current or former executive officer;

•	Approve the creation, termination and amendment of executive compensation plans;

•	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval is not required; and

•	Review and make recommendations as to the form and amount of Director compensation in connection with the NCG Committee.

In accordance with its charter, the Compensation Committee may delegate all or a portion of its authority, duties and responsibilities to the CEO or a subcommittee. With respect to the management and administration of Regions’ employee benefit plans, the Compensation Committee has delegated certain responsibilities to management’s Benefits Management and Human Resources Committee. Further, the Compensation Committee has delegated to the CEO the authority to determine and approve annual grants to key associates under the LTIP, subject to annual grant program guidelines.

The Compensation Committee meets with the CRO at least annually to review incentive compensation arrangements for employee compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings.

The Compensation Committee also must prepare the report required to be included in this proxy statement. The Compensation Committee has approved such report, which appears on page 89.

Compensation Philosophy and Objectives

In determining the long-term incentive award component of compensation for the executive officers, the Compensation Committee considers the Company’s performance for the year. The Compensation Committee may also take into consideration such items as relative stockholder return, award practices of competitive financial institutions, awards granted in past years, its assessment of the current and expected contribution of the executive officer to the Company’s success, and other factors deemed appropriate.

Compensation Committee Interlocks and Insider Participation

During 2016, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Chair

Don DeFosset

Members

David J. Cooper, Sr.

Samuel A.

Di Piazza, Jr.

Ruth Ann Marshall

Susan W. Matlock

José S. Suquet

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CORPORATE GOVERNANCE

Chair

Charles D. McCrary

Members

David J. Cooper, Sr.

Ruth Ann Marshall

John E. Maupin, Jr.

James T. Prokopanko

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Charles D. McCrary (Chair), David J. Cooper, Sr., Ruth Ann Marshall, John E. Maupin, Jr. and James T. Prokopanko. All of these Directors are independent. The NCG Committee has a written charter, which is posted within the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The primary purpose of the NCG Committee is to assist the Board by:

•	Identifying individuals qualified to become Board members; and

•	Establishing and maintaining effective corporate governance policies and practices.

The NCG Committee has direct access to and open communication with management and may obtain advice and assistance from internal legal, accounting or other advisors. The NCG Committee is authorized to select, retain, terminate, and approve the fees of independent legal, accounting, or other advisors as it deems appropriate.

Each member of the NCG Committee must be independent as defined by the SEC and NYSE. In the absence of a non-executive Chairman of the Board, the NCG Committee Chair serves as the Lead Independent Director.

The NCG Committee meets as frequently as deemed necessary, but not less than three times per year. In 2016, the NCG Committee met five times and one time jointly with the Compensation Committee and Board.

The NCG Committee recommends to the Board the Director nominees for each annual meeting, and may recommend the appointment of qualified individuals as Directors between annual meetings.

The NCG Committee oversees and facilitates the annual evaluation of the performance of the Board, all committees and individual Directors.

The NCG Committee annually reviews and recommends any changes to its charter and the charters of the other standing Committees.

Further, the NCG Committee assesses the Board’s leadership structure, recommends the appropriate size of the Board, and makes an annual evaluation of the independence of each Director.

In addition, the NCG Committee will:

•	Monitor Directors’ service on other boards to ensure that each Director has adequate time to appropriately serve on Regions’ Board;

•	Make recommendations as to the appropriate stock ownership and compensation of non-employee Directors, in consultation with the Compensation Committee;

•	Review and assess the Company’s Corporate Governance Principles, Code of Conduct, and Director-Stockholder Engagement Framework;

•	Oversee the Company’s significant practices and reporting with respect to environmental stewardship and corporate social responsibility;
•	Oversee the Company’s management succession plan; and

•	Oversee any amendment to the Company’s Certificate of Incorporation or By-Laws.

The NCG Committee recommends to the Board the number, composition and responsibilities of Board committees, including the Chair and the membership of each Committee.

The NCG Committee assesses the skills, qualifications and experience of our Directors and each year recommends a slate of nominees to the Board. From time to time, the NCG Committee also evaluates changes to the composition of our Board. In evaluating existing Directors or new candidates, the NCG Committee assesses the needs of the Board and the qualifications of the individual. See the discussion on pages 30 through 38 for more information on each of our current nominees.

In consultation with the Chairman, President and CEO, the NCG Committee evaluates potential new candidates for Board membership, including candidates recommended by stockholders in compliance with procedures set forth in the By-Laws of the Company. Stockholders who wish to nominate Directors at an annual meeting should follow the instructions in the section, How do I submit a stockholder nomination or other proposal in accordance with Regions’ By-Laws for the 2018 Annual Meeting of Stockholders?, on page 23.

The NCG Committee will seek Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity that the Board will maintain an appropriate mix of skills and characteristics to meet the needs of the Company. The NCG Committee and the Board assess the qualifications of nominees based on criteria such as general business knowledge, an understanding of the financial services industry, experience in positions with a high degree of responsibility, leadership positions in the companies or institutions with which they are affiliated, and the contributions they can make to the Board and management.

Nominees are evaluated based on their individual merits, taking into account the Company’s needs and the composition of the Board. The NCG Committee actively considers diversity in its recruitment and nomination of individuals for directorship, and Board diversity is one component of the Board’s annual self-evaluation. The NCG Committee evaluates diversity in a broad sense, recognizing the benefits of demographic diversity, but also considering the breadth of diverse backgrounds, skills, and experiences that Directors may bring to our Board.

To assist in its identification of qualified Directors, the NCG Committee reviews key qualifications and skills that are described on pages 28 through 30 of this proxy statement.

The NCG Committee may identify potential Directors in a number of ways, including recommendations made by current or former Directors or members of management and through contacts in the business, civic, academic, legal and non-profit communities. When appropriate, the NCG Committee may retain a search firm to identify candidates.

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Risk Committee

The Risk Committee currently consists of John D. Johns (Chair), Don DeFosset, Eric C. Fast, Susan W. Matlock, James T. Prokopanko, Lee J. Styslinger III and José S. Suquet. All of these Directors are independent and were selected for membership on the Risk Committee based on the recommendation of the NCG Committee.

The Chair of the Risk Committee, as designated by the Board, is required to be a Director who (i) is not an officer or employee of the Company; (ii) has not been an officer or associate of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K. The Risk Committee must include at least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms. Directors Johns and Suquet have been determined as the Risk Committee’s (“risk management experts”).

The Risk Committee has a written charter, which is posted within the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The Risk Committee is responsible for:

•	the enterprise-wide risk-management policies of the Company’s enterprise operations;

•	oversight of the Company’s enterprise-wide risk-management framework; and

•	the Board’s risk appetite parameters to be used by management to operate the Company.

Generally, Regions’ enterprise risks (including emerging risks) can be categorized as follows: compliance risk, credit risk, legal risk, liquidity risk, market risk, operational risk, reputational risk and strategic risk. The Risk Committee considers risk in relation to the potential for growth and increase in stockholder value.

The Risk Committee met four times, as well as one time jointly with the Audit Committee and one time jointly with the Compensation Committee in 2016. The Risk Committee has direct access to management, with open lines of communication. The Risk Committee meets separately with each of the CRO, CCO, the Credit Review Director, and Internal Audit Director at least quarterly, or more frequently if the Risk Committee deems advisable.

The Risk Committee oversees Regions’ enterprise risk-management framework, including policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks.

The Risk Committee reviews and approves the level and nature of risks that Regions is willing to assume and communicates such approval in the form of a measurable Enterprise Risk Appetite Statement.

The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement.

The Risk Committee ensures that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events. The Committee will also receive written reports from an independent review function regarding material liquidity risk management.

The Risk Committee also has oversight of the Company’s fiduciary activities, including oversight of trust powers exercised by Regions Bank.

The Risk Committee receives information from the risk management team and other management groups, and advises management on the following items:

•	Asset and liability management and trading activities;

•	Compliance with asset/liability policies, limits, activities, and procedures;

•	Operational risk, including information technology activities;

•	Risks associated with technology infrastructure, including approval and oversight of the Company’s information security annual risk assessment and strategy;

•	Business continuity planning;

•	Non-credit losses and credit risk, including the level and adequacy of the allowance for loan and lease losses;

•	Credit risk and the credit risk rating system;

•	Significant third-party information technology, vendor and outsourcing arrangements and adherence to policies governing outsourcing arrangements;

•	Compliance risk, reputational risk, legal risk and strategic risk; and

•	Market risk, including the oversight of funding activities and liquidity risk.

The Risk Committee has oversight of the Company’s Credit Review function, including approving the appointment of the Head of Credit Review and reviewing his or her performance and compensation on an annual basis.

In addition, the Risk Committee has direct access to and open communication with management. The Risk Committee has complete authority to obtain advice and assistance from internal legal, accounting or other internal advisors. In the course of performing its duties and responsibilities, the Risk Committee is also authorized to select, retain, and terminate independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Risk Committee coordinates with other Board Committees, as appropriate, concerning risk management matters within the other Committees’ respective areas of responsibility. The Risk Committee makes regular reports to the Board, communicates with the Company’s regulators when appropriate, and performs such other activities that it deems necessary or advisable to fulfill its purpose.

Chair

John D. Johns

Members

Don DeFosset

Eric C. Fast

Susan W. Matlock

James T. Prokopanko

Lee J. Styslinger III

José S. Suquet

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year 2017.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained by Regions to audit the Company’s financial statements. The Audit Committee has appointed EY as Regions’ independent registered public accounting firm (that is, the independent auditor) for the 2017 fiscal year.

Although we are not required to seek stockholder ratification of EY’s appointment, the Board believes it is sound corporate governance to do so, and the Board recommends that the stockholders ratify the appointment of EY. In the event the appointment is not ratified by our stockholders, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year. The vote results would, however, be considered in connection with the engagement of independent auditors for 2018.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” this proposal.

What services are provided by EY?

EY has been engaged to provide audit, tax and regulatory compliance advisory services. The Audit Committee considered and determined that Regions’ engagement of EY for tax and regulatory compliance advisory services does not impair EY’s independence.

How much was EY paid for 2016 and 2015?

The aggregate fees paid to EY by Regions for 2016 and 2015 are set forth in the following table:

	2016	2015
Audit fees (1)	$6,148,610	$6,303,384
Audit related fees (2)	397,708	318,769
Tax fees (3)	78,811	71,958
All other fees (4)	235,506	133,196
Total fees	$6,860,635	$6,827,307
(1)	Audit fees include fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings and other matters, statutory audits, and audits of subsidiaries.

(2)	Audit related fees include fees associated with audits of employee benefit plans and certain non-registered funds, as well as service organization reports.

(3)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice, and tax planning.

(4)	All other fees principally include fees associated with advisory services related to regulatory compliance reporting.

66       ï   2017 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of EY for audit services or, subject to certain de minimis exceptions, non-audit services on a case by case basis. The Audit Committee has delegated to its Chair the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting for ratification. In 2016, all of the non-audit services provided by EY were approved or ratified by the Audit Committee.

Will a representative of EY be present at the meeting?

EY served as Regions’ independent auditors for the year ended December 31, 2016, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

How long has EY been Regions’ independent auditor?

EY (or its predecessors) has served as Regions’ independent auditors continuously since 1971.

EY has advised the Audit Committee that it is an independent accounting firm with respect to the Company in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

A new lead audit partner is designated at least every five years to provide a fresh perspective that is in compliance with regulatory requirements. Consistent with this practice, a new lead audit partner was designated for 2013. The next lead audit partner rotation is scheduled for 2018. The Audit Committee and its Chair directly participate in that selection.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. In determining whether to reappoint the independent auditor, the Audit Committee considers the independent auditor’s qualifications, its independence and the length of time the firm has been engaged, in addition to considering the quality of the work performed by the independent auditor and an assessment of the past performance of both the lead audit partner and EY.

The Audit Committee and the Board believe that the continued retention of EY to serve as Regions’ independent auditors is in the best interest of Regions and its stockholders.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The consolidated balance sheets of Regions Financial Corporation and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, are included in Regions’ Annual Report on Form 10-K for the 2016 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that the Board approve including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Submitted by the Audit Committee:

Carolyn H. Byrd, Chair	Samuel A. Di Piazza, Jr.	Eric C. Fast

	John E. Maupin, Jr.	Lee J. Styslinger III

68       ï   2017 Proxy Statement

PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What am I voting on?

The Board is providing stockholders with the opportunity at the 2017 Annual Meeting to cast an advisory vote on the Company’s executive compensation paid to named executive officers (“NEOs”) described in the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and related disclosures, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act. This proposal is known as a “Say-on-Pay” proposal.

At the 2012 Annual Meeting, the Company asked stockholders to recommend how often they should be given the opportunity to cast this “Say-on-Pay” advisory vote on executive compensation. The stockholders overwhelmingly voted in favor of an annual advisory vote, and the Board affirmed the recommendation and has currently elected to hold “Say-on-Pay” advisory votes on an annual basis. The stockholders will again be asked to vote on how frequently we should hold the “Say-on-Pay” vote at our 2018 Annual Meeting of Stockholders.

This proposal gives you, as a stockholder, the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the ‘Company’) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion described in the Company’s 2017 Proxy Statement.”

Prior to submitting your vote, we encourage you to carefully review the CD&A and the Compensation of Executive Officers sections of this proxy statement for a detailed discussion of the Company’s executive compensation program, including information about the 2016 compensation of our NEOs.

Our overall executive compensation policies and procedures are described in the CD&A and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a “pay-for-performance” culture. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of stock-based incentives foster the creation of long-term value. In doing so, our executive compensation program supports our strategic objectives and mission and is strongly aligned with the short- and long-term interests of our stockholders, as described in the CD&A.

The Compensation Committee, which is comprised entirely of independent Directors, in consultation with Cook & Co., its independent compensation consultant, oversees the Company’s executive compensation program and continuously monitors the Company’s policies to ensure they emphasize programs that reward executives for results that are consistent with stockholder interests and with the safety and soundness of the Company.

The Board and the Compensation Committee believe that Regions’ commitment to these reasonable and responsible compensation practices warrants a vote by stockholders “FOR” the resolution approving the compensation of our NEOs as disclosed in this 2017 Proxy Statement.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of the Company’s NEOs.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board and may not be construed as overruling any decision by the Board or the Compensation Committee. The Board and the Compensation Committee, however, value our stockholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for the NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

How Pay is Tied to Company Performance

Throughout the following pages, we describe our executive compensation philosophy and the decisions we made in 2016. In this Compensation Discussion and Analysis (“CD&A”), we focus on the compensation of our Named Executive Officers (“NEOs”) for 2016:

Name	Principal Position
O. B. Grayson Hall, Jr.	Chief Executive Officer (“CEO”)
David J. Turner, Jr.	Chief Financial Officer (“CFO”)
John B. Owen	Head of Regional Banking Group
C. Matthew Lusco	Chief Risk Officer (“CRO”)
Fournier J. Gale, III	General Counsel

Linking 2016 Performance to 2016 Compensation Decisions

•	One of the central principles of our executive compensation program is tying pay to Company performance.

•	As noted in our proxy summary on page 8, financial performance for 2016 met or exceeded expectations for 2016 in spite of what continues to be a prolonged challenging operating environment. We remained diligent in the execution of our strategic plan as our NEOs led their teams in maintaining focus on growing and diversifying revenue, practicing disciplined expense management, and effectively deploying our capital.

•	2016 Net Income from Continuing Operations Available to Common Stockholders was $1.094 billion or $0.87 per diluted share versus $1.011 billion or $0.76 per diluted share in 2015, a 14 percent increase in Earnings Per Share from continuing operations. In addition to exceeding our previous year results, overall Net Income from Continuing Operations exceeded our budget by $49 million or $0.05 per share.

Pay decisions in 2016 reflect our improved results, with our annual incentive plan payments representing the biggest increase over the previous year. The following table and graph summarizes the key components of pay, the key decisions related to those components, as well as the impact of Company performance on the compensation of our NEOs:

Compensation Component	Key Decisions Made and the Impact of Performance on These Decisions
2016 Base Salaries	After holding base salaries flat in 2015, the Compensation Committee of the Board (the “Committee”) approved modest base salary increases in early 2016 for each of our NEOs other than the CEO. Our CEO’s salary remained flat while base salary increases for other NEOs ranged from 2.5 to 2.7 percent. Modest salary changes recognized slight increases in labor markets; recognized solid levels of performance by each executive and kept NEO compensation levels in line with those of peers.
Annual Cash Incentive Compensation Awards	At the beginning of 2016, the Committee increased short-term incentive target compensation for our CEO, CRO and General Counsel. Changes to target incentives were made primarily in recognition of market competitiveness of compensation. As previously noted, diligent execution of our strategic plan also yielded above-target corporate results for the year at 109 percent of our target expectations. The result was higher annual cash bonus payments for each of our NEOs.
Long-Term Incentives	The long-term incentive grants made in 2016 were similar in value and structure to those granted in 2015. We continue to measure long-term performance on two measures we consider most important to sustained stockholder value (EPS growth and Return on Average Tangible Common Equity). While the Committee considers the grants made in 2016 to be current-year compensation, it is important to also recognize and evaluate the impact of performance on prior-year awards in ensuring executive compensation is in line with performance. To that end, it was noted by the Committee that long-term compensation awarded in 2014 for the performance period ending December 31, 2016, paid out at 87.5 percent of target based on our performance over the three-year period. While the payout of this long-term incentive grant fell below target by 12.5 percent, performance and payouts were improved over similar long-term incentive payouts for the previous three-year performance period. These payout levels evidence the steady improvement in our corporate performance related to EPS growth and Return on Average Tangible Common Equity over the long-term.

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Summary of our Pay-for-Performance Decisions for 2016

Below is a graphic presentation of our 2016 pay elements highlighting the performance-based nature of our pay programs. As noted below, compensation for our NEOs is highly correlated to performance and heavily weighted towards compensation components directly connected to the interests of our stockholders. Detailed discussions of each of these elements can be found in the Section entitled “2016 Compensation Decisions — What We Paid and Why” beginning on page 75.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation and benefit programs operate under the guidance and oversight of the Committee. The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. We operate in a highly competitive and highly regulated environment. As a result, our ability to successfully compete and grow our business critically depends on the skill, acumen, and motivation of our executives. Our executive team must develop and execute a dynamic strategic plan. To that end, our executive compensation programs are driven by a pay philosophy with the following objectives: (1) attract and retain the key talent necessary to compete; (2) incentivize that talent with a strong pay-for-performance culture to achieve desired results; and (3) ensure that the long-term health of the Company is not sacrificed due to imprudent short-term decisions or excessive risk taking. This section discusses how we look at compensation and make our decisions.

Our philosophy and decisions are founded on five core guiding principles:

1.	Compensation targets should be set at competitive levels.

2.	Actual compensation levels should be related to performance, with incentive, (or at-risk) compensation, playing a greater role in the total compensation for more senior officers.

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company.

4.	Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company.

5.	Compensation programs should align with our corporate values.

In addition to these broad principles, the Committee has also adopted a number of key practices that we believe are consistent with our philosophy and our commitment to excellence in corporate governance. Likewise, the Committee has made the decision to refrain from certain compensation and employment practices as they are not consistent with our philosophy and goals. The following chart details some of these decisions:

What We Do

✓	Pay for Performance (pages 75-80)

The majority of executive pay is not guaranteed. For example, more than 87 percent of our CEO’s compensation is performance-based, and over 70 percent of that performance-based pay is subject to deferral and the requirement for sustained performance over a multi-year period.

✓	Evaluate Performance Using a Combination of Balanced Performance Metrics (pages 75-80)

We evaluate corporate performance in our annual incentive plans using a number of diverse performance metrics. Using a variety of metrics helps ensure that no single measure can inappropriately impact the level of compensation we pay. We evaluate our performance compared to internal expectations, budgets and plans, but we also balance that evaluation with the results of our performance on a relative basis as compared to other similar financial institutions. Plans also include a degree of discretion allowing for the exercise of sound business judgment by the Committee when assessing performance and corresponding pay decisions.

✓	Require Strong Stock Ownership and Retention of Equity (pages 86-87)	Each of our NEOs meets robust stock ownership guidelines we have established in order to assure that executives’ interests are tied to those of our stockholders.
✓	Provide for a Strong Clawback Policy (page 85)

In the event previously paid compensation is determined to be based on materially inaccurate performance metrics, or it is determined an executive has engaged in excessively risky or other detrimental conduct, the Committee has wide latitude to cancel or reduce any current or future compensation. In addition, the Committee has further authority to recapture compensation that has already been paid if determined to be in the best interests of the Company and our stockholders.

✓	Require Double Trigger Change-in-Control Provisions (pages 87-88)

Our change-in-control agreements and long-term incentive awards require both a change-in-control and termination of employment to trigger vesting and/or payment. No awards or benefits “single-trigger” vest only upon a change-in-control.

✓	Use an Independent Compensation Consultant (page 83)	Our compensation consultant has been determined to be independent under SEC and NYSE rules.
✓	Listen to and Engage with Our Stockholders (page 85)

We conduct an annual advisory Say-on-Pay vote, as recommended by our stockholders, and actively review the results of these votes as we make program decisions. In 2016, stockholders voiced substantial support for our executive compensation plans and programs, with more than 94 percent of votes cast approving such plans and programs. In addition, as a part of our corporate governance and stockholder engagement program, we solicit feedback regarding our compensation programs from our largest investors and consider any stockholder feedback we receive. Stockholders are also invited to express their views to the Committee as described on page 56 of this proxy statement.

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What We Don’t Do
X	No Incentive Plans that Encourage Excessive Risk Taking	Protecting against unreasonable risk is a central pillar of our compensation philosophy and is demonstrated in numerous ways, including our balanced program design, the use of multiple and competing performance measures, the adoption of a clawback and other enterprise-wide risk-related policies, as well as robust governance and oversight processes to identify, monitor, mitigate, and manage risk. We do not believe that any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, as validated through our comprehensive risk assessment of incentive-based compensation plans.
X	No Employment Agreements for Executive Officers	Our executive officers are at-will employees with no employment contracts.
X	No Tax Gross-Ups on Perquisites (“Perks”)	We do not provide tax gross-ups to our NEOs for any taxable perks provided to them. In addition, since 2011, we have not entered into any new agreements that permit excise tax gross-ups on change-in-control payments.
X	No Repricing of Underwater Options	We do not reprice “out-of-the-money” stock options.
X	No Hedging, Pledging or Short Sales	We do not permit our associates or Directors to hedge or short-sell Regions securities. Additionally, our Directors and executive officers are prohibited from pledging Regions securities.
X	No Dividends or Dividend Equivalents on Unearned Grants	We do not pay dividends or dividend equivalents on shares or units that are not earned. We issue dividend and dividend equivalent payments at the end of a performance period only on shares and units that ultimately vest.
X	No Excessive Perks	The Committee has eliminated most perks, and those we continue to provide are monitored to ensure they continue to be based on sound business rationale.

Compensation-Setting Process and Timeline

The Committee has designed a balanced compensation program that provides competitive fixed base compensation, as well as incentive compensation opportunities for performance over the short and long term. The incentive program rewards achievement against measurable goals and qualitative objectives as compared to expectations for our own performance and also on a relative basis as measured against the performance of other similar financial institutions. In making our decisions each year, the Committee must be thoughtful about program design. An objective evaluation of performance based on business results is critical, and the Committee focuses on the results achieved by the executive team. Equally important, however, is the ability of the Committee to apply discretion, flexibility and judgment in the decision-making process in order to ensure executive compensation is balanced between near-term performance and progress toward our longer-term objectives.

The Committee considers market competitive pay and practices in establishing our target pay levels, and we make use of formulaic determinations, as well as discretionary decisions in determining the actual compensation paid for the year.

The following charts illustrate elements of our compensation program and processes the Committee follows in making decisions. The program uses a mix of fixed and variable compensation elements that provides alignment to the core guiding principles noted above. The large majority of compensation is performance based, measuring both corporate and individual performance.

1. Review Competitiveness and Business Objectives

Prior to the start of each calendar year, the Committee focuses on two areas related to upcoming compensation decisions:

Review of Market Competitiveness of Pay	Review of Potential Plan Changes, Business Plans, Budgets and Expected Results

The Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of its independent compensation consultant, the Committee reviews the compensation of our executive officers against that of the Company’s compensation peer group, as well as the financial services industry in general.

The Committee begins its discussions about plan design for the coming year. Potential plan changes are discussed based on previous effectiveness evaluations. In addition, members of the executive management team advise the Board with respect to business plans, business risks, expected financial results and stockholder return expectations of the Company. The Committee uses these discussions to facilitate the goal setting process for both our short- and long-term performance-based compensation plans.

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COMPENSATION DISCUSSION AND ANALYSIS

2. Set Pay Levels and Targets

During the first quarter of the year, the Committee generally takes action on current compensation by targeting pay levels, as well as the performance requirements executives must achieve in order to receive performance-based pay elements:

Set Competitive Target Pay Levels	Establish Incentive Plan Metrics, Targets and Other Requirements

Based on the competitive data previously reviewed and the recommendations of the independent compensation consultant (and the CEO, when appropriate for executive officers other than himself), the Committee establishes the target pay levels for each executive officer. In establishing these targets, while competitive benchmarking is not the only consideration, the Committee generally considers the 50th percentile of a competitive set of peer organizations and other competitors for talent as a reference point in their decision making process.

From time to time, the Committee may set one or more components of compensation for an executive at a level above or below the 50th percentile if it is determined to be appropriate due to either the experience or performance of an individual executive or the needs or specific circumstances of the Company.

Based on previous discussions and presentations to the Committee and the full Board, the Committee reviews previously approved business plans and sets performance targets for both short- and long-term performance plans.

The Committee generally requires budgeted performance levels to be achieved for target payout levels to be paid. Corporate performance is modeled using both adverse and extraordinarily positive performance scenarios. Meaningful threshold and maximum performance levels are also set so that executive officers are appropriately incented to achieve results while not being incented to take excessive risk in order to achieve compensation payments.

3. Assess Risks and Stockholder and Other Stakeholder Feedback

During the second and third quarters of the year, the Committee focuses on internal performance assessments, risk assessments of compensation, audits of pay practices, pay for performance evaluations, as well as stockholder and other stakeholder feedback related to compensation practices:

Internal Assessments	External Feedback Reviews

The Committee holds a joint meeting with the Risk Committee of the Board. During this meeting, both committees review a comprehensive risk analysis of incentive compensation plans presented by the CRO. The risk assessment is based on a thorough and comprehensive multi-disciplinary initiative review of incentive compensation plans to ensure they do not encourage executive officers or other associates of the Company to take excessive risks in order to achieve compensation levels.

The Committee reviews a current assessment of corporate performance against the compensation goals set at the beginning of the year for both the short-term performance plans and any long-term performance grants currently outstanding.

With the assistance of its independent compensation consultant, the Committee also evaluates the effectiveness of the prior year compensation programs in achieving established goals and adhering to program principles.

In addition to the internal compensation risk assessments, with the assistance of its independent compensation consultant, the Committee also considers feedback from external stakeholders including feedback from stockholders related to the annual Say-on-Pay vote. The Committee also reviews compensation assessments from Institutional Shareholder Services (“ISS”), other stockholder advisory firms, and feedback from individual stockholders that is received by the Company through its corporate governance stockholder engagement program.

In addition to stockholder and investor community feedback, the Committee evaluates any regulatory reviews and concerns and, with the assistance of its independent compensation consultant, evaluates compensation best practices and governance improvements as a part of its continuing improvement process.

The Committee also reviews the peer groups used for compensation benchmarking and performance evaluations and determines the appropriateness of these peer groups.

4. Evaluate and Certify Company Performance and NEO Compensation

During the fourth quarter of the current year and the first quarter of the following year, the Committee considers items related to current year compensation, as well as looks forward to compensation decisions for the following year. Decisions related to NEO compensation and current year performance can be summarized as follows:

Evaluate Company Performance	Certify Company Performance and Calculate Compensation

The Committee previews Company forecasts with regard to performance under the short- and long-term plans to prepare for payment discussions in the first quarter. Forecasts of performance include financial results based on Generally Accepted Accounting Principles in the United States (“GAAP”), as well as a thorough review of adjustments to earnings, and any unanticipated or extraordinary events that may have occurred during the year. The Committee begins to evaluate qualitative performance factors and participate in a detailed performance review of the CEO.

After performance results are known and calculated, the Committee reviews final performance results and determines the need to apply discretion, flexibility and judgment in order to balance the objective evaluations of performance with near-term performance and progress toward our longer-term objectives. After decisions are made, the Committee certifies the performance results that executive officers have earned for the period just ended.

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2016 Compensation Decisions — What We Paid and Why

Establishment of 2016 Compensation Targets. At the beginning of 2016, after reviewing the competitive pay data provided by its independent compensation consultant, the Committee made changes to the target compensation levels for our NEOs. Noting that no executive had received a base salary increase in 2015, the Committee approved modest increases for all of the NEOs other than our CEO. The Committee elected to leave the CEO’s base salary flat at $1 million annually in order to achieve the maximum deductibility of compensation under Section 162(m) of the IRC (“Section 162(m)”). The changes in base salary for the other NEOs were modest and averaged 2.6 percent. Modest salary changes recognized slight increases in labor markets, solid levels of performance by each executive and kept NEO compensation levels in line with those of peers.

With respect to incentive compensation, the Committee elected to increase the incentive target for our CEO in the annual cash incentive plan from 150 percent to 175 percent. The Committee also approved a recommendation by our CEO to increase the incentive target in the annual cash incentive plan for our CRO and the General Counsel from 100 percent to 110 percent. Each of the changes in target bonus opportunity levels was made based on competitive market analysis and designed to keep overall NEO target pay levels and mix of pay competitive when compared to peers.

The resulting 2016 base salaries, annual incentive targets and long-term compensation targets are summarized below:

Name	Annualized Base Salary	Annualized Incentive Target as a Percentage of Base Pay*		Long-Term Incentive Target	Total Target Compensation
O. B. Grayson Hall, Jr.	$1,000,000	175% of Base Pay – $	1,750,000	$5,000,000	$7,500,000
David J. Turner, Jr.	$648,000	110% of Base Pay – $	712,800	$1,200,000	$2,560,800
John B. Owen	$664,000	110% of Base Pay – $	730,400	$1,200,000	$2,594,400
C. Matthew Lusco	$570,000	110% of Base Pay – $	627,000	$1,200,000	$2,397,000
Fournier J. Gale, III	$574,000	110% of Base Pay – $	631,400	$900,000	$2,105,400

*	Annualized incentive target is the product of the target incentive percentage times base pay approved by the Committee for 2017 and does not take into account that the base pay changes are not effective until April 1, 2017.

2016 Annual Cash Incentive Payments

Plan Requirements; Minimum Funding Requirement. In designing compensation programs for 2016, the Committee determined that corporate performance must first meet a basic earnings requirement before any incentive would be paid. For 2016, the Committee established a minimum threshold of $500 million in Net Income Available to Common Shareholders from Continuing Operations (“Net Income”) in order to fund the incentive pool for our NEOs at the maximum incentive level for each NEO for deductibility purposes under Section 162(m).

The Committee further determined that after the Section 162(m) pool was funded, the level and amount of actual incentive would be based on a performance program that considered corporate performance, as well as individual performance. For NEOs:

•	70 percent of the annual incentive was based on corporate performance using (1) profitability, (2) credit management, and (3) customer service goals.

•	30 percent was based on a qualitative evaluation of the individual’s performance with respect to our main strategic priorities:

¡	Strengthen Financial Performance,

¡	Enhance Risk Management,

¡	Focus on Your Customer, and

¡	Build the Best Team

•	An individual NEO’s annual cash incentive award can be earned between 0 percent and 200 percent of target depending on achievement of corporate and individual performance.

For the corporate performance portion of the plan, targets were established at the beginning of the year based on our financial plans, budgets and expectations in each of the three major categories noted above and were weighted as follows: (1) profitability received a 50 percent weighting; (2) credit management received a 25 percent weighting; and (3) customer service received a 25 percent weighting. Performance evaluations were designed so that performance against our internal targets accounted for 75 percent of results while relative performance against a peer group accounted for 25 percent of results for the profitability and credit metrics.

Safety and Soundness Requirements. In addition to the specific corporate and individual performance requirements, as in the past, the Committee decided to subject potential bonus calculations to two important safety and soundness requirements. Compensation guidance issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to all banking institutions instructs companies that compensation plans should consider the “full range of current and potential risks including the cost and amount of capital and liquidity needed to support risks.” To address this principle, the Committee included two negative modifiers designed to reduce bonus payments in the event Regions does not maintain capital and liquidity at levels determined to be vital to the safety and soundness of the Company. The deduction for not meeting each requirement is 20 percent of the measured achievement. In other words, even if overall corporate performance meets the financial, credit management and customer service goals set by the Board, if that performance comes at the expense of capital and/or liquidity requirements, the portion of incentive compensation based on corporate performance may be reduced by up to 40 percent (20 percent for each requirements).

Discretion to Adjust in Response to Risk and Performance. Although specific performance requirements were set at the beginning of the year, the Committee reserved some discretion including whether to consider performance either on a GAAP or a non-GAAP adjusted basis in the corporate performance

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COMPENSATION DISCUSSION AND ANALYSIS

metrics and also to consider other qualitative factors if deemed necessary. The Committee also retains discretion in the determination of individual performance under the plan. The Committee believes that blending the clarity provided by predetermined targets and expectations, together with the thoughtful application of discretion to consider items that should be excluded from performance calculations, provides the flexibility and judgment critical to the Committee’s ability to deliver incentive compensation that reflects both near-term performance results and progress toward longer-term objectives. This combination of fixed formulas, along with latitude in assessing performance based on the Committee’s informed judgment, allows for consideration of unanticipated market conditions and events that may impact operating performance.

We believe that this latitude is important in mitigating risk as it reduces the potential that our executive officers may be encouraged to take actions with respect to unanticipated items based on the impact the actions may have on their incentive compensation, rather than based on the merits and impact that the actions may have on achieving our long-term goals and objectives.

2016 Plan Results. Net Income for 2016 was $1.1 billion, and therefore, the potential incentive opportunity for our NEOs was funded at the maximum amount, giving the Committee the latitude to determine actual incentive amounts based on the other quantitative and qualitative performance objectives established at the beginning of the year.

Assessment of Corporate Performance. In early 2017, corporate performance under the criteria set at the beginning of 2016 was reviewed and considered. Considering performance strictly on a GAAP basis, corporate performance was calculated at 113 percent of target. However, in keeping with past practices and considerations, the Committee exercised its discretion and excluded certain positive and negative “Adjusted” items, as reported to our stockholders in earnings releases and related annual reports and filings. The Committee believes these adjusted results most accurately reflect the performance of the Company as it relates to stockholder value. The exclusion of these items negatively impacted Return on Average Tangible Common Equity and Net Income Available to Common Stockholders and resulted in an adjusted performance score of 109 percent of target (4 percentage points below GAAP results) as shown in the following table:

			Absolute Performance Against Internal Targets 75%						Relative Performance Against Peers - 25% Weighting
			Weighting (Customer Service - 100%)
		Sub-metric Weighting	2016 Goal Achievements						2016 Achievements
	Performance Metric		Threshold	Target	Maximum	Attainment	% of Goal		Peer Rank	% of Goal
50%	Profitability Metrics (1)
	Adjusted Return on Average Tangible Common Equity (2)	40%	7.74%	9.39%	10.39%	9.46%	101.1%		9/14
	Adjusted Net Income Available to Common Shareholders ($ millions) (2)	30%	$ 859	$ 1,046	$ 1,157	$ 1,073	110.6%	104.2%		87.5%
	Adjusted Efficiency Ratio (3)	30%	65.8%	63.5%	62.0%	63.3%	102.2%		9/14
25%	Credit Metrics
	Criticized and Classified Loans/Loans (4)	50%	6.26%	5.00%	4.25%	5.27%	91.8%	75.1%	11/14	50.0%
	NPAs/Loans + OREO + NPLs Held For Sale (5)	50%	1.52%	1.16%	0.93%	1.37%	58.5%		13/14
25%	Customer Service Metrics (Percentile achievement)		25th	75th	93rd	87th	167.9%	167.9%
(1)	From continuing operations on an as adjusted basis. For non-GAAP measures, see the reconciliation in Appendix A unless otherwise indicated.

(2)	Non-GAAP measures — see reconciliation in Appendix A.

(3)	Non-GAAP measures — see reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2016 on page 45.

(4)	See reconciliation in Appendix A.

(5)	See reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2016 on page 69.

	Metric	Overall Metric Weighting	Results (Percent of Goal)	Weighting (Internal Goals vs. Against Peers)	Performance Results
	Profitability – Internal Targets	50%	104.2%	75%	39.1%
	Profitability Performance – Peers	50%	87.5%	25%	10.9%
	Credit – Internal Targets	25%	75.1%	75%	14.1%
	Credit Performance – Peers	25%	50.0%	25%	3.1%
	Customer Service – Internal Targets	25%	167.9%	N/A	42.0%
	Sum of Results				109%
Potential Negative Modifiers	Goal		Result		Negative Modifier Indicated?

Primary Liquidity Risk Factor	Low Risk or Better		Low Risk		NO
Capital Action Status	Monitoring or Deploy		Deploy		NO

Assessment of Individual Performance. As previously noted, our NEO annual incentives were based 70 percent on corporate performance and 30 percent on a qualitative assessment of individual performance. With respect to our CEO, the independent Board members used a formal process for assessment of his performance. Each Board member provided an evaluation in the areas of leadership, strategic planning, financial performance management, customer relations, management of personnel, communications and Board relations. In its performance deliberations, the Committee had access to the input from the full Board and independently assessed the CEO’s performance achievement at 140 percent of target. In making its determination, the Committee particularly noted his proactive work on all important financial, operational, regulatory and stockholder aspects of the Company.

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With respect to other NEOs, the Committee consulted with the CEO regarding his assessment of performance and determined that the individual level of achievement for each was as follows:

Name	Individual Performance Rating	Comments
David J. Turner, Jr.	135%

•  Embedded in our financial performance was the impact of Mr. Turner’s leadership of expense initiatives that led to over $300 million in identified cost saves. His leadership helped us achieve our targeted expense increase of less than 2 percent for the year.

•  With respect to risk management, Mr. Turner made clear progress in the management of capital and liquidity positions. He further led efforts to re-engineer a new management reporting process significantly improving information available to management and the Board in evaluating and managing performance.

•  Mr. Turner led an effective rating agency outreach program contributing to several positive rating actions at Fitch, Moody’s and DBRS, as well as an expanded stockholder engagement program, executing outreach efforts to the Company’s largest institutional stockholders.

•  Mr. Turner implemented and led significant employee engagement action plans within the Finance division resulting in associate engagement scores that were higher than the Company average.

John B. Owen	140%

•  In 2016, Mr. Owen’s areas of responsibility demonstrated prudent growth and improved operating leverage growing Regional Banking Group revenue by 3 percent, pre-tax income by 8 percent and assets under administration by 7.2 percent.

•  Mr. Owen led teams in the successful launch of several new initiatives including a new version of Online and Mobile Banking to 2.8 million digital users and a digital loan offering for unsecured loans through a strategic business partner. Initiatives were successful and on target in their deployment.

•  In response to public attention to industry sales practices, Mr. Owen demonstrated proactive and prompt leadership immediately launching a third-party review of Regions’ retail sales practices with no systemic issues noted.

•  Build the Best Team efforts were impressive with solid improvement in associate engagement, talent management processes and diversity hiring initiatives.

C. Matthew Lusco	135%

•  Risk Management division operating results were $3.1 million better than plan, with strong efforts in managing salaries and benefits, outside services, travel and other expenses to achieve results while maintaining focus on effective risk management principles.

•  Effective credit servicing and discipline around concentration limits mitigated the impact of the sharp decline in energy prices, enabling the Company to deliver credit performance within guidance previously provided to investors.

•  Mr. Lusco led multiple Build the Best Team efforts including:

-   realignment of credit teams to provide improved support to the reorganized commercial business group; and

-   redeployment of talent supporting new initiatives in third party risk management and innovation and IT risk management.

•  Through partnership with Finance and business group leaders, developed a look back process for new initiatives, enabling the elimination of certain underperforming initiatives and strengthening our ability to provide effective challenge of current initiatives.

Fournier J. Gale, III	130%

•  Mr. Gale continued to lead significant expense management efforts during 2016. Under his leadership, overall consolidated legal fees were down 12 percent year over year.

•  Contributed to reducing the Company’s risk profile by decreasing the number of open legal matters, including a 31 percent reduction in our highest risk cases and an overall drop in active cases of 21 percent.

•  A major area of focus for Mr. Gale in 2016 was advising the Board on corporate governance best practices, including Board refreshment and stockholder engagement. Three new and very qualified Directors were added to Regions’ Board in 2016 and early 2017 thereby strengthening the Board’s effectiveness and oversight.

•  Mr. Gale increased focus on stockholder engagement initiatives in 2016. Through partnerships with Investor Relations and Executive Compensation, the Corporate Governance and External Affairs divisions led by Mr. Gale expanded a successful stockholder outreach program focused on the corporate governance divisions at our largest institutional stockholders reaching out to holders of more than 65 percent of the outstanding shares owned by institutional stockholders. In addition, these teams worked together to successfully draft, prepare and distribute a nationally recognized proxy statement furthering our goal to provide robust and transparent disclosure and communications to our many stakeholders.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Annual Incentives Earned. As a result of the decisions discussed above, the following annual cash incentive payments for our CEO and each of our other NEOs were certified by the Committee and paid in early 2017:

Name	2016 Target Incentive*	Total Incentive Received
O. B. Grayson Hall, Jr.	$1,750,000	$2,070,250
David J. Turner, Jr.	$708,468	$827,490
John B. Owen	$725,797	$858,618
C. Matthew Lusco	$622,939	$727,592
Fournier J. Gale, III	$627,609	$723,634
*	The actual target incentive for 2016 is based on a target percentage multiplied by actual salary paid for the year and considers that annual increases in base pay did not become effective until April 1 of the year.

2016 Long Term Incentive Plan (“LTIP”) Grants. The Committee understands that deferring a large part of compensation plays an important role in linking incentives to risk outcomes or aspects of performance that become apparent only with the passage of time. The responsibilities of our NEOs are largely strategic in nature and while we understand and diligently work to mitigate our risks, the actual outcomes of many of the business actions we take will not be certain for extended periods of time. For this reason, long-term incentive compensation comprises the largest portion of our compensation plan for NEOs. After consultation with the independent compensation consultant and with Mr. Hall, the Committee determined that the current long-term incentive grant target values were competitive and appropriate for each NEO based on responsibilities and performance, and therefore, no changes to these values were made.

The following table presents the total economic value of the grant (at target) and the division of the grant between each long-term component:

Name	Total Target LTIP Economic Value	Value of Time- Vested RSUs	Value of PSUs	Value of Performance- Based Cash Units

Differences in How the Committee
Views Compensation and SEC
Reporting Requirements

In order to understand the decisions made by
the Committee for 2016 and the value of the
compensation granted to our NEOs, it is
important to understand the difference
between what the Committee considers as
current-year compensation and what SEC
rules require us to report. The values of 2016
long-term awards as considered by the
Committee and shown in the table here differ
from the values listed in the Summary
Compensation Table on pages 90 through 92
and the Grants of Plan-Based Awards table
on page 93 in two important ways.

SEC reporting rules. Equity denominated
awards are required to be reported by the
SEC in the year of grant in the Grants of
Plan-Based Awards Table and in the
Summary Compensation Table under the
“Stock Awards” column, which is the same
way the Committee considers these awards.

While a Performance-Based Cash Unit award
is reported in the Grants of Plan-Based
Awards table in the year of grant, under SEC
rules, it is not reported in the Summary
Compensation Table until the end of the
applicable performance period. At that time,
the value of the cash earned is reported in
the column headed “Non-Equity Incentive
Plan Compensation.”

Due to this difference, the Summary
Compensation Table does   not   include   the
value   of    the Performance-Based Cash

O. B. Grayson Hall, Jr.	$5,000,000	$1,666,666	$1,666,666	$1,666,667
David J. Turner, Jr.	$1,200,000	$400,000	$400,000	$400,000
John B. Owen	$1,200,000	$400,000	$400,000	$400,000
C. Matthew Lusco	$1,200,000	$400,000	$400,000	$400,000
Fournier J. Gale, III	$900,000	$300,000	$300,000	$300,000

Plan Design. The plan construction is designed to drive long-term performance, enhance retention, create aligned interest with stockholders and address longer-term risk concerns. Grants to NEOs in 2016 included three components which were split equally:

1.   Restricted Stock Unit Awards (“RSUs”) subject to vesting hurdles based on adherence to important safety and soundness measures,

2.   Performance-based Stock Unit Awards (“PSUs”), and

3.   Performance-based Cash Unit Awards

RSUs. RSUs represent one-third of the award and include a three-year time-based vesting requirement, which means that the awards will generally not vest unless the NEO remains employed until April 2019, the third anniversary of the grant. In addition, up to 40 percent of the award may be forfeited if Regions does not continually meet standards for liquidity and capital deployment designed to protect the safety and soundness of the Company.

PSUs and Performance-Based Cash. The remaining two-thirds of the award is represented by performance-based awards, which include a three-year service-based vesting requirement and is also subject to specific performance criteria to determine the ultimate value. The performance-based awards are split equally between PSUs and performance-based cash units. An individual NEO’s PSUs and performance-based cash units can be earned between 0 percent and 150 percent of target depending on the level of achievement.

•    Performance measures. Vesting of both PSUs and performance-based cash is based on two measures: cumulative compounded growth in Diluted Earnings

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Per Share from Continuing Operations (“Diluted EPS Growth”) and Return on Average Tangible Common Equity (“ROATCE”). Each measure carries a 50 percent weight in determining the final value of the performance award.

•   These operating measures were chosen for a number of reasons: (i) they are critical to the long-term success of the Company, (ii) they are transparent to stockholders and the NEOs, and (iii) when used together, they create healthy tension between profitability and the quality of earnings, which is important to stockholder value and in protecting the safety and soundness of the Company.

•   Weighting of Metrics. Each metric is weighted equally and is measured based upon both absolute performance against Company goals over the next three years, as well as an evaluation of our performance relative to our peers. We do this through the use of the matrix where the “X” axis represents our performance against the absolute goals we set for ourselves over the next three years, and the “Y” axis represents our performance against banks selected as our performance peer group on these same measures.

•   2016 Plan Design Change. While this basic plan design has been in place for a few years, the Committee approved a refinement to the operation of the performance matrix in 2016. When calculating performance scores, the Committee determined that results should be interpolated along a sliding scale between the stated points in the matrix. This change was made to eliminate potential sharp changes in incentive income as performance changes, so that executives are not incented to take undue risks to achieve the next higher payout level.

•   Balancing Absolute and Relative Performance.

¡    Absolute Performance: Absolute Diluted EPS Growth and ROATCE goals provide NEOs with a goal to strive for, but given ongoing marketplace volatility and a changing regulatory environment, establishing absolute goals and targets for a multi-year time period is challenging. We establish the goals for this portion of the matrix measurement by considering financial and operational expectations set through our strategic planning process over the performance period of January 1, 2016, to December 31, 2018. In the opinion of the Committee, these goals and expectations represent challenging, yet achievable, levels of performance that both create stockholder value and protect the safety and soundness of the Company.

¡     Relative Performance. In addition to absolute performance, we also chose to consider our Diluted EPS Growth and ROATCE performance relative to other banking competitors. Relative measurement mitigates the problems inherent with setting long-term goals in a volatile and uncertain environment, but if used as the single measurement, could allow for the outcome of being the “best of the worst.” By establishing absolute goals within a range of outcomes, coupled with performance against banks in our performance peer group, a matrix mitigates some of the challenges associated with setting precise goals that could incent imprudent risk taking on behalf of executive officers and avoids the “best of the worst” outcome that is possible with the exclusive use of relative measurement.

Unit awards granted by the Committee in 2016 but does include  the  final  value  of  the  cash  paid  in connection with awards from 2014. When considering current year compensation, our Committee views long-term Performance-Based Cash Unit Awards as compensation in the year that they are granted just as both the Committee and the SEC consider grants of long-term awards that are equity based.

The second difference in how the Committee views compensation and how it is required to be reported by the SEC relates to the two-thirds of our long-term incentive compensation grants that are made in the form of equity. As noted above, SEC rules require that companies report the value of equity-denominated awards in the equity compensation column of the Summary Compensation Table in the year they are granted. This is the same way the Committee considered these awards. However, there is a difference in the values noted in the previous table and the values noted in the Summary Compensation Table due to the way we determine the number of shares each NEO will receive after the Committee has established the economic value of an award.

To determine the number of PSUs and RSUs, we divide the award value granted by the 30-day average closing price of Regions common stock. We use this method of averaging the stock price over a period of time because it minimizes any impact of day-to-day stock price changes on the number of shares granted. This 30-day average for 2016 was $8.11. SEC rules require us to report the grant date fair value of shares, which is the closing price of Regions common stock on the date of the grant. The value of shares granted on April 1, 2016, was $7.89 per share. Because the closing price of shares on the date of the grant was lower than the 30-day average share price used to calculate the number of shares granted, the SEC required tables reflect a smaller value than considered by the Committee.

For further information, page 16 of this proxy statement includes an alternative compensation table that details the way the Committee views the compensation decisions made for 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

The following chart sets forth the matrices used for measuring performance and the ultimate payout level of the PSUs and performance-based cash awards granted in 2016:

Diluted EPS Growth Metric — 50% Weight						ROATCE Metric — 50% Weight
		Payout Opportunity for EPS Goal						Payout Opportunity for ROATCE Goal
Relative Diluted EPS Growth (percentile)	Top 3rd of Peer Group	75%	100%	125%	150%	Relative ROATCE (percentile)	Top 3rd of Peer Group	85%	100%	125%	150%
	Middle 3rd of Peer Group	50%	75%	100%	125%		Middle 3rd of Peer Group	65%	85%	100%	125%
	Bottom 3rd of Peer Group	0 - 25%*	50%	75%	100%		Bottom 3rd of Peer Group	0 - 40%*	65%	85%	100%
		Below Threshold	Between Threshold and Target	Regions’ Target Range	Above Target Range			Below Threshold	Between Threshold and Target	Regions’ Target Range	Above Target Range
		Regions’ Absolute Diluted EPS Growth (3-year cumulative compounded growth rate)						Regions’ Absolute ROATCE (3-year average)

*	Award will be zero in the event a minimum level of net income is not earned over the performance period.

Performance targets and the payout percentages generated for each level of performance are determined each year by the Committee based on Company budgets and goals, as well as prevailing economic conditions. We have not disclosed the internal targets set for the three-year performance period in the above matrices because such disclosure could be construed as earnings guidance. However, as previously noted, we believe the target levels set represent challenging yet achievable levels of performance. Additionally, for awards granted in 2016, we subject them to a minimum cumulative net income threshold before any payment is made, so that a 0 percent payment is possible in the event a meaningful level of profitability is not achieved. While we do not disclose the actual threshold level, the requirement is approximately one-half of the cumulative amount we projected for the three-year period ending December 31, 2018, as a part of our strategic planning process.

In 2014, the Committee awarded our NEOs a long-term incentive grant divided into three portions, one of which was a cash denominated award subject to a three-year performance period that ended at December 31, 2016. The following table sets forth the original value of the 2014 Performance Cash Unit award, the performance metrics achieved for the performance period and the ultimate value of the award earned by NEOs as of the end of 2016:

In addition to the resulting below-target cash performance grant received by NEOs in 2016, it is equally important to note that the PSU portion of the three-year 2014 grant also performed below target and that executives only received 87.5 percent of the target number of shares granted in 2014.

Other Benefits and Perks

In addition to the compensation elements described above, NEOs participate in other benefit and perk programs, many of which are available to all associates.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program (made up of tax-qualified and non-qualified plans). In addition to the descriptions below, the operation of these benefit plans and the value of the benefits that NEOs accrue under these plans are also fully described in the discussion that accompanies the Pension Benefits and Nonqualified Deferred Compensation tables on pages 95 through 97 of this proxy statement and the Summary Compensation Table on pages 90 through 92.

(1) Regions Financial Corporation Retirement Plan (the “Retirement Plan”) and Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (“SERP”). These plans are defined benefit plans. While participation requirements were impacted over time due to several corporate transactions, the Retirement Plan and the SERP generally were closed to new participants as of 2007. The Retirement Plan is a tax-qualified plan under Section 401(a) of the Internal Revenue Code, and our NEOs participate in this plan on the same basis as all associates.

The SERP is a nonqualified plan that provides benefits under one of two formulas. The normal formula for determining benefits

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under the SERP uses the same general formula for benefit determination as is used in the Retirement Plan with three main differences: (i) the SERP definition of eligible compensation includes compensation that exceeds qualified plan limits and annual cash bonus payments that are not included in the qualified plan’s definition of compensation, (ii) the SERP averages compensation over a consecutive three-year period rather than the consecutive five-year period used in the qualified plan, and (iii) the SERP counts service up to 35 years while the qualified plan counts service only up to 30 years.

In addition, a limited number of executives are eligible for an alternative target retirement formula in the SERP as a result of a previously grandfathered arrangement. The alternative target benefit includes a more generous formula for determining retirement benefits, but was designed to be highly retentive as it includes significant vesting requirements. A participant must work for the Company for a minimum of 10 years and must reach age 60 before the alternative target benefits vest. Any termination of employment (except in the case of death, disability or a change-in-control) prior to reaching age 60 with a minimum of 10 years of service will result in a forfeiture of amounts attributable to the alternative target benefit in excess of the regular benefit.

Following is a brief description of each executive’s participation in these plans including a change to Mr. Hall’s SERP benefit that was approved by the Committee in December of 2016:

Mr. Hall – With over 35 years of service to the Company, Mr. Hall participates in both the Retirement Plan and the SERP. His participation in the Retirement Plan is on the same basis as all other associates and his benefits in that plan are broken out and included in the Pension Benefits Table of this proxy statement. He is eligible for the alternative target retirement formula under the SERP although he is not yet vested in the benefit under that formula. As of the end of 2016, he met the service requirements, but he had not yet reached the minimum vesting age under the plan (age 60). At the end of 2016, the Committee elected to freeze Mr. Hall’s participation in the SERP, and to transfer the lump sum value of the SERP benefit to a defined contribution account under the Supplemental 401(k) Plan maintained by the Company effective as of June 1, 2017 (the date Mr. Hall will become fully vested in the benefit). As Mr. Hall’s service now exceeds the maximum number of years counted for benefit accrual in the SERP, the Committee determined that it was in the best interests of both Mr. Hall and the Company that his benefit be fixed at its current value, that interest rate risk be eliminated, and that Mr. Hall bear the risk and opportunity associated with notional investment of the benefit under the Supplemental 401(k) Plan. The freeze and subsequent transfer will not occur until June 1, 2017, which is after the date Mr. Hall would otherwise be fully vested in the benefit. Although frozen and vested at that time, actual payment will continue to be deferred until Mr. Hall’s ultimate separation from service from the Company.

SEC rules require us to report the value of the benefit even though it may not be vested; therefore, values reported in the Pension Benefits table and in the column of the Summary Compensation Table relating to increases in pension benefits include amounts that Mr. Hall has not yet earned.

Mr. Turner – Mr. Turner has 11 years of credited service with the Company and participates in both the Retirement Plan and the SERP. His benefits are determined using the regular SERP calculations previously discussed, and he is not eligible for the alternative target benefit.

Mr. Owen – Mr. Owen has 9 years of credited service. He does not participate in the Retirement Plan but is entitled to receive the alternative target benefit under the SERP. While he is accruing benefits under the alternative formula, he is not vested in the benefit as he has neither accrued the minimum number of years of service nor reached the minimum vesting age at this time. In the event Mr. Owen leaves the Company prior to age 60 and with less than 10 years’ service, he will receive no pension benefit from the Company.

SEC rules require us to report the value of the benefit even though it may not be vested; therefore, the values reported in the Pension Benefits table and in the column of the Summary Compensation Table relating to increases in pension benefits include amounts that Mr. Owen has not yet earned.

Mr. Lusco – With 6 years of credited service, Mr. Lusco does not participate in the Retirement Plan but is participating in the SERP. His benefit is calculated using the regular SERP calculations previously discussed and he is not eligible for the alternative formula. Upon electing to grant participation in the SERP to Mr. Lusco, the Company did determine to subject his participation to significant vesting requirements. In order to receive the normal SERP benefits, Mr. Lusco must have reached age 55 and have more than 10 years of service. While Mr. Lusco is older than 55, he has not completed the required 10 years of service, and therefore, in the event he terminates employment prior to completing 10 years of service, all SERP benefits will be forfeited.

Mr. Gale – Mr. Gale was hired after all pension plans were closed to new associates and after he had already reached full retirement age; therefore, he does not participate in either plan and will not receive any pension benefit from the Company.

Pension Benefits Table – The Pension Benefits description and table on pages 95 and 96 include a more detailed description of retirement benefits and a calculation of the value of pension benefits for each NEO. In addition, the Summary Compensation Table on pages 90 through 92 provides a value that represents the change in the lump sum value of pension benefits from 2015 to 2016. Several factors influence the calculation of this change. For most participants, the change is a result of additional years of service earned, the passage of time, and discount rates lower than historical averages which have each contributed to different degrees to the pension benefit increases reported in the Summary Compensation Table. With respect to Mr. Hall, the pension change reflected in the Summary Compensation Table is also impacted by the Committee’s decision to freeze his benefit and transfer the value of that benefit to the Supplemental 401(k) Plan. Current SEC rules require us to calculate any change in pension benefit at the rate used to value the benefit under the terms of the plan. In most cases, this rate is based on actuarial assumptions used to value plan benefits and liabilities for financial statement purposes. In Mr. Hall’s case, due to making the decision to freeze his benefit and transfer the lump sum value to the Supplemental 401(k) Plan, the rate used to calculate Mr. Hall’s benefit was fixed based as of the date of the decision to freeze the benefit. Therefore, the value of his benefit

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COMPENSATION DISCUSSION AND ANALYSIS

was determined using the actual interest rate used to determine the transferred amount. This rate for Mr. Hall’s benefit at the end of 2016 is lower than the forward looking rate used in plan assumptions for the previous year.

(2) Regions Financial Corporation 401(k) Plan (the “401(k) Plan”) and Supplemental 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax or Roth basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The 401(k) Plan is a tax-qualified 401(k) savings plan under Section 401(a) of the Internal Revenue Code in which all eligible associates can participate, while the Supplemental 401(k) Plan is a nonqualified plan for certain associates whose participation in the 401(k) Plan is generally limited due to the qualified plan’s wage and contribution limits.

The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 4 percent of pay. In addition to the Company matching contribution, the Company also provides a non-contributory 2 percent allocation to the plan for any associate who does not participate in the Retirement Plan described above. In 2016, all of our NEOs participated in these plans and received the Company matching contribution of 4 percent of pay. In addition, because Mr. Gale is not a participant in the Retirement Plan or SERP previously described, he was eligible for and received the additional non-contributory 2 percent allocation.

Perks. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we generally do not offer a broad range of perks to our NEOs, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines is not based on sound business rationale.

In General. In 2016, NEOs continued to be eligible for financial planning services, Company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual physicals. These items are provided to NEOs because we believe that they serve a necessary and reasonable business purpose. Each NEO is responsible for all taxes on any imputed income resulting from any of these benefits and the total cost to the Company represents a nonmaterial portion of total compensation. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 90 through 92 of this proxy statement.

Use of Corporate Aircraft. The use of corporate aircraft is subject to a formal policy approved by the Committee and the NCG Committee that sets forth the criteria and procedures applicable to its use.

It has long been our policy to require that our CEO use corporate-owned or other non-commercial aircraft for business travel when possible. In addition, it is our policy to allow our CEO to use corporate-owned aircraft for personal travel up to a maximum value of $100,000 per year. In the event the value of personal use (as measured based on the incremental cost of operating the aircraft) exceeds $100,000 in any year, our policy requires the CEO to reimburse the Company the full incremental cost of operating the corporate aircraft.

Mr. Hall is subject to an Aircraft Time Sharing Agreement with the Company that governs the terms and conditions of personal use of the corporate aircraft. Although the policy and the agreement allow for personal use without cost up to $100,000 per year, Mr. Hall’s actual personal use in 2016 was less than $55,000. The Board also has authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates on a limited basis, such as in the event of emergency or when personal use may be in the best interest of the Company due to efficiency and/or safety concerns.

Compensation Framework, Policies, Processes and Risk Considerations

Our compensation and benefit programs operate under the guidance and oversight of the Committee. The Committee is composed of independent Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the Company’s Long Term Incentive Plan and pursuant to the Director Compensation Program. Board members who served as members of the Committee in 2016 include:

Members serving the entire year:

Don DeFosset, Chair

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Members serving for a partial year:

Lee J. Styslinger III – until April 21, 2016

Samuel A. Di Piazza, Jr. – from November 7, 2016

Upon his appointment to the Board in January 2017, Mr. Suquet became a member of the Committee. Each Committee member has been determined to be independent as defined by NYSE rules and applicable SEC rules and regulations. The Committee operates under a written charter approved by the Board. A copy of the charter is available on the Investor Relations section of our website www.regions.com.

Committee Meetings. The Committee holds meetings as often as it deems necessary to perform its duties and responsibilities, but not fewer than three times a year. Although many compensation decisions are made in the first quarter of the year, as outlined on pages 73 and 74, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2016, the Committee met six times to review, discuss and approve compensation decisions for the Company; held one joint meeting with the Risk Committee; and held one joint meeting with the NCG Committee and Board.

The Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including

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legal counsel, may also attend meetings when members feel additional guidance on specific topics is needed. Meetings are typically attended by the Chairman/CEO, the Head of Human Resources, and the Head of Compensation and Benefits for the Company. The CFO and CRO attend meetings during times when Company budget and performance information is presented and when incentive plan design is presented. As previously noted, at least one joint meeting of the Committee and the Risk Committee is held each year. During this joint meeting, representatives from the risk management function, including the CRO, review a comprehensive risk assessment of the Company’s incentive plans including both plans that cover executive officers, as well as plans that cover other associates of the Company.

Throughout the year, the Committee will hear from the heads of business groups with respect to details about the operation and effectiveness of incentive compensation programs in place within the business groups. From time to time, the Committee may ask to hear presentations from other members of management regarding topics of interest to the Committee. Every Committee meeting, however, includes an executive session without the participation of any member of the executive management team. The independent compensation consultant typically participates in a portion of these executive sessions.

Independent Compensation Consultant. During 2016, the Committee engaged Cook & Co. to serve as the independent compensation consultant to the Committee and to provide advice relating to Regions’ executive compensation programs and practices.

As one of the leading independent compensation consulting firms in the country serving as a consultant to a large number of Fortune 500 companies, Cook & Co. advises the Committee on best practices for compensation governance, including practices outside of the financial services industry. The Committee assessed the independence of Cook & Co., as required under the listing standards adopted by the NYSE pursuant to SEC requirements, and concluded that no conflict of interest exists.

While Cook & Co. reports directly to the Committee, they also work with Regions management, at the direction of the Committee, to obtain information and further its goals. Cook & Co. performs no work for executive management and provides no other services to Regions.

The scope of services provided by Cook & Co. for the Committee during 2016 included:

•	Attended all Committee meetings;

•	Provided the Committee with competitive market data to assist in establishing target levels for compensation components, such as base salary levels, annual incentives and long-term performance awards, as well as benefit levels for executive management;

•	Assisted the Committee with the evaluation and establishment of the design and construct of the short- and long-term incentive programs for 2016 including values, opportunity levels, performance metrics and targets (including thresholds and maximums), performance curves, relative peer group comparisons and risk mitigants to be included in the plan;

•	Advised the Committee in connection with year-end compensation determinations based on performance evaluations and other factors;

•	Advised the Committee regarding regulatory and compliance issues and the development of leading best practices and market competitive information with respect to compensation guidelines established by the SEC, the Federal Reserve and other banking regulatory bodies; and

•	Provided current trend information on industry and executive compensation issues.

Other Policies and Practices Impacting Compensation Decisions

Use of Peer Groups for Benchmarking Purposes. In determining market competitiveness of compensation, the Committee, with the assistance of its independent compensation consultant, regularly reviews the compensation of our executive officers against that of the Company’s compensation peer group, as well as survey data from a larger segment of companies within the financial services industry. While we do not specifically benchmark each individual Regions position to specific job matches within these peer companies, we do utilize the information from these peers to assist the Committee in evaluating the competitiveness of the compensation of our executive team including the NEOs whose is covered in this proxy statement.

When evaluating the compensation peer group for 2016 plans and pay levels, the Committee’s independent compensation consultant recommended expanding the number of companies included in the peer group. After identifying and reviewing potential additions, the Committee elected to include Zions Bancorporation (“Zions”) in the compensation peer group for 2016. Zions is a fit from an industry perspective, and Zions considers Regions a peer as does ISS. Although significantly smaller than Regions, Zions does fit within the size parameters considered to be appropriate. Adding Zions to the peer group brings stability to year-over-year comparisons and improves the relative positioning of Regions to the median of the peer group on the primary size evaluation criteria of assets, market capitalization and revenue.

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The Committee believes that peer group construction revolves around finding a balance between including relative companies that match in size and focus and enough companies to make comparisons meaningful. The companies listed below are those that the Committee believes are appropriate due to industry, asset size, and market capitalization. These companies have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that compete with Regions for our top executive talent. Our compensation peer group consists of the following financial institutions:

Compensation Peer Group
Company	12-31-2016 Assets ($ in millions)	12-31-2016 Market Cap ($ in millions)
U.S. Bancorp	445,964	87,175
The PNC Financial Services Group, Inc.	366,380	56,726
Capital One Financial Corporation	357,033	41,984
BB&T Corporation	219,276	38,062
SunTrust Banks, Inc.	204,875	26,942
Fifth Third Bancorp	142,177	20,240
KeyCorp	136,453	19,719
Regions Financial Corporation	125,968	17,447
M&T Bank Corporation	123,449	24,436
Huntington Bancshares Incorporated	99,729	14,353
Comerica Incorporated	72,978	11,941
Zions Bancorporation (New in 2016)	63,239	8,741

In addition to reviewing information annually with respect to the selected peer group, the Committee’s independent compensation consultant periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by McLagan, a leading performance/reward consulting and benchmarking firm focused specifically on the financial services industry). All of this information is utilized by the Committee when it considers the competitiveness and appropriateness of the amount and construction of pay at Regions.

In addition to our compensation peer group, for purposes of measuring performance under both our short-term annual and long-term incentive plans, we use a different peer group against which we measure our performance. We believe compensation measures should be reviewed against financial institutions closer in size and scope to Regions, but performance is most appropriately measured against a broader group of financial institutions that the market would consider in competition with Regions for their next investment dollar. The primary selection criteria for performance measurement should be business similarities; that is, a focus on retail, consumer and corporate banking with a regional/geographic bias. Size is considered, but is less important because it has less impact on performance comparisons as it does compensation comparisons.

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In reviewing the peer group to be used for performance purposes in 2016, just like with the compensation peer group, the Committee noted that Hudson City Bancorp, Inc. was acquired during the previous year and determined that it was appropriate to consider additional peers against which to benchmark our performance, and as a result, added both Hancock Holding Company and Synovus Financial Corporation to the list of performance peers. The peer group for measuring our performance under our annual and long-term incentive plans consists of the following financial institutions:

Performance Peer Group
Company	12-31-2016 Assets ($ in millions)	12-31-2016 Market Cap ($ in millions)
U.S. Bancorp	445,964	87,175
The PNC Financial Services Group, Inc.	366,380	56,726
BB&T Corporation	219,276	38,062
SunTrust Banks, Inc.	204,875	26,942
Fifth Third Bancorp	142,177	20,240
KeyCorp	136,453	19,719
Regions Financial Corporation	125,968	17,447
M&T Bank Corporation	123,449	24,436
Huntington Bancshares Incorporated	99,729	14,353
Comerica Incorporated	72,978	11,941
Zions Bancorporation	63,239	8,741
Synovus Financial Corp. (New in 2016)	30,104	5,023
First Horizon National Corporation	28,555	4,675
Hancock Holding Company (New in 2016)	23,975	3,631

The above noted peer groups are not the same as the group of companies that comprise the S&P 500 Banks Index, which is the index included in the stock performance chart presented in Regions’ Annual Report on Form 10-K for the year ending December 31, 2016, and repeated at page 9 of this proxy statement. Each of these peer groups represents a smaller group of financial institutions tailored primarily by asset size, core business services, geographic similarity and alignment to the principles for each type of measurement.

Say-on-Pay. Regions understands that stockholders, regulators and other stakeholders have a strong interest in executive compensation and attempts to balance the interests of these constituencies. In accordance with the vote of our stockholders, we provide an annual Say-on-Pay advisory vote regarding executive compensation. This year’s proposal is included as Proposal 3 on page 69 of this proxy statement.

In last year’s Say-on-Pay vote, we received overwhelming approval of our executive compensation programs, with more than 94 percent of the votes cast being in favor of our pay programs. Following our 2016 annual meeting, we also initiated an enhanced corporate governance stockholder engagement program. Executives from our investor relations, corporate governance external affairs and executive compensation functions met with key stockholders and answered questions and discussed any issues or concerns. We will continue to monitor the results of future advisory votes on compensation and feedback from our stockholder outreach program and will take results of both into consideration when assessing compensation matters in the future.

Clawbacks. It has long been the Committee’s practice to review past awards in light of any material restatement of our financial results, and we continue to review and strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future awards in these events. A formal clawback policy applies to each of our NEOs, as well as a number of other officers of the Company (each a “Covered Officer”). The policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under either GAAP or federal securities law, or the Company subsequently finds that the financial information or performance metrics used to determine the amount of incentive compensation for a prior period is materially inaccurate, the Company may seek repayment of compensation or require the forfeiture or reduction of outstanding or future compensation as may be determined by the Committee. In addition to allowing for clawback in the case of financial restatement or materially inaccurate performance metrics, the policy allows the Company to recoup compensation in the case of misconduct of a Covered Officer, whether or not there is an accompanying financial restatement. For purposes of the policy, misconduct is defined as: (i) a knowing violation of federal, state or local law, rule or regulation; (ii) a material breach of any written Company policy or covenant between Regions and the Covered Officer; (iii) disclosure of the Company’s confidential information or trade secrets; or (iv) commission of an act of fraud, dishonesty or recklessness in the performance of the Covered Officer’s duties, which is not in good faith and subjects the Company to excessive risk or financial loss or materially disrupts, damages, impairs or interferes with the business of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Regulatory Oversight and Risk Governance. As a bank holding company, we must comply with various regulatory requirements. The Federal Reserve adopted guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on behalf of the banking organization.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices including effective oversight by the Board.

In response to these guidelines, we established a comprehensive governance and oversight process for the design, operation and monitoring of our incentive plans, which we believe improves our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We created an internal cross-functional oversight committee with representation from risk management, finance, human resources, legal and our strategic alignment function to review, consider and approve, as appropriate, certain higher risk plans. This cross-functional oversight committee also works with business group leadership to monitor the performance and effectiveness of all of our incentive plans to ensure that they include features and metrics designed to discourage inappropriate risk-taking.

As a part of our oversight process, the internal oversight committee meets on a regular basis and provides a quarterly report to the Committee with respect to the activities around incentive compensation management. In addition, at least once each year, the Committee meets jointly with the Risk Committee, the CRO and other members of the risk management team and receives a thorough risk assessment of each of our material incentive plans.

In presenting the risk assessment, the CRO noted the process of limiting risk starts with the Board in setting the risk appetite of the Company, establishing policies and implementing appropriate limits and continues with management in developing the policies and practices to ensure the Company operates within our risk appetite and avoids unnecessary or excessive risk. As described in Relationship of Compensation Policies and Practices to Risk Management on page 59, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, we consider the impact of: (i) the Board’s role in the determination of the overall risk profile and appetite; (ii) entity level controls in place; and (iii) the incentive policies, procedures and governance activities we follow.

Management and the Committee acknowledge that compensation practices are important components of our approach to risk management. Therefore, we are committed to working with the Federal Reserve, as well as other regulatory bodies to achieve our objectives. We strive for clarity and transparency in our compensation structure. As we continue the ongoing evaluation of our compensation policies and programs, we will take any steps deemed advisable to further strengthen our compensation risk management framework.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key associates generally is made on an annual basis. Although the Company does not currently issue stock option grants under the 2015 Long Term Incentive Plan, in the event this practice resumes, the plan requires that the exercise price for options be based on the closing price of Regions common stock on the date of the grant. The Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all associates. As a part of that process each year, the Committee will pre-establish a grant date for grants to eligible associates subject to the needs and business considerations of the Company. The equity grants to all eligible key associates in 2016 were made in April.

The Committee specifically approves all grants of equity compensation to executive officers, as well as other officers covered by Section 16(a) of the Exchange Act. The Committee has delegated authority to the CEO to determine and approve annual grants to other key associates within the limits and budgets established each year as part of the Committee’s consideration of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue special grants to other new hires or key associates outside of the normal grant process. The Committee also has delegated authority to the CEO to determine the need for and value of these grants. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the associate could manipulate the pricing date and also to reduce the administrative and accounting burden that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a regular basis each year.

Policy on Cash versus Non-Cash and Current versus Future Compensation. The Committee does not maintain a stated policy that dictates cash versus non-cash compensation or current versus future compensation. However, the allocation of cash and non-cash compensation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance short- and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines requiring executive officers and members of the Board to have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our commitment to creating stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

The equity stake of our NEOs and Directors is reflected in the beneficial ownership information contained in this proxy statement on pages 24 and 25. The table below summarizes the stock ownership guidelines for our CEO and each of the NEOs (including their compliance with the guidelines):

Name	Ownership Requirement	Approximate Stock Value Required to be Held	Holds Required Amount	Percent of Required Amount Owned
O. B. Grayson Hall, Jr.	5 X Base Pay	$5,000,000	Yes	305%
David J. Turner, Jr.	3 X Base Pay	$1,896,000	Yes	208%
John B. Owen	3 X Base Pay	$1,941,000	Yes	225%
C. Matthew Lusco	3 X Base Pay	$1,680,000	Yes	126%
Fournier J. Gale, III	3 X Base Pay	$1,665,000	Yes	176%

For purposes of meeting the guidelines, the following types of stock ownership are counted: shares directly owned by the executive officer or Director without restriction, restricted stock, stock units (except for those that may be subject to future performance requirements), stock equivalents allocated through any deferred stock investment plan, as well as an executive officer’s shares held in a 401(k) Plan account and notionally held in a Supplemental 401(k) Plan account. Any executive officer who does not meet the ownership guidelines must retain at least 50 percent of the after-tax value of any compensatory equity grant upon vesting until such time as the ownership guidelines are met.

Other Policies Related to Stock Ownership (prohibitions against insider trading, hedging and pledging of Regions securities). The Company has a long-standing General Policy on Insider Trading to guard against improper securities trading. Under the policy, no Director, officer or other associate of Regions who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, buy or sell securities of the Company (other than pursuant to a previously approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of the material nonpublic information.

In addition, our insider trading policy prohibits speculative trading in our equity securities including prohibitions on short-selling securities, buying call options and selling put options or from entering into hedging strategies that protect against downside risk of Regions stock ownership. Our policies also prohibit

Directors and Section 16 Officers from purchasing Company securities on margin or holding them in a margin account. In addition, borrowing against any account in which any Company equity securities are held, or pledging Company equity securities as collateral for a loan is prohibited.

Accounting for Stock-Based Compensation. Regions accounts and reports for stock-based compensation under our long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 17 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2016.

Consideration of the Impact of IRC 162(m). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-performance-based compensation paid to certain NEOs. While the Committee believes that compensation awarded in 2016 under the terms of our short-term incentive plan, as well as the PSUs and performance-based cash awards under our long-term incentive plans meet the requirements of IRC 162(m), it has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

Change-in-Control, Post-Termination and Other Employment Arrangements

For competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our key associates are aligned with them. The occurrence or potential occurrence of a change-in-control could create uncertainty regarding the continued employment of our NEOs and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of our stockholders. As a result, we have entered into agreements with all NEOs that govern some of the terms of their employment and compensation in the event of a qualifying termination after a change-in-control of Regions.

Change-in-Control Agreements. The change-in-control agreements entered into with NEOs generally provide that during the two-year period following a change-in-control of Regions, if the NEO’s employment is terminated other than for “cause,” or if the NEO resigns for “good reason,” he would be paid accrued compensation and benefits, plus an amount equal to a specified multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs.

Mr. Hall, Mr. Owen and Mr. Gale all are entitled to a three times multiple of pay, while Mr. Turner and Mr. Lusco are entitled to a two times multiple of pay upon termination following a change-in-control. If employment is terminated for “cause” or due to death, disability or resignation other than for “good reason,” payments would be limited to accrued compensation and

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benefits. New agreements issued after February 2011 do not include any income tax gross up payments under the excise tax provisions of IRC Section 4999. Mr. Hall, Mr. Owen and Mr. Turner have change-in-control agreements issued in 2007 that provide in the event any payment or benefit would cause the NEO to become subject to the excise tax imposed under IRC Section 4999, additional payments may become due to avoid a negative tax consequence to the executive. Mr. Gale and Mr. Lusco entered into agreements after February 2011, and therefore, are not entitled to receive a payment to compensate for excise taxes. None of the NEOs’ agreements provide any type of severance benefits in connection with termination of employment at any other time. For additional information, including definitions of “cause,” “good reason” and “change-in-control,” see the section entitled Potential Payments by Regions Upon Termination or Change-in-Control on pages 98 through 101 of this 2017 Proxy Statement.

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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this 2017 proxy statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the

Compensation Committee has reviewed and discussed with Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee:

Don DeFosset, Chair	David J. Cooper, Sr.	Samuel A. Di Piazza, Jr.

Ruth Ann Marshall	Susan W. Matlock	José S. Suquet

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COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narratives and footnotes contain compensation information about our Chairman, President and Chief Executive Officer (“CEO”); our Chief Financial Officer (“CFO”); and our three other most highly paid executive officers for the year ended December 31, 2016, our Named Executive Officers (“NEOs”).

Summary Compensation Table

The Summary Compensation Table that follows contains information with respect to our NEOs. Based on the amounts for 2016 in the following table, salary accounted for approximately 13 percent of total compensation (excluding the change in pension value and nonqualified deferred compensation amounts) for our CEO and 24 percent on average among all other NEOs, reflecting our performance-based pay philosophy. Following is a brief summary of the components of Regions pay programs included in each column of the Summary Compensation Table:

Salary – The “Salary” column includes the actual year-to-date base salary amounts for each NEO for the fiscal years indicated. New base salary amounts are generally effective on April 1 of each year.

Bonus – Regions does not generally issue nonperformance-based or discretionary bonuses and this column reflects the absence of any such payments.

Stock Awards – Equity awards granted in 2016 were composed of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) and are reported in the Stock Awards column at the grant date fair value. The grant date fair value does not correspond with the amounts that may be eventually realized relative to these awards. Any benefit from these awards depends on the future value of Regions stock, the satisfaction of time-based vesting requirements in the case of RSUs and the attainment of performance requirements in the case of PSUs. For more detail regarding the stock awards for NEOs, see pages 78 and 79 of the CD&A and the Grants of Plan-Based Awards table on page 93 of this proxy statement.

Option Awards – Although our long term incentive plan allows for it, we have not awarded stock options to NEOs for a number of years, which is reflected in this column.

Non-Equity Incentive Plan Compensation – The amounts in the “Non-Equity Incentive Plan Compensation” column represent annual incentives earned for 2016 performance under our annual incentive plan as described beginning on page 75 and paid in early 2017. Also included in this amount is the value of the 2014 Performance Cash Units for the performance period ended December 31, 2016. While the value of these Performance Cash Unit awards has been determined, they remain subject to service based vesting until April 1, 2017, and will be payable as of that date.

Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the change in pension value for each NEO which is the difference in the total present value of accrued benefit on December 31, 2016, minus the total present value of accrued benefit on December 31, 2015. For additional information about pension benefits, refer to pages 80 and 82 in the CD&A and to the Pension Benefits section and table on pages 95 and 96. As for nonqualified deferred compensation earnings, none of the NEOs receive above-market or preferential earnings on their nonqualified deferred compensation accounts. More information regarding the provisions of the nonqualified deferred compensation plans in which the NEOs participate can be found on page 97.

All Other Compensation – Amounts in the “All Other Compensation” column represent the aggregate dollar amount for each NEO for perks and other personal benefits and other compensation items not disclosed in other columns of the Summary Compensation Table. Items may include the value of: excess group liability insurance coverage, group term life insurance coverage, financial planning services, any personal use of corporate aircraft, an enhanced executive physical, home security, as well as matching charitable gift contributions. It also includes the value of Company contributions to our 401(k) and Supplemental 401(k) plans.

Total – This column represents the sum of all columns for each of the NEOs, and includes all amounts earned by the NEO including any amounts that may have been deferred for tax purposes.

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Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
O. B. Grayson Hall, Jr.	2016	1,000,000	—	3,242,916	—	3,528,584	6,102,983	188,941	14,063,424
Chief Executive Officer	2015	1,007,692	—	3,284,720	—	2,506,546	3,764,852	220,857	10,784,667
	2014	993,750	—	3,443,535	—	3,708,902	6,056,343	218,717	14,421,247
David J. Turner, Jr.	2016	644,062	—	778,301	—	1,177,490	513,593	86,787	3,200,233
Chief Financial Officer	2015	636,862	—	788,340	—	883,295	314,975	98,948	2,722,420
	2014	627,250	—	826,448	—	1,249,044	1,079,650	106,704	3,889,096
John B. Owen	2016	659,816	—	778,301	—	1,208,618	1,158,093	83,148	3,887,976
Head of Regional Banking Group	2015	651,977	—	788,340	—	905,498	1,096,867	100,552	3,543,234
	2014	641,500	—	826,448	—	1,281,121	1,847,754	95,254	4,692,077
C. Matthew Lusco	2016	566,308	—	778,301	—	990,092	383,462	77,508	2,795,671
Chief Risk Officer	2015	559,269	—	788,340	—	687,487	304,689	83,165	2,422,950
	2014	550,000	—	619,830	—	985,050	1,102,519	98,570	3,355,969
Fournier J. Gale, III	2016	570,554	—	583,718	—	986,134	N/A	94,632	2,235,038
General Counsel & Corporate	2015	564,308	—	591,250	—	691,991	N/A	106,889	1,954,438
Secretary	2014	555,000	—	619,830	—	990,880	N/A	117,695	2,283,405
(1)	As reflected in the following table, amounts in this column are the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

	2016 Annual Equity Grant (PSUs & RSUs)				Total Stock Awards Value ($)
	PSUs ($/units) (a)		RSUs ($/units) (b)
Name	Performance Stock ($)	Performance Stock (#)	Restricted Stock ($)	Restricted Stock (#)
O. B. Grayson Hall, Jr.	1,621,458	205,508	1,621,458	205,508	3,242,916
David J. Turner, Jr.	389,151	49,322	389,151	49,322	778,301
John B. Owen	389,151	49,322	389,151	49,322	778,301
C. Matthew Lusco	389,151	49,322	389,151	49,322	778,301
Fournier J. Gale, III	291,859	36,991	291,859	36,991	583,718
(a)	The amounts in this column reflect the number of units granted and the grant date fair value of PSUs. Actual awards can range from 0% to 150% of target based on performance metrics of absolute and relative Diluted EPS growth and ROATCE established at grant. The maximum award value for the PSUs (determined as described on pages 78-80) is $2,432,187 for Mr. Hall, $583,727 each for Messrs Turner, Owen, and Lusco and $437,789 for Mr. Gale.

(b)	The amounts in this column represent the number of units granted and the grant date fair value of RSUs that cliff vest at the end of the three-year vesting period ending April 2019.

(2)	This amount represents annual cash incentives for 2016 performance plus the value of the 2014 Performance Cash Units based on certification of performance goals as of December 31, 2016, and will be vested based on service effective April 1, 2017. The following table sets forth the details of these awards:

	Non-equity Incentive Plan Compensation
Name	2016 Annual Cash Incentive ($)	Value of 2014 Performance Cash Units at 12/31/16 ($) (a)	Total ($)
O. B. Grayson Hall, Jr.	2,070,250	1,458,334	3,528,584
David J. Turner, Jr.	827,490	350,000	1,177,490
John B. Owen	858,618	350,000	1,208,618
C. Matthew Lusco	727,592	262,500	990,092
Fournier J. Gale, III	723,634	262,500	986,134
(a)	This column reflects 87.5% of target earned at December 31, 2016. Grants to Mr. Turner, Mr. Owen and Mr. Lusco were subject to service vesting requirements until April 1, 2017 (the third anniversary of the date of grant).

(3)	This amount includes benefits for Mr. Hall, Mr. Owen and Mr. Lusco described on pages 80-82 and 95-97, which are subject to significant vesting requirements that have not yet been met. Therefore, while accrued, a portion of the change in benefit for Mr. Hall and all of the change in benefit for Mr. Owen and Mr. Lusco would not be payable at the present time if they left the Company. Mr. Turner is fully vested in his benefit.

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(4)	All other compensation consists of the following:

Name	Life Insurance, Perquisites and Other Personal Benefits (a) ($)	Matching Contributions Under Qualified Savings Plans ($)	Matching Contributions Under Nonqualified Savings Plans ($)	Non-Elective Contributions under the Qualified and Nonqualified 401(k) plans ($)	Total All Other Compensation ($)
O. B. Grayson Hall, Jr.	93,679	10,600	84,662	—	188,941
David J. Turner, Jr.	35,693	10,600	40,494	—	86,787
John B. Owen	25,236	10,600	42,013	5,300	83,148
C. Matthew Lusco	29,556	10,600	32,052	5,300	77,508
Fournier J. Gale, III	30,129	10,600	32,402	21,501	94,632
(a)	The 2016 amount includes the value of items such as group term life insurance premiums, excess group liability coverage, financial planning services, personal use of the corporate aircraft, an enhanced executive physical, home security, and matching charitable gift contributions. The total value for personal use of the corporate aircraft by Mr. Hall in 2016 was $54,750.

Grants of Plan-Based Awards

Plan-based awards made in 2016 to the NEOs included annual cash incentives, Performance-Based Cash Units, PSUs and RSUs.

Annual cash incentives were based on an assessment of both corporate performance, as well as individual performance in 2016. Corporate performance measures, including profitability, credit management and customer service, accounted for 70 percent of the incentive, while individual performance in relation to certain strategic priorities accounted for the remaining 30 percent of the incentive.

2016 equity grants were issued under the Regions Financial Corporation 2015 Long Term Incentive Plan (“Regions 2015 LTIP”). The Regions 2015 LTIP, which was approved by stockholders at the 2015 annual meeting, permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents and other stock-based awards and any other right or interest relating to stock or cash. Awards under the Regions 2015 LTIP may vest over time or upon the achievement of pre-established performance goals. Awards generally vest on termination of employment within 24 months after a change-in-control.

The 2016 Performance-Based Cash Units awards and PSUs will be issued based on the Company’s absolute and relative Diluted EPS and ROATCE over the three-year period from January 1, 2016, through December 31, 2018. The ultimate value of these performance awards can vary from 0 to 150 percent of target, depending on performance measured against goals as more fully described on pages 78 and 80 of the CD&A. The RSUs generally cliff vest three years from the date of grant; however, up to 40 percent of a grant may be forfeited if certain capital and liquidity performance thresholds are not met. Dividends and dividend equivalents accrued on both the PSUs and RSUs will be paid in cash at vesting based on the number of units actually earned.

For more information regarding the grants of plan-based awards for NEOs, see pages 75 through 80 of the CD&A.

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The following table sets forth details regarding non-equity and equity plan-based awards granted to each of the NEOs in 2016:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.		(1)	—	1,750,000	3,500,000
	04/01/16	(2)	—	1,666,667	2,500,001	—	205,508	308,262	205,508	—	—	3,242,916
David J. Turner, Jr.		(1)	—	708,468	1,416,936
	04/01/16	(2)	—	400,000	600,000	—	49,322	73,983	49,322	—	—	778,301
John B. Owen		(1)	—	725,797	1,451,596
	04/01/16	(2)	—	400,000	600,000	—	49,322	73,983	49,322	—	—	778,301
C. Matthew Lusco		(1)	—	622,939	1,245,878
	04/01/16	(2)	—	400,000	600,000	—	49,322	73,983	49,322	—	—	778,301
Fournier J. Gale, III		(1)	—	627,609	1,255,218
	04/01/16	(2)	—	300,000	450,000	—	36,991	55,487	36,991	—	—	583,718
(1)	Amounts included in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column reflect the range of possible annual cash incentive payouts for 2016 performance. Actual amounts earned, as determined by the Committee in the first quarter of 2017, are reflected in the 2016 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	The Performance-Based Cash Unit awards included in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column and PSUs included in the Estimated Future Payouts Under Equity Incentive Plan Awards column have equally weighted performance requirements based on absolute and relative Diluted EPS growth and ROATCE. In addition, in the event the achievement of the performance criteria for Diluted EPS growth is less than 2% on an absolute basis and in the bottom one-third of the peer group on a relative basis, or the achievement of the performance criteria for ROATCE is less than 8% on an absolute basis and in the bottom one-third of the peer group on a relative basis, the payout will be zero if cumulative net income from continuing operations is less than one-half of the projection for the three-year performance period. The performance period for these awards is January 1, 2016, through December 31, 2018, and will fully vest date on April 1, 2019.

Notwithstanding the achievement of the performance requirements, in order to be eligible to receive any cash payout or shares of stock under these awards, employment must continue through the third anniversary of the grant date, which is April 1, 2019, except in the case of death, disability or retirement.

(3)	In addition to service vesting requirements, the RSUs included in this column are subject to performance-vesting requirements based on the Company’s achievement of certain capital and liquidity performance thresholds during each of the periods from January 1, 2016, to December 31, 2016; January 1, 2017, to December 31, 2017; and January 1, 2018, to December 31, 2018. To the extent that the capital performance threshold and/or the liquidity performance threshold has not been satisfied for each performance period, 20% for each requirement (up to a maximum of 40% total) of the RSUs awarded will be forfeited. For purposes of this award, the Company’s performance will be measured relative to the following capital and liquidity performance thresholds as certified by the Committee:

(i)	“Capital Performance Threshold”: Capital Action Decision Tree Status as defined in the Capital Policy must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	“Liquidity Performance Threshold”: Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Notwithstanding the achievement of the capital and liquidity performance thresholds, in order to be eligible to receive any shares of stock under this award, employment must continue through the third anniversary of the grant date, which is April 1, 2019, except in the case of death, disability or retirement.

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Outstanding Equity Awards at December 31, 2016

Awards in this table include:

•	Grants of stock options made over time that are exercisable and unexercisable.

•	Grants of restricted stock and RSUs.
•	Grants of PSUs made in 2014, 2015 and 2016 that may pay if Regions achieves specific performance criteria.

•	RSU grants made in 2014, 2015 and 2016 will pay in full only if Regions meets certain capital and liquidity thresholds.

The following table sets forth outstanding equity-based awards held by each of the NEOs as of December 31, 2016:

		Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (a) (#)	Market Value of Shares or Units of Stock That Have Not Vested (a) ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
O. B. Grayson Hall, Jr.	04/24/07	85,715	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	282,019	—	—	21.94	02/27/18	—	—	—	—
	04/01/14	—	—	—	—	—	153,046	2,197,741	133,915	1,923,023
	04/01/15	—	—	—	—	—	173,611	2,493,054	173,611	2,493,054
	04/01/16	—	—	—	—	—	205,508	2,951,095	205,508	2,951,095
David J. Turner, Jr.	04/24/07	20,000	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	59,822	—	—	21.94	02/27/18	—	—	—	—
	04/01/14	—	—	—	—	—	36,731	527,457	32,140	461,525
	04/01/15	—	—	—	—	—	41,667	598,338	41,667	598,338
	04/01/16	—	—	—	—	—	49,322	708,264	49,322	708,264
John B. Owen	02/28/08	128,191	—	—	21.94	02/27/18	—	—	—	—
	04/01/14	—	—	—	—	—	36,731	527,457	32,140	461,525
	04/01/15	—	—	—	—	—	41,667	598,338	41,667	598,338
	04/01/16	—	—	—	—	—	49,322	708,264	49,322	708,264
C. Matthew Lusco	04/01/14	—	—	—	—	—	27,548	395,589	24,105	346,141
	04/01/15	—	—	—	—	—	41,667	598,338	41,667	598,338
	04/01/16	—	—	—	—	—	49,322	708,264	49,322	708,264
Fournier J. Gale, III	03/01/11	114,065	—	—	7.43	02/28/21	—	—	—	—
	04/01/14	—	—	—	—	—	27,548	395,589	24,105	346,141
	04/01/15	—	—	—	—	—	31,250	448,750	31,250	448,750
	04/01/16	—	—	—	—	—	36,991	531,191	36,991	531,191
(1)	All outstanding stock options vest in equal annual installments on each of the first three anniversaries of the date of grant and, as of December 31, 2016, are all fully vested.

(2)	The vesting of unvested RSUs and PSUs is as follows:

Grant Date	Vesting Schedule	Restrictions
April 1, 2014	Third anniversary of grant date	(a) Time vested RSUs, vesting of which is also subject to meeting capital and liquidity thresholds.
April 1, 2015 April 1, 2016	Third anniversary of grant date Third anniversary of grant date

(b)   PSUs may be earned between 0% and 150% subject to achieving required performance levels of equally weighted absolute and relative Diluted EPS growth and ROATCE as follows:

•     For grants made on April 1, 2014, the performance period is January 1, 2014, through December 31, 2016

•     For grants made on April 1, 2015, the performance period is January 1, 2015, through December 31, 2017

•     For grants made on April 1, 2016, the performance period is January 1, 2016, through December 31, 2018.

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COMPENSATION OF EXECUTIVE OFFICERS

Option Exercises and Stock Vested

The following table sets forth the amounts realized by each of the NEOs as a result of the exercise of options and vesting of stock awards in 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. B. Grayson Hall, Jr.	—	—	319,732	2,522,685
David J. Turner, Jr.	—	—	71,052	560,600
John B. Owen	—	—	71,052	560,600
C. Matthew Lusco	—	—	53,289	420,450
Fournier J. Gale, III	—	—	53,289	420,450

Pension Benefits

The Retirement Plan is a qualified defined benefit plan providing for a lifetime monthly annuity following retirement. Benefits earned by our NEOs under the Retirement Plan are generally based on the following formula:

1.3% of “Average Monthly Earnings” up to Covered Compensation	+	1.8% of “Average Monthly Earnings” in excess of Covered Compensation	X	Years of Service up to a maximum of 30 total years

“Average Monthly Earnings” is defined as the average of the highest five consecutive years of base compensation within the last 10 years of service, and “Covered Compensation” is defined as the estimated average maximum amount of a participant’s earnings on which Social Security benefits will be based assuming that in each year of the participant’s working career, the participant’s wages equaled the Social Security Taxable Wage Base.

Any accrued benefit under the Retirement Plan is generally 100 percent vested after 5 years of service. While the Retirement Plan defines normal retirement age as age 65, there is no reduction in benefits due to age after a participant has reached age 62. Upon separation of service, benefits are payable as early as age 55, although between age 55 and 62, benefits are subject to a reduction for early payment.

Mr. Hall and Mr. Turner are the only NEOs who participate in the Retirement Plan.

The Supplemental Retirement Plan (“SERP”) is an unfunded non-qualified defined benefit pension plan that was created to supplement benefits provided through the Retirement Plan. First,

the SERP restores benefits that would otherwise have been provided participants under the Retirement Plan but were limited because of tax code limitations on qualified plan benefits. In addition to these restorative benefits, the SERP also provides additional benefits that serve to attract and retain high quality senior executive talent for the Company. There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit.

The regular benefit is available to all eligible SERP participants and is calculated using the same formula as the Retirement Plan with the following differences: (1) instead of averaging earnings over five years of service, it is averaged over the highest three consecutive years of service out of the last 10 years of service; (2) in addition to base pay, it includes annual cash incentives, as well as 50 percent of any salary stock and restricted stock granted during the period of TARP participation; and (3) the maximum years of service used in the calculation of the regular benefit is 35 years of service instead of 30.

Mr. Hall and Mr. Turner participate in the regular benefit. Mr. Lusco does not participate in the Retirement Plan as he was employed by the Company subsequent to its closure, but he does participate in the SERP under the provisions related to the regular benefit, subject to significant vesting requirements. In order to vest in the SERP benefit, Mr. Lusco will be entitled to the benefit following termination of employment after reaching age 62 or upon reaching age 55 with a minimum of 10 years of service except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to the service requirements previously outlined, will result in the forfeiture of his entire SERP benefit, and vested benefits paid prior to age 62 are subject to reductions for early payment.

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COMPENSATION OF EXECUTIVE OFFICERS

The targeted SERP benefit is available to a select group of senior officers as a result of a previously grandfathered arrangement. This targeted SERP benefit provides a benefit using the following formula:

4% of “Average Monthly Earnings” for the first 10 Years of Service	+

1% of “Average

Monthly

Earnings” for every year in

excess of 10 Years of

Service up to a maximum of

an additional 25 years of

service (for a maximum

benefit of 65% of

“Average

Monthly Earnings” with

35 Years of Service)

For purposes of this formula, “Average Monthly Earnings” has the same definition as the regular SERP benefit.

Regions’ targeted benefit is offset by both the benefit under the Retirement Plan, as well as Social Security. The targeted benefit is subject to significant retentive vesting requirements. Participants will receive the benefit following termination of employment after reaching age 60 and completing a minimum of 10 years of service, except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to age 60 and completion of 10 years of service will result in forfeiture of the targeted benefit. If a participant who is eligible for both the regular benefit and the targeted benefit retires prior to meeting the targeted benefits’ vesting requirements, he or she will receive a regular benefit.

Due to his long tenure, Mr. Hall participates in the Retirement Plan, as well as the regular and grandfathered targeted benefit under the SERP. Because he has not attained age 60, he is not vested in the entire accrued benefit reported below. In the event of his retirement prior to meeting the targeted benefits’ vesting requirements, Mr. Hall will receive only the amount attributable to the regular benefit and amounts attributable to the targeted formula will be forfeited. Mr. Owen participates only in the targeted benefit under the SERP. Since he has neither attained age 60 nor completed the required 10 years of service at this time, he is not vested in any of the benefits accrued to him in the table below, and upon termination of service prior to meeting the vesting requirements would forfeit the entire amount reported below.

The following Pension Benefits table reflects the actuarial present value benefit from the Retirement Plan and the SERP:

			Pension Benefits
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
O. B. Grayson Hall, Jr.	Regions Financial Corporation Retirement Plan	30	1,590,053	—
	Regions Financial Corporation Post 2006 SERP	35	34,341,449	—
David J. Turner, Jr.	Regions Financial Corporation Retirement Plan	11	426,912	—
	Regions Financial Corporation Post 2006 SERP	11	2,803,538	—
John B. Owen	NA	NA	NA	NA
	Regions Financial Corporation Post 2006 SERP	9	7,081,193	—
C. Matthew Lusco	NA	NA	NA	NA
	Regions Financial Corporation Post 2006 SERP	6	1,790,670	—
Fournier J. Gale, III	NA	NA	NA	NA
	NA	NA	NA	NA
(1)	The Retirement Plan (a qualified pension plan) caps the number of years of credited service for purposes of benefit accrual at 30 years. The SERP (a nonqualified plan) caps the number of years of credited service at 35 years. Mr. Owen and Mr. Lusco do not participate in the Retirement Plan, and Mr. Gale does not participate in the Retirement Plan or the SERP.

(2)	In 2009, future benefit accruals under the Retirement Plan and SERP were suspended for all participants. Even during the suspension, participants continued to earn service toward vesting and eligibility for early retirement benefits. Effective January 1, 2010, benefit accruals were resumed for Retirement Plan and SERP participants.

The present value of the Retirement Plan benefits is calculated as of December 31, 2016, and was determined using a 4.59% discount rate and the RP-2014 employee and retiree mortality tables for males and females, backed off to 2006, no collar, with generational projection based on scale MSS-2016. The present value of the accumulated SERP benefits is calculated as of December 31, 2016, and was determined using a 3.97% discount rate, (4% to calculate expected lump sum distributions, except for Mr. Hall where the lump sum was calculated using 2.95%) and the 2017 Pension Protection Act lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed, and the payment date was assumed to be the earliest unreduced retirement date under both plans. The payment age of 62 (life only) was assumed for the Retirement Plan and the payment age was assumed to be age 60 for the SERP for Mr. Hall and Mr. Owen and age 62 for Mr. Turner and Mr. Lusco.

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COMPENSATION OF EXECUTIVE OFFICERS

Nonqualified Deferred Compensation

Regions maintains the Regions Financial Corporation Supplemental 401(k) Plan (“Supplemental 401(k) Plan”), which is a non-qualified deferred compensation plan. The Supplemental 401(k) Plan is an excess contribution plan primarily open to NEOs and other highly compensated individuals whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) Plan. Under the Supplemental 401(k) Plan, participants may make contributions of up to 80 percent of base salary and cash incentive pay on a nonqualified basis. Regions’ contribution under the plan is limited to 4 percent of base salary and incentive compensation, provided the NEO has elected a deferral rate on base or annual incentive compensation of at least 4 percent for the year. All of the NEOs participated in the Supplemental 401(k) Plan during 2016.

Like the 401(k) Plan, the Supplemental 401(k) Plan provides for a non-elective Company contribution equal to 2 percent of base salary and cash incentive compensation for participants who do not participate in the Retirement Plan. As Mr. Gale is not a participant in the Retirement Plan, he receives the 2 percent non-elective Company contribution to the Supplemental 401(k) Plan.

Benefits under this plan are held in notional accounts on the Company’s balance sheet. Earnings and losses are credited to accounts based on notional investment elections made by participants. Notional investments available to participants are generally the same investments available under the 401(k) Plan. None of these notional investments provide for above market or preferential earnings which require us to report earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 91.

Benefits under the plans are fully vested at all times and are payable only upon separation from service according to the 409A compliant distribution election made by the NEO upon participation in the plan.

The following table sets forth the NEOs’ contributions, Regions’ contributions and the aggregate earnings, withdrawals and balances during 2016 under the nonqualified deferred compensation plans maintained by Regions:

		Non-Qualified Deferred Compensation
Name		Executive Contributions in 2016 ($) (1)	Company Contributions in 2016 ($) (2)	Aggregate Earnings in 2016 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($) (4)
O. B. Grayson Hall, Jr.	Supplemental 401(k)	87,570	83,123	625,866	—	3,365,987
David J. Turner, Jr.	Supplemental 401(k)	58,874	39,497	221,767	—	1,078,683
John B. Owen	Supplemental 401(k)	178,536	40,991	171,045	—	1,365,240
C. Matthew Lusco	Supplemental 401(k)	17,775	31,175	62,379	—	397,519
Fournier J. Gale, III	Supplemental 401(k)	38,673	47,720	76,744	—	461,076
(1)	This column represents amounts deferred from the base salary and annual incentive, if applicable. Although deferred, these amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation,” if applicable, columns of the Summary Compensation Table.

(2)	This column includes Company contributions under the Supplemental 401(k) Plan plus the 2% non-elective contribution for Mr. Gale. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	This column includes earnings/losses from the Supplemental 401(k) Plan.

(4)	The December 31, 2016 balances do not include true-up Company contributions that were made in early 2017 based on 2016 deferral elections. These contributions are included, however, in the column “Company Contributions in 2016.” The aggregate balance at December 31, 2016, includes the balance in the Supplemental 401(k) Plan.

  ï   2017 Proxy Statement    97

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments by Regions Upon Termination or Change-in-Control

Regions maintains certain arrangements, plans and programs under which our NEOs would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions.

Employment and/or Change-in-Control Agreements. Regions does not generally enter into employment agreements with any of our executive officers. As a result, no NEO has post-employment benefits that differ from any other associate.

While we haven’t entered into any employment agreements, all of our NEOs hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if, during the two-year period following a change-in-control, Regions terminates employment without “cause” or the NEO terminates employment with “good reason.”

For Mr. Hall, Mr. Owen and Mr. Gale, if Regions terminates their employment other than for “cause,” or if they resign for “good reason” during the two-year period, they are entitled to enhanced severance in an amount equal to three times base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred. In addition to severance benefits, benefit continuation under our welfare benefits plans is also available for the three-year period following termination. Mr. Turner and Mr. Lusco are covered by a similar change-in-control agreement, but their severance multiple is equal to two times pay and the benefit continuation period is two years following termination. If a NEO’s employment is terminated by Regions for “cause,” or by reason of death, disability or resignation other than for “good reason” during the two-year period, Regions’ liability is limited to accrued but unpaid compensation and benefits.

Three of our NEOs are subject to grandfathered agreements that provide for extra benefits in the event that change-in-control payments and benefits (referred to as “parachute payments”) become subject to the excise tax under Section 4999 of the IRC. Mr. Hall, Mr. Turner and Mr. Owen have an agreement that requires Regions to make an additional payment covering the excise tax under IRC Section 4999, as well as any income tax on the excise tax payment and any penalty and interest that might be due (sometimes referred to as “Section 280(g) gross up payments”). However, if parachute payments do not exceed 110 percent of the greatest amount that could be paid without triggering the excise tax (the “Safe Harbor Amount”), then those payments and benefits will be reduced to that amount.

Mr. Gale’s and Mr. Lusco’s agreements do not provide for Section 280(g) gross up payments. Their agreements stipulate that in the event severance benefits are subject to the terms of Section 4999 of the IRC that amounts payable to them (under their change-in-control agreements or otherwise) would be reduced to the Safe Harbor Amount if that reduction would result in them receiving a greater after tax amount.

Equity-Based Award Plans. Under the terms of our Long Term Incentive Plans, equity-based awards generally vest fully or in part at retirement, death, disability, if employment is terminated without “cause” or if following a change-in-control termination of employment occurs without “cause” or for “good reason” within the 24-month period following the change-in-control (so called double trigger vesting following a change-in-control).

Death – Under the terms of performance-based equity grant award agreements, the performance period lapses at death and release/payment is equal to the target performance value.

Retirement and Disability – At retirement and disability, performance-based awards continue to vest as scheduled and are released/paid subject to performance at the end of the performance period. Service-based vesting for RSUs accelerates at retirement and disability.

Termination without “cause” – For involuntary termination without “cause,” performance-based awards continue to vest as scheduled. At the vesting date, grants are released/paid subject to performance achievement at the end of the performance period and are further prorated based on the service between the grant date and the date employment was terminated. RSU’s are released on a prorated basis based on the service between the grant date and the date employment was terminated.

Change-in-control – Upon the occurrence of a change-in-control, performance-based awards are fixed at the target value but service vesting requirements continue. In the event termination of employment without “cause” or for “good reason” occurs within a 24-month period following the change-in-control, service vesting requirements on awards are accelerated to the termination of employment.

Pension Benefits. Benefits under the Retirement Plan are fully vested; therefore, upon termination of employment for any reason, each NEO would be entitled to receive the amounts designated as Retirement Plan benefits represented in the “Present Value of Accumulated Benefit” column of the Pension Benefits table on page 96. Mr. Turner is vested in the SERP benefit as well. Mr. Hall is not yet vested in the targeted benefit afforded him, therefore if he leaves the Company prior to his 60th birthday, he would forfeit an amount equal to the difference between the targeted SERP benefit and the regular SERP benefit except in the case of death or disability.

Mr. Owen and Mr. Lusco are not currently vested in any of the amounts presented in the Pension Benefits table except in the case of death or disability.

Upon a change-in-control, vesting of pension benefits is accelerated, and therefore, upon termination of employment following a change-in-control, each NEO will fully vest in these pension benefits and be entitled to the benefits included in the following table as additional change-in-control termination benefits.

Nonqualified Deferred Compensation Plan Benefits. Each NEO is currently fully vested in the amounts reported in the “Aggregate Balance at December 31, 2016” column of the Nonqualified Deferred Compensation table on page 97, and therefore these amounts would be payable to NEOs upon termination of employment for any reason.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life and disability benefit programs for its associates, in which NEOs also participate, such as short and long-term disability coverage and group term life insurance coverage.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table quantifies certain amounts that would be payable to NEOs upon various separation situations. The amounts reflected in the table assume a December 31, 2016 termination of employment:

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary for Good Reason Following a CIC ($) (8)	Death ($) (9)	Disability ($)
O. B. Grayson Hall, Jr. (1)
Compensation:
Cash Severance	—	—	—	—	8,250,000	—	—
Long Term Incentive
Restricted Stock/Units (2)	4,585,134	4,585,134	4,585,134	—	7,641,889	7,641,889	4,585,134
Performance Stock Units (2)	—	—	—	—	7,641,889	7,641,889	—
Performance Cash Units	—	—	—	—	5,000,001	5,000,001	—
Perquisites:
Financial Planning (3)	30,750	30,750	30,750	—	30,750	30,750	30,750
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	11,366,885	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	22,819	—	—
Value of additional retirement benefits (7)	—	—	—	—	4,110,029	—	—

Total:	4,615,884	4,615,884	4,615,884	—	44,124,262	20,314,529	4,615,884
David J. Turner, Jr.
Compensation:
Cash Severance	—	—	—	—	2,820,687	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	605,759	—	—	1,834,059	1,834,059	1,100,436
Performance Stock Units (2)	—	—	—	—	1,834,059	1,834,059	—
Performance Cash Units	—	—	—	—	1,200,000	1,200,000	—
Perquisites:
Financial Planning (3)	—	30,750	NA	—	30,750	30,750	30,750
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	3,483,575	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	18,509	—	—
Value of additional retirement benefits (7)	—	—	—	—	1,238,131	—	—

Total:	—	636,509	NA	—	12,519,770	4,898,868	1,131,186
John B. Owen
Compensation:
Cash Severance	—	—	—	—	4,349,654	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	605,759	—	—	1,834,059	1,834,059	1,100,436
Performance Stock Units (2)	—	—	—	—	1,834,059	1,834,059	—
Performance Cash Units	—	—	—	—	1,200,000	1,200,000	—
Perquisites:
Financial Planning (3)	—	30,750	NA	—	30,750	30,750	30,750
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	9,983,437	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	23,971	—	—
Value of additional retirement benefits (7)	—	—	—	—	10,830,177	—	—

Total:	—	636,509	NA	—	30,146,107	4,898,868	1,131,186

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COMPENSATION OF EXECUTIVE OFFICERS

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary for Good Reason Following a CIC ($) (8)	Death ($) (9)	Disability ($)
C. Matthew Lusco
Compensation:
Cash Severance	—	—	—	—	2,385,878	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	533,232	—	—	1,702,191	1,702,191	1,021,315
Performance Stock Units (2)	—	—	—	—	1,702,191	1,702,191	—
Performance Cash Units	—	—	—	—	1,100,000	1,100,000	—
Perquisites:
Financial Planning (3)	—	30,750	NA	—	30,750	30,750	30,750
Outplacement (4)					60,000
Benefits:					—	—
Value of continued welfare benefits (6)	—	—	—	—	13,907	—
Value of additional retirement benefits (7)	—	—	—	—	3,100,952	—	—

Total:	—	563,982	—	—	10,095,869	4,535,132	1,052,065
Fournier J. Gale, III (1)
Compensation:
Cash Severance	—	—	—	—	3,604,827	—	—
Long Term Incentive
Restricted Stock/Units (2)	825,318	825,318	825,318	—	1,375,530	1,375,530	825,318
Performance Stock Units (2)	—	—	—	—	1,375,530	1,375,530	—
Performance Cash Units	—	—	—	—	900,000	900,000	—
Perquisites:
Financial Planning (3)	30,750	30,750	30,750	—	30,750	30,750	30,750
Outplacement (4)	—	—	—	—	60,000	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	20,969	—	—
Value of additional retirement benefits (7)	—	—	—	—	—	—	—

Total:	856,068	856,068	856,068	—	7,367,606	3,681,810	856,068
(1)	Mr. Hall is eligible for early retirement, and Mr. Gale is eligible for normal retirement. For purposes of the various termination columns in the table, with the exception of the “For Cause” column, they were assumed to have taken early/normal retirement and therefore are entitled to receive the benefits shown.

(2)	Based on a fair market value of Regions common stock of $14.36 per share on December 30, 2016.

(3)	The service agreement with Regions’ financial planning provider allows for continuation of service for two years following termination due to retirement, death, disability, change-in-control and involuntary termination without cause.

(4)	The change-in-control agreement provides for reasonable outplacement services for up to two years based on a termination date of December 31, 2016.

(5)	280G tax gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC).

(6)	The change-in-control agreement provides for continuation of medical and dental coverage equal under Regions’ medical and dental plans for a period of three years for Mr. Hall, Mr. Owen and Mr. Gale and for a period of two years for Mr. Turner and Mr. Lusco.

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COMPENSATION OF EXECUTIVE OFFICERS

(7)	Mr. Hall, Mr. Turner, Mr. Owen and Mr. Lusco participate in the Retirement Plan and/or the SERP. The change-in-control agreement provides for additional years’ credit for age and service under the Retirement Plan and the SERP that the NEO would have accrued had he remained employed through the second anniversary of the change-in-control. In addition, Mr. Hall and Mr. Owen are each eligible for the alternative target benefit under the SERP, which would normally require the NEO to reach age 60 and have a minimum of 10 years of service. Mr. Lusco is eligible for the regular SERP, which, in his case, would require service to age 62. Under the SERP, in the event of an involuntary termination of employment without cause (or termination for good reason) within 24-months following a change-in-control, unvested benefits become fully vested. Because these benefits are already accrued, they are reflected in the Pension Benefits table on page 96 and do not represent additional expense to the Company. The following chart details the value of the benefit attributable to the additional years of age and service, as well as the amounts already accrued that will vest upon involuntary termination of employment without cause (or termination with good reason) within 24-months of a change-in-control:

Name	Value for Targeted/Regular Years of Age and Service Credit ($)	Value for Vesting in Targeted/Regular Benefit ($)	Total Additional Value ($)
O. B. Grayson Hall, Jr.*	(1,223,673)	5,333,702	4,110,029
David J. Turner, Jr.	1,238,131	NA	1,238,131
John B. Owen	1,858,155	8,972,022	10,830,177
C. Matthew Lusco	923,194	2,177,758	3,100,952
Fournier J. Gale, III	NA	NA	NA
*	Due to the fact that Mr. Hall has accrued the maximum pension benefit available under the plan, the impact of adding additional years of service and age to his benefit actually reduces the lump sum value of the benefit, generating a negative number for this calculation under his change-in-control contract. In the event of an actual change-in-control, it is likely that Mr. Hall would seek to waive the additional age and service credit rather than reduce the value of his benefit.

(8)	The following chart summarizes the meaning of “cause,” “good reason/without cause” and “change-in-control” under the change-in-control agreements of the NEOs:

“cause”	(i) willful and continued failure to substantially perform reasonably assigned duties; (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement; (iii) engaging in illegal conduct or gross misconduct that materially injures Regions; (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency; or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.
“good reason” and “without cause”	(i) an adverse change in responsibilities as in effect immediately before the change-in-control; (ii) a material diminution in the budget over which the executive has control; (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.
“change-in-control”	(i) an acquisition of 20% or more of the combined voting power of Regions voting securities; (ii) a change in a majority of the members of the Board; (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least 55% of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger); or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

(9)	Death would result in vesting in the enhanced portion of the benefit for Mr. Hall, Mr. Owen and Mr. Lusco as is displayed in the chart in footnote (7) above.

  ï   2017 Proxy Statement    101

APPENDIX A

APPENDIX A

GAAP TO NON-GAAP AND OTHER RECONCILIATIONS

Adjusted Return on Average Tangible Common Stockholders’ Equity (Non-GAAP)

The table below presents a reconciliation of net income from continuing operations available to common shareholders (GAAP) to adjusted income from continuing operations available to common shareholders for incentive purposes (non-GAAP). Adjusted income from continuing operations available to common shareholders for incentive purposes excludes the items listed in the table below. These selected items are included in financial results presented in accordance with generally accepted accounting principles (GAAP). The selected items in the table below represent the amounts recognized in the financial results but not included in the 2016 target. Regions believes that their exclusion from income from continuing operations available to common shareholders provides a meaningful base for period-to-period comparisons, which management believes will assist stakeholders in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Management and the Compensation Committee utilize these non-GAAP financial measures for the evaluation of performance. Regions believes that presenting these non-GAAP financial measures will permit stakeholders to assess the performance of the Company on the same basis as that applied by management and the Board of Directors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to stockholders.

  ï   2017 Proxy Statement    A-1

APPENDIX A

The following table also provides a calculation of “adjusted return on average tangible common stockholders’ equity from continuing operations” and a reconciliation of average stockholders’ equity from continuing operations (GAAP) to average tangible common stockholders’ equity from continuing operations (non-GAAP). Tangible common stockholders’ equity has become a focus of some investors and banking regulators, and management believes it may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Since analysts and banking regulators may assess Regions based on these measures, management believes that it is useful to provide investors the ability to assess Regions on these same bases.

(Unaudited) ($ amounts in millions)		Year Ended December 31, 2016
Net income from continuing operations available to common shareholders (GAAP)		$1,094
Adjustments:
Salary and employee benefits – severance charges, net of tax (1)		7
Branch consolidation, property and equipment charges, net of tax (2)		(5)
Professional, legal and regulatory expenses, net of tax (3)		2
Loss on early extinguishment of debt, net of tax (3)		9
Securities gains, net of tax (3)		(4)
Insurance proceeds, net of tax (3)		(31)
Leveraged lease termination gains, net of tax (3)		4
Gain on sale of affordable housing residential mortgage loans, net of tax (3)		(3)
Adjusted income from continuing operations available to common shareholders for incentive purposes (non-GAAP)	A	$1,073
Average stockholders’ equity from continuing operations (GAAP)		$17,124
Adjustments:
Average intangible assets (GAAP)		(5,125)
Average deferred tax liability related to intangibles (GAAP)		162
Average preferred equity (GAAP)		(820)
Average tangible common stockholders’ equity from continuing operations (non-GAAP)	B	$11,341
Adjusted return on average tangible common stockholders’ equity from continuing operations (non-GAAP)	A/B	9.46%

(1)	Certain charges related to this item were included in the 2016 target. This adjustment reflects the portion of the charges included in the actual financial results but not included in the target, net of taxes.

(2)	Certain charges related to this item were included in the 2016 target. This adjustment reflects the shortfall of the actual financial results compared to the charges included in the 2016 target, net of taxes.

(3)	No charges related to this item were included in the 2016 target. Therefore, this adjustment reflects the charges included in the actual financial results, net of taxes.

Criticized and Classified Loans

(Unaudited) ($ amounts in millions)		Year Ended December 31, 2016
Total commercial (1)		$ 3,096
Total investor real estate (1)		516
Total consumer (2)		649
Total criticized and classified loans	A	$ 4,261
Total loans, net of unearned income (3)	B	80,783
Criticized and classified loans/loans	A/B	5.27%

(1)	Amount can be obtained from page 125 of the Regions Annual Report on Form 10-K for the year ended December 31, 2016 as the sum of the applicable subtotals of the special mention, substandard accrual and non-accrual columns.

(2)	Amount is from internal management reports.

(3)	Includes approximately $688 million of operating leases, previously classified as loans prior to the fourth quarter of 2015 (consistent with the design of the annual cash incentive plan).

A-2       ï   2017 Proxy Statement

REGIONS FINANCIAL CORPORATION ATTN: INVESTOR RELATIONS 1900 5TH AVENUE NORTH BIRMINGHAM, AL 35203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18418-P86103	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
Election of Directors
Proposal 1. Nominees:		For	Against	Abstain
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i.	Carolyn H. Byrd David J. Cooper, Sr. Don DeFosset Samuel A. Di Piazza, Jr. Eric C. Fast O. B. Grayson Hall, Jr. John D. Johns Ruth Ann Marshall Susan W. Matlock	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐			For	Against	Abstain

					1j. 1k. 1l. 1m. 1n.	John E. Maupin, Jr Charles D. McCrary James T. Prokopanko Lee J. Styslinger III José S. Suquet	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposal:
					Proposal 2.	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2017.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
					Proposal 3.	Nonbinding Stockholder Approval of Executive Compensation.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

V.1.1

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 20, 2017

9:00 A.M. Central Time

Upper Lobby Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, AL 35203

Admission Ticket

to the

Regions Financial Corporation 2017 Annual Meeting of Stockholders

PLEASE BRING THIS ADMISSION TICKET AND A VALID GOVERNMENT-ISSUED PHOTO IDENTIFICATION FOR ADMISSION TO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Chairman’s Letter are available at www.proxyvote.com.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

E18419-P86103

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fournier J. Gale, III and Hope D. Mehlman, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 20, 2017, and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(k) Plan or the Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any directions, then the proxies will vote FOR Proposal 1, Election of all Nominees; FOR Proposal 2, Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2017; and FOR Proposal 3, Nonbinding Stockholder Approval of Executive Compensation. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

V.1.1